EXHIBIT 2.1

EXECUTION VERSION

STOCK AND UNIT PURCHASE AGREEMENT

DATED AUGUST 9, 2010

BY AND AMONG

LIQUID CONTAINER L.P.

AND

EACH OF THE STOCKHOLDERS OF LIQUID CONTAINER INC., CPG-L

HOLDINGS INC. AND WCK-L HOLDINGS INC., AND EACH OF THE LIMITED

PARTNERS OF LIQUID CONTAINER L.P.

AS SELLERS,

AND

GRAHAM PACKAGING ACQUISITION CORP.

(OR ITS WHOLLY-OWNED AFFILIATE)

AND

GRAHAM PACKAGING ACQUISITION CORP.

(OR AN AFFILIATE THEREOF)

AS PURCHASERS

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

TABLE OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	-	Stockholder and Partner List
Exhibit B	-	Escrow Agreement
Exhibit C	-	Guaranty
Exhibit D	-	Material Consents

Schedules

Disclosure Schedule
Schedule 1.2	Tax Allocation
Schedule 1.3	Taxes - Adjusted Closing Statement
Schedule 1.3(a)(iii)	Illustration of Closing Net Working Capital Calculation
Schedule 2.3(t)(xi)	Non-Compete Agreements
Schedule 3.2(d)(iv)	Capital Expenditures
Schedule 3.2(h)	Weeks of Severance
Schedule 3.3(c)	Excluded Employees
Schedule 7.3(c)	Other Indemnification Events
Schedule 7.3(d)	Real Estate Indemnification Events

-iv-

STOCK AND UNIT PURCHASE AGREEMENT

THIS STOCK AND UNIT PURCHASE AGREEMENT (this “Agreement”) is made as of August 9, 2010, by and among (i) Liquid Container L.P., a Delaware limited partnership (the “Company”), (ii) each of the stockholders (the “Stockholders”) of (w) Liquid Container Inc., a Delaware corporation (the “Managing General Partner”), (x) CPG-L Holdings Inc., a Delaware corporation (“CPG”), and (y) WCK-L Holdings Inc., a Delaware corporation (“WCK”), each and all of whom are listed on the Stockholder and Partner List, attached hereto as Exhibit A (the “Stockholder and Partner List”), (iii) each of the limited partners of the Company, each and all of whom are listed on the Stockholder and Partner List (the “Limited Partners”), (iv) Graham Packaging Acquisition Corp., a Delaware corporation, or an Affiliate thereof (“LP Purchaser”), and (v) Graham Packaging Acquisition Corp., a Delaware corporation, or its wholly owned Affiliate (“Stock Purchaser,” and, together with LP Purchaser, collectively “Purchasers” and, individually, a “Purchaser”). The Managing General Partner, CPG and WCK are referred to herein collectively as the “General Partners and individually as a “General Partner,” and the Stockholders and the Limited Partners are referred to herein collectively as the “Sellers” and individually as a “Seller.”

R E C I T A L S

A. The General Partners are the sole general partners of the Company, and are the owners of all of the outstanding general partner units of the Company (the “GP Units”). The Stockholders are the owners of all of the issued and outstanding shares of common stock (the “Shares”) of the General Partners. The Limited Partners are all of the limited partners of the Company, and are the owners of all of the issued and outstanding limited partner units of the Company, including profits units of the Company (collectively, the “LP Units”). The GP Units and the LP Units are referred to herein collectively as the “Units.”

B. The Company is engaged in the business of designing, manufacturing and selling blow-molded plastic containers for use in North America (the “Business”).

C. Stock Purchaser desires to purchase all the Shares from the Stockholders, and LP Purchaser desires to purchase all of the LP Units from the Limited Partners, and the Stockholders desire to sell the Shares to Purchasers, and the Limited Partners desire to sell the LP Units, to Purchasers, on the terms and subject to the conditions herein contained.

A G R E E M E N T S

Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES AND LP UNITS;

CLOSING AND MANNER OF PAYMENT

1.1 Agreement to Purchase and Sell Shares and LP Units. On the terms and subject to the conditions contained in this Agreement, Purchasers shall purchase from the Sellers, and the Sellers shall sell to Purchasers, all of the Shares and the LP Units.

1.2 Final Equity Consideration; Tax Allocation.

(a) The aggregate consideration which shall be payable to the Sellers by virtue of the sales of the Shares and the LP Units (the “Final Equity Consideration”) shall be equal to (i) plus (ii) minus (iii) plus or minus (iv), where (i), (ii), (iii) and (iv) are as follows:

(i) five hundred sixty-eight million dollars ($568,000,000) (the “Enterprise Value”); plus

(ii) Final Closing Cash; minus

(iii) Final Closing Indebtedness; plus or minus (as the case may be)

(iv) the amount by which Final Closing Net Working Capital is greater or less than thirty-five million dollars ($35,000,000) (the “Target Net Working Capital”).

(b) The Company, the Sellers and Purchasers agree that (i) the Final Equity Consideration, and other relevant items, shall be allocated between the purchase of the LP Units and the purchase of the Shares as disclosed on Schedule 1.2 attached hereto (such schedule having been determined jointly by the Partners’ Representatives, Purchasers and the Sellers prior to the execution of this Agreement; provided, however, that Schedule 1.2 shall be updated, if necessary, by the Partners’ Representatives and Purchasers, acting jointly, prior to the Closing (as herein defined) and such final updated Schedule 1.2 shall be delivered at the Closing pursuant to Section 5.4(b) (the “Final Allocation Schedule”); and (ii) for purposes of Sections 741 and 751 of the Code (as herein defined), and in accordance with Sections 338(b)(5) and 1060 of the Code and the treasury regulations promulgated thereunder, the Final Equity Consideration shall be allocated among the assets of the Company as disclosed on the Final Allocation Schedule. The Company, the Partners’ Representatives and Purchasers each covenant and agree to provide the other promptly with any information required to complete and update Schedule 1.2. The Final Allocation Schedule shall be binding on the Company, the Sellers and Purchasers for all Tax (as herein defined) purposes (but shall not be binding for financial and other non-Tax purposes), including the reporting of gain or loss and the determination of Tax basis for income Tax purposes. To the extent required, each of the parties hereto agrees that it will file a statement (on IRS Form 8594 for federal income Tax reporting purposes) or other applicable forms as may be required for state, local and other non-federal reporting purposes, setting forth such allocation with its federal and applicable state, local and other non-federal income Returns. The Company, the Sellers and Purchasers agree that, for income Tax purposes, the fair market value of the assets owned by the Company and the General Partners as of the Closing Date shall be as set forth on the Final Allocation Schedule. To the extent any Purchaser or any Seller takes a position on any income Tax Return that is inconsistent with the allocations as set forth on the Final Allocation Schedule, the party taking such inconsistent position shall indemnify the other parties for any income Tax imposed by any taxing authority as a result of such inconsistent position. To the extent that Purchasers or the Sellers report positions on their respective Returns consistent with the allocations as set forth on the Final Allocation Schedule, such party shall not be liable to the other party for any indemnification obligation, even if, despite reporting positions consistently with such allocations, adjustments are made thereto by any taxing authority. It is expressly agreed that the provisions of this Section 1.2(b) shall apply regardless of whether Purchasers cause the Company to make an election pursuant to Section 754 of the Code. The allocation provided for in this Section 1.2(b) shall be made in accordance with the characterization of the transaction contemplated hereby for federal, state and local Tax purposes as described in Section 1.6. Any claim for indemnity arising under this Section 1.2(b) shall be governed by Article VII hereof as if such claim arose out of a breach of Section 2.3(n).

1.3 Working Capital, Cash and Indebtedness Adjustment.

(a) As used in this Agreement, the following terms shall have the indicated meanings:

(i) “Closing Cash” means, with respect to the General Partners, the Company and the Subsidiaries (as herein defined) on a consolidated and/or combined basis, as applicable, immediately before the Closing (A) the unrestricted cash and cash equivalent (including marketable securities) balances of such entities; such cash and cash equivalent balances shall include, without limitation, checks received by the General Partners, the Company and the Subsidiaries, and shall be reduced by outstanding checks issued in payment of the General Partners’, the Company’s and the Subsidiaries’ obligations that have not yet cleared the banks upon which such checks have been drawn, been cashed or deposited, calculated in accordance with generally accepted accounting principles (“GAAP”), using the same accounting methods, policies, practices, procedures, classifications or estimation methodology, as were used in the preparation of the GP Financial Statements (as herein defined) and the Financial Statements (as herein defined), as applicable, to the extent consistent with GAAP, with the exception of the classification of outstanding checks, which, notwithstanding any GAAP requirement to reclassify book overdrafts to current liabilities, shall nevertheless be classified as a reduction of cash for purposes of this Section 1.3(a)(i), less (B) the Excluded Amounts (as herein defined). For the purposes of the preceding sentence, “Excluded Amounts” shall consist of: (1) cash from sales of assets not in the ordinary course occurring after the date hereof; (2) insurance proceeds which are received after the date hereof in payment of insurance claims as a result of casualties to fixed assets of the General Partners, the Company or any of the Subsidiaries and which are in excess of losses, costs and expenses, in each case, paid or incurred (to the extent each such incurred loss, cost or expense is recorded as a current liability and included in Closing Net Working Capital) by the General Partners, the Company or any of the Subsidiaries prior to the Closing Date as a result of such casualties; and (3) any payments or proceeds received from The J.M. Smucker Company with respect to the closure or potential closure of the Company’s Kansas City, MO plant. To the extent that Closing Cash calculated in accordance with this Section 1.3(a)(i) is a negative (credit) balance, Closing Cash shall be equal to zero dollars ($0), and such negative cash balance shall be included in the calculation of Closing Indebtedness.

(ii) “Closing Indebtedness” means all Debt of the General Partners, the Company and the Subsidiaries immediately prior to the Closing, plus any negative balance of Closing Cash pursuant to Section 1.3(a)(i), if applicable.

(iii) “Closing Net Working Capital” means, on a consolidated and/or combined basis, as applicable, the excess of the General Partners’, the Company’s and the Subsidiaries’ (A) current assets, including, but not limited to, Tax refunds accruing immediately prior to the Closing but excluding (1) amounts reflected in Closing Cash, (2) deferred Tax assets, (3) accounts receivable from current and/or former employees, (4) amounts owed by related parties of the General Partners, the Company or any Subsidiaries (excluding intercompany accounts among the General Partners, the Company and the Subsidiaries), (5) any receivable related to the Hurricane Katrina claims governed by Section 6.8, (6) any receivable related to sales of assets not in the ordinary course occurring after the date hereof, (7) any receivable related to insurance claims as a result of casualties to fixed assets of the General Partners, the Company or any of the Subsidiaries and which are in excess of losses, costs and expenses, in each case, paid or incurred (to the extent each such incurred loss, cost or expense is recorded as a current liability and included in Closing Net Working Capital) by the General Partners, the Company or any of the Subsidiaries prior to the Closing Date as a result of such casualties, (8) any receivable from The J.M. Smucker Company with respect to the closure or potential closure of the Company’s Kansas City, MO plant) over (B) their current liabilities, excluding (1) amounts reflected in Closing Indebtedness, (2) deferred Tax liabilities, (3) accruals in respect of the closure or potential closure of the Company’s Kansas City, MO plant, (4) retention bonuses payable pursuant to Section 3.3(d) and (5) outstanding checks immediately prior to the Closing, determined in accordance with GAAP, using the same accounting methods, policies, practices, procedures, classifications or estimation methodology as were used in the preparation of the GP Financial Statements and the Financial Statements, as applicable, to the extent consistent with GAAP. Schedule 1.3(a)(iii) provides an illustration of the calculation of Closing Net Working Capital.

(iv) “Debt” means any of the following: (A) the principal of (1) any indebtedness for borrowed money, including bank overdrafts, (2) any obligations evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any seller notes issued in connection with any acquisition), and (3) any obligations, contingent or otherwise, under banker’s acceptance credit or similar facilities, (B) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business, (C) any obligations with respect to hedging, swaps or similar arrangements, (D) any guaranty of any of the foregoing, (E) obligations to pay rent or other payment amounts under leases that would be required to be classified as a capital lease on a balance sheet prepared in accordance with GAAP, (F) accrued interest or premium (if any) applicable to, and premiums, penalties or other costs or expenses that would arise as a result of repayment of, any of the foregoing; (G) any accrued management fees; (H) any other obligations accruable as indebtedness in accordance with GAAP; (I) purchase commitments and unpaid obligations relating to the Development Agreement, dated June 19, 2006, by and between the Company and Technipack Engineering Italia in the amount of $300,000; and (J) the cost of any endorsement to the Title Policies related to the matters set forth on Schedule 7.3(d) if the Partners Representatives have elected that the Company pay for such cost pursuant to Section 3.2(j). With respect to the General Partners, the Company and the Subsidiaries, “Debt” also means accrued Tax distributions, income taxes payable (including the good faith estimate of Taxes calculation made pursuant to Section 6.6(a) hereof), any amounts paid or payable by the Company pursuant to Section 5.5(b), and any amounts payable by the General Partners, the Company and the Subsidiaries as a result of the transaction contemplated hereby, including, but not limited to payments to be made pursuant to or referred to in Section 2.3(dd) (investment bankers’ fees) to the extent such amounts have not already been included in the calculation of Closing Net Working Capital.

(v) “Final Closing Cash” means Closing Cash as shown in the Adjusted Closing Statement, if no Dispute Notice (as herein defined) with respect thereto is duly delivered pursuant to Section 1.3(d); or if such a Dispute Notice is delivered pursuant to Section 1.3(d), as agreed by the Partners’ Representatives and Purchasers pursuant to Section 1.3(d), or, in the absence of such agreement, as shown in the calculation of the Arbitrating Accountant (as herein defined) delivered pursuant to Section 1.3(e).

(vi) “Final Closing Indebtedness” means Closing Indebtedness as shown in the Adjusted Closing Statement, if no Dispute Notice with respect thereto is duly delivered pursuant to Section 1.3(d); or if such a Dispute Notice is delivered pursuant to Section 1.3(d), as agreed by the Partners’ Representatives and Purchasers pursuant to Section 1.3(d), or, in the absence of such agreement, as shown in the Arbitrating Accountant’s calculation delivered pursuant to Section 1.3(e).

(vii) “Final Closing Net Working Capital” means Closing Net Working Capital as shown in the Adjusted Closing Statement, if no Dispute Notice with respect thereto is duly delivered pursuant to Section 1.3(d); or if such a Dispute Notice is delivered pursuant to Section 1.3(d), as agreed by the Partners’

Representatives and Purchasers pursuant to Section 1.3(d), or, in the absence of such agreement, as shown in the Arbitrating Accountant’s calculation delivered pursuant to Section 1.3(e).

(b) No later than five (5) Business Days (as herein defined) prior to the Closing and after consultation with Purchasers, the Company shall deliver to Purchasers a statement (the “Preliminary Closing Statement”) setting forth the General Partners’, the Company’s and the Subsidiaries’ good faith estimates of (i) the Closing Cash (“Estimated Closing Cash”), (ii) the Closing Net Working Capital (“Estimated Closing Net Working Capital”) and (iii) the Closing Indebtedness (“Estimated Closing Indebtedness”). The total consideration to be paid by Purchasers at the Closing pursuant to Sections 1.4(a), (b) and (c) shall be the Enterprise Value, plus (a) Estimated Closing Cash, less (b) Estimated Closing Indebtedness, plus, (c) the excess, if any, of Estimated Closing Net Working Capital over Target Net Working Capital, less (d) the excess, if any, of Target Net Working Capital over Estimated Closing Net Working Capital. The amount determined pursuant to the preceding sentence is referred to herein as the “Estimated Closing Amount.” For purposes of this Agreement, “Business Day” means any day that is not a Saturday, Sunday or statutory holiday in the State of Illinois or in the State of New York.

(c) No later than ninety (90) days after the Closing Date, Purchasers will deliver to the Partners’ Representatives a statement (the “Adjusted Closing Statement”) setting forth Purchasers’ calculations of (i) Closing Cash (“Adjusted Closing Cash”), (ii) the Closing Net Working Capital (“Adjusted Closing Net Working Capital”) and (iii) Closing Indebtedness (“Adjusted Closing Indebtedness”). The financial statements underlying such calculations, as applicable, shall be prepared in accordance with GAAP, on a basis consistent with the GP Financial Statements and the Financial Statements, as applicable, to the extent consistent with GAAP, and reflect all accruals and reserves required in the preparation of annual financial statements. All such calculations shall be made without regard to transactions effected by Purchasers on the Closing Date with respect to the Company and any of the Subsidiaries out of the ordinary course of business, including the Debt Financing. Purchasers shall provide such information as is reasonably requested by the Partners’ Representatives, and Purchasers and the Partners’ Representatives shall, throughout the entire period from the Closing Date to the last day of the Dispute Period, meet and discuss any and all financial and business matters relating to such reconciliation process and the preparation of the Adjusted Closing Statement. The “Adjusted Closing Amount” shall be equal to the Enterprise Value, plus (a) Adjusted Closing Cash, less (b) Adjusted Closing Indebtedness, plus, (c) the excess, if any, of Adjusted Closing Net Working Capital over Target Net Working Capital, less (d) the excess, if any, of Target Net Working Capital over Adjusted Net Working Capital.

(d) If the Partners’ Representatives disagree with the computations of Adjusted Closing Cash, Adjusted Closing Net Working Capital or the Adjusted Closing Indebtedness, as set forth in the Adjusted Closing Statement, the Partners’ Representatives may, within thirty (30) days after receipt of the Adjusted Closing Statement (the “Dispute Period”), deliver a notice (a “Dispute Notice”) to Purchasers disagreeing with such amounts (a “Dispute”). If the Partners’ Representatives do not deliver the Dispute Notice within the Dispute Period to Purchasers, the Adjusted Closing

Amount shall be deemed to be the Final Equity Consideration and to have been accepted and agreed to by the Partners’ Representatives in the form in which it was delivered to the Partners’ Representatives and shall be final and binding upon the parties hereto. The Dispute Notice shall be in writing and shall set forth in reasonable detail the elements and amounts contained in the Adjusted Closing Statement with which the Partners’ Representatives disagree and the justifications for such disagreements. Within thirty (30) days after delivery of such Dispute Notice, the Partners’ Representatives and Purchasers shall attempt to resolve such Dispute and agree in writing upon the amount of Adjusted Closing Cash, Adjusted Closing Net Working Capital and Adjusted Closing Indebtedness and the final content of the Adjusted Closing Statement.

(e) If Purchasers and the Partners’ Representatives are unable to resolve a Dispute within the thirty (30)-day period after Purchasers’ receipt of a Dispute Notice within the Dispute Period, the Partners’ Representatives and Purchasers shall jointly engage the Chicago, Illinois office of Ernst & Young LLP (the “Arbitrating Accountant”) as arbitrator, so long as Ernst & Young LLP has not performed accounting, Tax, auditing or consulting services for Purchasers, the General Partners, the Company or any of their respective Affiliates during the past three years. If Ernst & Young LLP is unable or unwilling to serve as the Arbitrating Accountant, the Arbitrating Accountant shall be a nationally recognized accounting firm selected promptly by agreement of Purchasers and the Partners’ Representatives or, if they are unable to agree, by lot, conducted jointly by the Partners’ Representatives’ and Purchasers’ respective independent accountants within thirty (30) days following the expiration of said thirty (30)-day period. In connection with the resolution of any Dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. The Arbitrating Accountant’s sole function shall be to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Cash, Closing Net Working Capital and Closing Indebtedness. The Arbitrating Accountant shall allow Purchasers and the Partners’ Representatives to present their respective positions regarding the Dispute and shall thereafter as promptly as possible provide Purchasers and the Partners’ Representatives with a written determination of the Dispute, which written determination shall be final and binding upon the parties hereto, absent manifest error, and judgment may be entered on such determination or award. The Arbitrating Accountant may, in its discretion, conduct a conference concerning the Dispute, at which conference each party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. In connection with such process, there shall be no other hearings or any oral examinations, testimony, depositions, discovery or other similar proceedings. The Arbitrating Accountant shall address only the items or amounts in the Adjusted Closing Statement in dispute, shall make its decision solely on the basis of the evidence and position papers presented to it, and may not assign a value to any item greater than the greatest value for such item claimed by a party or less than the smallest value for such item claimed by a party. The Arbitrating Accountant shall promptly deliver a written report on the Dispute and finalize the Adjusted Closing Statement, including, without limitation, the calculations and items set forth therein or underlying it, pursuant to the requirements of this Section 1.3. The Partners’ Representatives and Purchasers shall use their commercially reasonable efforts to cause the Arbitrating Accountant to deliver its written report within thirty (30) days following appointment of the Arbitrating Accountant. Such report shall be final and binding upon the Sellers, the Partners’ Representatives and Purchasers absent manifest errors. The Arbitrating Accountant shall determine the proportion of its fees and expenses to be paid by the Partners’ Representatives and Purchasers, respectively, based primarily on the degree to which the Arbitrating Accountant has accepted the positions of the respective parties. Upon the resolution of the Dispute, the Adjusted Closing Statement, including, without limitation, the calculations and items set forth therein or underlying it, shall be revised to reflect such resolution.

(f) In connection with any Dispute, the Partners’ Representatives may assert, and present evidence, that specific liabilities, reserves and/or accruals reflected on the Adjusted Closing Statement and taken into account by Purchasers in performing the calculations set forth in this Section 1.3 were overstated, that specific assets reflected on the Adjusted Closing Statement and taken into account by Purchasers in performing the calculations set forth in this Section 1.3 were understated and/or that assets that should have been reflected on the Adjusted Closing Statement were omitted, and that the Adjusted Closing Statement should be revised to reflect such overstatements, understatements and omissions. The Partners’ Representatives and Purchasers agree that they will, and agree to cause their respective independent accountants and the General Partners, the Company and the Subsidiaries to, cooperate and assist in the calculation of Closing Cash, Closing Net Working Capital and Closing Indebtedness and in the conduct of the review by the Arbitrating Accountant referred to in Section 1.3(e), including the making available, to the extent necessary, of books, records, work papers and personnel.

(g) Following the resolution of all Disputes (or, in the absence of any Dispute, following the expiration of the Dispute Period), the Final Equity Consideration shall be determined. If the Final Equity Consideration as so determined is greater than the Estimated Closing Amount, then Purchasers shall pay to the Partners’ Representatives, in accordance with Section 1.4(d), the amount of such excess, plus interest at a rate of six percent (6%) per annum for the period from the Closing Date to the date such payment is made. If the Estimated Closing Amount is greater than the Final Equity Consideration as so determined, then the excess shall be paid to Purchasers from the Purchase Price Adjustment Fund (as herein defined) under the Escrow Agreement (as herein defined) until it has been exhausted, and any remaining excess shall, at Purchasers’ option, either be paid to Purchasers from the Indemnity Escrow Fund (as herein defined) under the Escrow Agreement or by the Partners’ Representatives, in accordance with Section 1.4(d), plus interest at a rate of six percent (6%) per annum for the period from the Closing Date to the date such payment is made.

1.4 Manner of Payment of Estimated Closing Amount, Final Equity Consideration and Payment Pursuant to Section 1.3(g).

(a) At the Closing, Purchasers shall deposit a portion of the Estimated Closing Amount in the amount of thirty-two million five hundred thousands dollars ($32,500,000) (the “Escrow Deposit”), with Wells Fargo Bank, N.A. (the “Escrow Agent”), pursuant to an Escrow Agreement in the form attached hereto as Exhibit B (the “Escrow

Agreement”). Five million dollars ($5,000,000) of the Escrow Deposit (the “Purchase Price Adjustment Fund”) shall be designated for use exclusively to pay any amount owed to Purchasers pursuant to Section 1.3(g) and any amount remaining in the Purchase Price Adjustment Fund after determining the Final Equity Consideration, and payment of all amounts owed to Purchasers pursuant to Section 1.3(g) shall be refunded to the Partners’ Representatives pursuant to the terms of the Escrow agreement. Twenty-seven million five hundred thousand dollars ($27,500,000) of the Escrow Deposit shall be available to Purchasers to collect any amounts owed to Purchasers pursuant to Article VII and as otherwise explicitly provided for in this Agreement (the “Indemnity Escrow Fund”).

(b) At the Closing, Purchasers shall pay, out of the Estimated Closing Amount, to the holders of Debt of any of the Limited Partners which is secured by a pledge of the LP Units owned by such Limited Partner (“LP Debt”) the amounts necessary to release the lien securing such pledge. Schedule 2.3(h)(i) of the Disclosure Schedule sets forth the principal amount of LP Debt which must be paid to release the lien securing the LP Debt.

(c) At the Closing, Purchasers shall pay the Estimated Closing Amount, minus the Escrow Deposit and any amount paid to pay LP Debt pursuant to Section 1.4(b), to the Partners’ Representatives by wire transfer of immediately available funds, made to such bank account as the Partners’ Representatives shall specify by written notice to Purchasers delivered three (3) days before the Closing Date.

(d) Any payment pursuant to Section 1.3(g) shall be made by wire transfer of immediately available funds to the account designated by Purchasers or to the Partners’ Representatives, as applicable, within five (5) days after the Final Equity Consideration has been determined.

1.5 Time and Place of Closing. The transaction contemplated hereby shall be consummated (the “Closing”) at 10:00 a.m., at the offices of Greenberg Traurig, LLP, 77 W. Wacker Drive, Suite 3100, Chicago, Illinois 60601 (i) on the date which is two (2) Business Days after the date on which the last of the conditions set forth in Article IV shall have been satisfied or waived (other than conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions of the Closing), or (ii) on such other date, time and place as the Partners’ Representatives and Purchasers may mutually agree; provided, however, that, if the Marketing Period (as herein defined) has not ended at the time of the satisfaction or waiver of the conditions set forth in Article IV, the Closing shall occur on the date following the satisfaction or waiver of such conditions (but subject to the satisfaction or waiver of such conditions at the Closing) that is the earlier to occur of (A) a date during the Marketing Period to be specified by Purchasers on no less than two (2) Business Days’ notice to the Partners’ Representatives, and (B) the third (3rd) Business Day after the final day of the Marketing Period; provided, further, that the foregoing provisions of this Section 1.5 shall be subject to Section 8.2. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.” The Closing shall be effective as of 11:59 p.m., Chicago time, on the Closing Date.

1.6 Characterization For Tax Purposes. The following provisions of this Section 1.6 set forth the parties’ anticipated Tax consequences of the transaction contemplated hereby. For state law purposes: (i) the Stockholders are selling all of the Shares to Stock Purchaser; and (ii) the Limited Partners are selling all of the LP Units to LP Purchaser. For federal, state and local income Tax purposes, Stock Purchaser and the Stockholders have agreed, as provided in Section 6.6(i), to join in and make an election pursuant to Section 338(h)(10) of the Code to treat the sale of the Shares as if each of the General Partners sold all of the GP Units (and other assets of each General Partner) owned by such General Partner. As a result of the sale of the LP Units, the parties intend that the Company, for federal income Tax purposes, would terminate pursuant to Section 708(b)(1)(B) of the Code (and would terminate for state and local income Tax purposes to the extent provided for under any applicable comparable state and local Tax law). The Company has in effect a valid election under Section 754 of the Code and, pursuant to treasury regulation § 1.708-1(b)(5), the parties intend that such election would apply with respect to the parties who are purchasing (or are deemed to be purchasing) interests in the Company pursuant to this Agreement. As a result, it is the parties’ intention that the basis of the Company’s assets would be adjusted pursuant to Section 743 of the Code with respect to each party that purchases (or is deemed to purchase) interests in the Company, and such adjustment would be allocated to the Company assets in accordance with Section 755 of the Code and the treasury regulations promulgated thereunder. The parties hereto further acknowledge that the treasury regulations promulgated under Section 755 of the Code incorporate the allocation principles of Section 1060 of the Code for purposes of determining the value of Section 197 intangibles and, therefore, such basis adjustment to the Section 197 intangibles would be allocated in accordance with Section 1.2(b).

1.7 Guaranty. At the time of execution of this Agreement, Graham Packaging Company Inc., a Delaware corporation, shall execute a guaranty in the form attached hereto as Exhibit C.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 General Statement. The parties make the representations and warranties to each other which are set forth in this Article II. All such representations and warranties shall survive the Closing (and none shall merge into any instrument of conveyance). All representations and warranties of the Company and the Sellers are made subject to the exceptions noted in the schedule delivered by the Partners’ Representatives to Purchasers concurrently herewith and identified by the parties as the “Disclosure Schedule.” For the purposes of the Disclosure Schedule, any information, item or other disclosure set forth in any schedule of the Disclosure Schedule shall be deemed to have been set forth in all other applicable schedules of the Disclosure Schedule, provided that the relevance of such disclosure is reasonably apparent from the terms of such disclosure.

2.2 Representations and Warranties of Purchasers. Each Purchaser represents and warrants to the Company and the Sellers as follows:

(a) Due Organization. Such Purchaser is a limited liability company duly organized, existing and in good standing, under the laws of its state of formation.

(b) Power and Authority. Such Purchaser has full power and authority to enter into and perform this Agreement and consummate the transaction contemplated hereby. The execution, delivery and performance of this Agreement by such Purchaser and the consummation by such Purchaser of the transaction contemplated hereby has been duly and validly approved by the managers and members of such Purchaser; and no other limited liability company proceedings are necessary on the part of such Purchaser to authorize the execution, delivery and performance of this Agreement by such Purchaser and the consummation by such Purchaser of the transaction contemplated hereby. This Agreement has been duly executed and delivered by such Purchaser and constitutes a legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies.

(c) Filing Requirements. Except for filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no consent, authorization, order or approval of, or filing or registration with, any governmental authority is required for or in connection with the consummation by such Purchaser of the transaction contemplated hereby.

(d) Absence of Conflicts. Neither the execution and delivery of this Agreement by such Purchaser, nor the consummation by such Purchaser of the transaction contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of its certificate of formation or operating agreement, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award.

(e) Absence of Breaches. Such Purchaser is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by such Purchaser according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, or whereby timely performance by such Purchaser according to the terms of this Agreement may be prohibited, prevented or delayed.

(f) Investment Bankers. Neither such Purchaser nor any of its Affiliates (as herein defined) has dealt with any Person (as herein defined) who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from the Company, the Sellers, any of the General Partners, the Company or any of the Subsidiaries for arranging the transaction contemplated hereby or introducing the parties to each other. As used herein: (i) a “Person” means an individual, any type of business entity (including a corporation, joint-stock company, partnership or limited liability company), any other type of legal entity (including a trust), or any governmental agency or instrumentality; (ii) an “Affiliate” is any Person which controls another Person, which another Person controls, or which is under common control with another Person; and (iii) “control” means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person through voting securities, contract or otherwise.

(g) Solvency. As of the Closing, assuming (i) satisfaction of the conditions to such Purchaser’s obligation to consummate the transaction contemplated hereby, or the waiver of such conditions, (ii) the accuracy of the representations and warranties of the Company and the Sellers set forth in Section 2.3 and the representations and warranties of the Sellers set forth in Section 2.4 (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any knowledge, materiality or “Material Adverse Effect” qualification or exception), and (iii) receipt of the Debt Financing (as herein defined) in accordance with the Debt Commitment Letter (as herein defined), immediately after giving effect to the transaction contemplated hereby and the incurrence of any indebtedness therewith, the respective assets of the Company, the Subsidiaries and the General Partners will exceed their respective liabilities. In connection with the consummation of the transaction contemplated hereby and the incurrence of any indebtedness in connection therewith, such Purchaser does not intend that the Company, any of the Subsidiaries, or any of the General Partners would incur, and does not believe that the Company, any of the Subsidiaries or any of the General Partners will incur, debts that would be beyond the Company’s, the Subsidiaries’ or the General Partners’ respective abilities to pay as such debts mature.

(h) Accredited Investor. Such Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and is acquiring the Shares and the LP Units for its own account for investment and with no present intention of distributing or reselling such Shares or the LP Units or any part thereof in any transaction which would constitute a “distribution” within the meaning of the Securities Act. Such Purchaser understands that the Shares and the LP Units have not been registered under the Securities Act or any state securities laws and are being transferred to such Purchaser, in part, in reliance on the foregoing representation.

(i) Financing. Purchasers have delivered to the Company and the Sellers true, complete and correct signed counterpart(s) of the debt commitment letter, dated as of the date hereof, by and between Citigroup Global Markets, Inc. and Graham Packaging Company, L.P. (the “Graham Party”) and the associated engagement letter and fee letter (collectively, the “Debt Commitment Letter”), pursuant to which the lenders party thereto have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided, debt financing in connection with the transaction contemplated hereby (the “Debt Financing”). As of the date hereof, the Debt Commitment Letter (i) has not been amended or modified in any manner (nor is any modification or amendment contemplated), (ii) has not been withdrawn or rescinded in any respect (nor have Purchasers or the Graham Party received any notice that the Debt Commitment Letter will be withdrawn or rescinded), (iii) is in full force and effect, and (iv) constitutes the legal, valid and binding obligation of the Graham Party and, to the knowledge of the Graham Party, of the other parties thereto, except, in each case, as may be limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles. The Debt Commitment Letter is subject to no contingencies or conditions other than those set forth in the Debt Commitment Letter. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Graham Party under any term or condition of the Debt Commitment Letter. As of the date hereof, neither Purchasers nor the Graham Party has reason to believe that they will be unable to satisfy on a timely basis any term or condition of Closing that is required to be satisfied by them as a condition of the Debt Commitment Letter or that the Debt Financing will not be made available to such Purchaser or the Graham Party on the Closing Date. Purchasers have fully paid any and all commitment fees and other fees required by the Debt Commitment Letter to be paid as of the date hereof. Subject to the terms and conditions of the Debt Commitment Letter and this Agreement, the aggregate proceeds contemplated by the Debt Commitment Letter, when funded in accordance with their terms, together with the available cash of Purchasers, will in the aggregate be sufficient to consummate the transaction contemplated hereby upon the terms contemplated hereby.

(j) Stock Purchaser, or if Stock Purchaser is disregarded for federal income Tax purposes, its sole member, is a “C” corporation under the Code.

2.3 Joint and Several Representations and Warranties of the Company and the Sellers. The Company and the Sellers jointly and severally represent and warrant to Purchasers that:

(a) Due Organization. The Company is a limited partnership validly existing and in good standing under the laws of Delaware. Each of the General Partners is a corporation validly existing and in good standing under the laws of Delaware. The General Partners are the sole general partners of the Company, and the Managing Partner is the sole managing partner of the Company. None of the General Partners has any liabilities, other than accrued Taxes, or assets other than the GP Units owned by them, respectively, and cash on hand and in banks, cash-equivalents, short-term investments and marketable securities of the General Partners, and accrued interest and dividends thereon (collectively, “Cash Equivalents”), and none of them engages, or has ever engaged, in any business other than that of acting as a general partner of the Company.

(b) Foreign Qualification. The Company and the General Partners have each qualified as a foreign limited partnership or foreign corporation (as the case may be), and each of them is in good standing under the laws of all jurisdictions where the nature of their respective business or the nature or location of their respective assets requires such qualification and where the failure to so qualify has a Material Adverse Effect (as herein defined). For the purposes of this Agreement, “Material Adverse Effect” means any event, change or effect which is or is reasonably expected to be materially adverse to the business, financial condition or results of operations of the Company and the Subsidiaries, taken as whole, or on the ability of the Company or the Subsidiaries to perform their obligations hereunder and to consummate the transaction contemplated hereby; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there would be, or an event, change or effect has had, or would be reasonably expected to have, a Material Adverse Effect:

(i) any facts, changes, circumstances, developments, events, occurrences, actions, omissions or effects generally affecting (A) the industry in which the Company and the Subsidiaries primarily operate to the extent they do not disproportionately affect the Company and the Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company and the Subsidiaries primarily operate, or (B) the economy, or financial or capital markets, in the United States or elsewhere in the world to the extent they do not disproportionately affect the Company and the Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company and the Subsidiaries primarily operate, including changes in interest or exchange rates; and/or

(ii) any facts, changes, circumstances, developments, events, occurrences, actions, omissions or effects arising out of, resulting from or attributable to: (A) changes (after the date of this Agreement) in applicable law or in GAAP or in accounting standards; (B) in each case, other than with respect to Section 2.3(e), the announcement, execution or pendency of this Agreement or the consummation of the transaction contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with employees, customers, suppliers, distributors or partners; (C) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement to the extent that they do not disproportionately affect the Company and the Subsidiaries in relation to other companies in the industry in which the Company and the Subsidiaries primarily operate; (D) wild fires, floods, epidemics, earthquakes, hurricanes, tornados or other natural disasters to the extent that they do not disproportionately affect the Company and the Subsidiaries in relation to other companies in the industry in the regions in which the Company and the Subsidiaries primarily operate; or (E) widespread interruptions of essential utilities or disruptions of transportation or communication networks to the extent they do not disproportionately affect the Company and the Subsidiaries in relation to other companies in the industry in the regions where the Company and the Subsidiaries primarily operate.

(c) Power and Authority. The Company and each of the General Partners has all necessary partnership or corporate power, as the case may be, and authority to carry on its business as such business is now being conducted.

(d) Filing Requirements. Except for filings required under the HSR Act and as set forth in Schedule 2.3(d) of the Disclosure Schedule, no consent, authorization, exemption, order or approval of, or filing or registration with, or other action by, or notice to, any court or administrative or governmental authority pursuant to, in each case, any law, statute, rule or regulation to which the Business is subject, is required for or in connection with the consummation by the Company and the Sellers of the transaction contemplated hereby.

(e) Absence of Conflicts. Except as set forth on Schedule 2.3(e) of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Company or the Sellers, nor the consummation by the Company or the Sellers of the transaction contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of the Company’s certificate of limited partnership or the LP Agreement (as herein defined), or the respective certificates of incorporation or bylaws of the General Partners and Holding I, the Articles of Organization-Conversion of Holding II or the partnership agreement of Plaxicon, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award to which the Company, any of the General Partners or any of the Subsidiaries is a party or by which the Company, any of the General Partners or any of the Subsidiaries is bound.

(f) Subsidiaries. The Company has no subsidiaries other than Plaxicon Holding Corporation (f/k/a Vorwerk USA, Inc.), a Delaware corporation (“Holding I”), Plaxicon, LLC, a California limited liability company (“Holding II”), and Plaxicon Company, a California general partnership (“Plaxicon”). Holding I, Holding II and Plaxicon are sometimes referred to herein collectively as the “Subsidiaries and, individually, as a “Subsidiary.” Holding I and Holding II are the sole partners of Plaxicon. Neither Holding I nor Holding II engages in any business other than the business of acting as a general partner of Plaxicon, and neither Holding I nor Holding II has any liabilities or any assets other than its general partnership interest in Plaxicon. Each of Holding I and Holding II (i) is a corporation or limited liability company (as the case may be) validly existing and in good standing under the laws of its respective state of organization, (ii) has full corporate or limited liability company (as the case may be) power to own all of its properties and assets and to carry on its business as it is now conducted, and (iii) is qualified as a foreign corporation or limited liability company (as the case may be) and is in good standing in all jurisdictions where the nature of its business or the nature and location of its assets requires such qualification, and where the failure to so qualify has a Material Adverse Effect. Plaxicon is a general partnership validly existing and in good standing under the laws of California, has full partnership power to own all of its properties and assets and to carry on its business as it is now conducted, and is qualified as a foreign partnership and is in good standing in all jurisdictions where the nature of its business or the nature and location of its assets requires such qualification, and where the failure to so qualify has a Material Adverse Effect. Other than the Subsidiaries, the Company does not hold or beneficially own any other direct or indirect interest (whether it be common or preferred stock or any comparable ownership interest in any Person that is not a corporation), or any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments for any interest in any Person.

(g) Organizational Documents. True and complete copies of the certificate of incorporation and all amendments thereto, the bylaws, as amended and currently in force, all stock records, and corporate minute books and records, of the General Partners and Holding I, true and complete copies of the Articles of Organization-Conversion and Single Member Operating Agreement of Holding II, true and complete copies of the certificate of limited partnership, limited partnership agreement (the “LP Agreement”)

and unit records of the Company, and a true and complete copy of the Partnership Agreement of Plaxicon, have been made available to Purchasers. Said stock and unit records accurately reflect all transactions in the Shares and the Units and the current stock and membership ownership (as the case may be) of the General Partners, Holding I and Holding II, and the current Unit ownership of the Company. The minute books and similar records of the Company and the General Partners contain records of all material actions taken at any meeting of the Company’s partners, the general partners or the managing general partner, as the case may be, and the stockholders or directors of the General Partners, as the case may be, and of all written consents executed in lieu of the holding of any such meeting, and have been maintained in accordance with good business accounting and bookkeeping practices.

(h) Capitalization.

(i) The authorized capital of the Company consists of one million (1,000,000) Units. The outstanding capital of the Company consists of twenty-six thousand (26,000) GP Units, and eight hundred sixty-two thousand four hundred fifty-five and three thousand three hundred eighty-seven ten-thousandths (862,455.3387) LP Units (including thirty-four thousand nine hundred fifty-one and nine hundredths (34,951.09) profits units). There are no partnership interests of the Company of any other class authorized, issued or outstanding. All of the issued and outstanding Units have been validly issued and are fully paid and nonassessable. All of the issued and outstanding GP Units are owned beneficially and of record by the respective General Partners, in the amounts set forth opposite their respective names on the Stockholder and Partner List, and, all of the issued and outstanding LP Units are owned beneficially and of record by the Limited Partners, in the amounts set forth opposite their respective names on the Stockholder and Partner List, and, except as set forth on Schedule 2.3(h)(i) of the Disclosure Schedule, in each case free and clear of all options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, mortgages, indentures, claims, transfer restrictions, liens, equities, security interests and other encumbrances of every kind and nature whatsoever, whether arising by agreement, operation of law or otherwise (collectively, “Claims”), other than (x) restrictions in respect of the Units which are contained in the LP Agreement, (y) restrictions and options contained in Management Securityholder Agreements and as set forth on Schedule 2.3(p)(iii) of the Disclosure Schedule between the Company and employees of the Company who own LP Units or their permitted transferees (the “Management Securityholder Agreements”), and (z) the LP Debt set forth in Schedule 2.3(h)(i) of the Disclosure Schedule. Except as included in the Management Securityholder Agreements, there are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued partnership interests or other securities of the Company obligating the Company to issue any securities of any kind.

(ii) The authorized capital stock of the Managing General Partner consists of twenty (20) shares of Class A common stock, $.01 par value, of which four (4) shares are issued and outstanding, and Nine Hundred Eighty (980) shares of Class B common stock, $.01 par value, of which one hundred ninety-six (196) shares are issued and outstanding. All of the outstanding shares of capital stock of the Managing General Partner are validly issued, fully paid and nonassessable. The Class A common stock and Class B common stock of the Managing General Partner are identical, except that the Class B common stock does not have voting rights. There are no shares of capital stock of the Managing General Partner of any other class authorized, issued or outstanding. All of the outstanding shares of Class A common stock and Class B common stock of the Managing General Partner are owned beneficially and of record by the stockholders of the Managing General Partner in the amounts set forth opposite their respective names on the Stockholder and Partner List, in each case free and clear of all Claims. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Managing General Partner obligating the Managing General Partner to issue any securities of any kind.

(iii) The authorized capital stock of CPG consists of a single class of one thousand (1,000) shares of common stock, $.01 par value, of which one hundred (100) shares are issued and outstanding. All of the outstanding shares of capital stock of CPG are validly issued, fully paid and nonassessable. There are no shares of capital stock of CPG of any other class authorized, issued or outstanding. All of the outstanding shares of common stock of CPG are owned beneficially and of record by the stockholders of CPG in the amounts set forth opposite their respective names on the Stockholder and Partner List, in each case free and clear of all Claims. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of CPG obligating CPG to issue any securities of any kind.

(iv) The authorized capital stock of WCK consists of a single class of one thousand (1,000) shares of common stock, $.01 par value, of which one hundred (100) shares are issued and outstanding. All of the outstanding shares of capital stock of WCK are validly issued, fully paid and nonassessable. There are no shares of capital stock of WCK of any other class authorized, issued or outstanding. There are no shares of capital stock of WCK of any other class authorized, issued or outstanding. All of the outstanding shares of common stock of WCK are owned beneficially and of record by the stockholders of WCK in the amounts set forth opposite their respective names on the Stockholder and Partner List, in each case free and clear of all Claims. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of WCK obligating WCK to issue any securities of any kind.

(v) The authorized capital stock of Holding I consists of a single class of seven thousand five hundred (7,500) shares of common stock, $1.00 par value, of which nine hundred (900) shares are issued and outstanding. All of the outstanding shares of capital stock of Holding I are validly issued, fully paid and nonassessable. There are no shares of capital stock of Holding I of any other class authorized, issued or outstanding. All of the issued and outstanding shares of capital stock of Holding I have been validly issued, are fully paid and nonassessable, and are owned beneficially and of record by the Company, free and clear of all Claims. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Holding I obligating Holding I to issue any securities of any kind.

(vi) The authorized capital of Holding II consists of a single class of membership interests, all of which are issued and outstanding. There are no membership interests of Holding II of any other class authorized, issued or outstanding. All of the issued and outstanding membership interests of Holding II have been validly issued, are fully paid and nonassessable, and are owned beneficially and of record by Holding I, free and clear of all Claims. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued membership interests or other securities of Holding II obligating Holding II to issue any securities of any kind.

(vii) Holding I and Holding II are the sole partners of Plaxicon. Holding I has an eighty percent (80%) interest in all profits, losses and distributions of Plaxicon, and Holding II has a twenty percent (20%) interest in all profits, losses and distributions of Plaxicon, in each case free and clear of all Claims. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued partnership interests or other securities of Plaxicon obligating Plaxicon to issue any securities of any kind.

(i) Financial Statements.

(i) Copies of the consolidated balance sheets, related consolidated statements of income, changes in partners’ equity and cash flows and notes to financial statements of the Company and the Subsidiaries as of and for the years ended December 31, 2009, December 31, 2008 and December 31, 2007, as audited by Grant Thornton, LLP (the “Accountants”), are contained in Schedule 2.3(i) of the Disclosure Schedule. Such financial statements described in the preceding sentence are referred to herein as the “Financial Statements.”

(ii) Copies of the unaudited consolidated balance sheets as of March 31, 2010, March 31, 2009, June 30, 2010 and June 30, 2009 and related consolidated statements of income, changes in partners’ equity and cash flows of the Company and the Subsidiaries for the three (3)-month periods ended March 31, 2010 and 2009 and the six (6)-month periods ended June 30, 2010 and 2009 are also contained in Schedule 2.3(i) of the Disclosure Schedule. The financial statements described in the preceding sentence and the financial statements of the Company and the Subsidiaries delivered pursuant to Section 3.2(f) are referred to herein collectively as the “Interim Financial Statements”, and June 30, 2010 is referred to herein as the “Interim Financial Statement Date.”

(iii) The Financial Statements and the Interim Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows of the Company and the Subsidiaries for the periods covered by said statements, in accordance with GAAP consistently applied, except as disclosed therein, and, in the case of the Interim Financial Statements, except for (x) normal year-end adjustments, which will not be material, individually, or in the aggregate, and (y) the omission of footnote disclosures required by GAAP.

(j) Absence of Liabilities. Except as set forth on Schedule 2.3(j) of the Disclosure Schedule, neither the General Partners, nor the Company nor any of the Subsidiaries has any obligation or liability of any nature whatsoever (direct or indirect, matured or unmatured, known or unknown, absolute, accrued, contingent or otherwise), which would be required by GAAP to be provided or reserved for on a balance sheet (collectively, “Liabilities”) except for:

(i) Liabilities provided for or reserved for in the Financial Statements, the Interim Financial Statements or the GP Financial Statements and not discharged subsequent to the dates of the Financial Statements, the GP Financial Statements or the Interim Financial Statement Date; and

(ii) Liabilities which have been incurred by the Company, the Subsidiaries and the General Partners subsequent to the Interim Financial Statement Date in the ordinary course of the Company’s, the Subsidiaries’ and the General Partners’ respective Businesses and not discharged since the Interim Financial Statement Date.

(k) Title to Assets. Except as set forth on Schedule 2.3(k) of the Disclosure Schedule, the Company and the Subsidiaries have good title to their respective assets, free and clear of any Claims, except for the following: (i) statutory liens for Taxes not yet due, (ii) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (iii) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; and (iv) minor irregularities of title which do not in the aggregate materially detract from the value or use of the Company’s or the Subsidiaries’ respective assets. The foregoing representation and warranty shall not apply to the Real Estate (as defined herein), which is dealt with exclusively in paragraph (y), or the Intellectual Property (as herein defined), which is dealt with exclusively in paragraph (cc).

(l) Insurance. Schedule 2.3(l) of the Disclosure Schedule contains a true and correct list and description (including coverages, deductibles, expiration dates and whether such policies are claims-made or occurrence based) of all insurance policies (including all endorsements) which are owned by the Company or the Subsidiaries or which name the Company or the Subsidiaries as an insured (or loss payee), including, without limitation, those which pertain to the Company’s and the Subsidiaries’ respective assets, employees or operations. All such insurance policies are in full force and effect, and neither the Company nor any of the Subsidiaries has received notice of cancellation of any such insurance policies.

(m) Bank Accounts. Schedule 2.3(m) of the Disclosure Schedule contains a true and correct list showing:

(i) the name of each bank, safe deposit company or other financial institution in which any of the General Partners, the Company or any of the Subsidiaries has an account, lock box or safe deposit box;

(ii) the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from any of the General Partners, the Company or any of Subsidiaries; and

(iii) all instruments or agreements to which the Company or any of the Subsidiaries is a party as an endorser, surety or guarantor, other than checks endorsed for collection or deposit in the ordinary course of business.

(n) Taxes.

(i) As used in this Agreement, the following terms shall have the following meanings:

(A) “Taxes” or “Tax” means taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind payable to any taxing authority in any jurisdiction, including (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, consumption, goods and services, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, alternative or add-on minimum, estimated, social security (or similar taxes), workers’ compensation, unemployment compensation, disability, utility, severance, production, excise, stamp, recording, occupation, premiums, windfall profits, environmental (including taxes under Section 59A of the Code), custom duties, transfer, gains taxes or other tax of any kind whatsoever, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto;

(B) “Tax Liability” shall mean any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) with respect to Taxes;

(C) “Returns” means any returns, reports, declaration reports, claims for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof to be filed with the United States Internal Revenue Services (the “IRS”) or any other taxing authority, domestic or foreign, including consolidated, combined and unitary Returns, and returns required in connection with any Employee Benefit Plan, and the term “Return” means any one of the foregoing Returns; and

(D) “Code” means the Internal Revenue Code of 1986, as amended.

(ii) Except as set forth on Schedule 2.3(n)(ii) of the Disclosure Schedule, there have been filed on a timely basis all Returns required to be filed under applicable laws and regulations, by the General Partners, the Company and the Subsidiaries. All such Returns were correct and complete in all material respects and were prepared in compliance with all applicable laws and regulations.

(iii) Except as set forth on Schedule 2.3(n)(iii) of the Disclosure Schedule, with respect to all amounts in respect of Taxes imposed upon any of the General Partners, the Company or any of the Subsidiaries, or for which any of the General Partners, the Company or any of the Subsidiaries is liable to taxing authorities, with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax laws have been (or shall have been on or prior to the Closing) complied with, and all amounts required to be paid by any of the General Partners, the Company or any of the Subsidiaries (as the case may be) to taxing authorities have been (or shall have been on or prior to the Closing) paid or are reflected as a liability on the Financial Statements, the Interim Financial Statements or the GP Financial Statements (as the case may be). No written claim has been made in the past five (5) years by any taxing authority in any jurisdiction in the world where either any of the General Partners, the Company or any Subsidiary do not file or has not filed Returns that any such entity is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than for Taxes not yet due and payable or being contested in good faith and for which an adequate reserve has been established and reflected as a liability in the Financial Statements and the Interim Financial Statements) upon any of the assets of either any of the General Partners, the Company or any Subsidiary.

(iv) All Taxes which are required to be withheld or collected by the General Partners, the Company or any of the Subsidiaries have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authorities or properly segregated or deposited as required by applicable regulations.

(v) Except as set forth on Schedule 2.3(n)(v) of the Disclosure Schedule, no taxing authority has notified the Company in writing of any issues in connection with any of the Returns which are pending. No waivers of statutes of limitation with respect to Returns for which the Return years have not closed have been agreed to, given by or requested from any of the General Partners, the Company or any of the Subsidiaries. All deficiencies asserted or assessments made as a result of any examinations of Returns previously filed by any of the General Partners, the Company or any of the Subsidiaries have been fully paid, or are fully reflected as a liability in the Financial Statements and the Interim Financial Statements, or are being contested and an adequate reserve therefor has been established and reflected as a liability in the Financial Statements and the Interim Financial Statements.

(vi) Except as set forth on Schedule 2.3(n)(vi) of the Disclosure Schedule, none of the General Partners, the Company and any of the Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(vii) At all times since the dates of their formation, each of the General Partners (and any predecessor of each General Partner) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code, and each General Partner will be an S corporation up to and including the Closing Date. At all times since the dates of their formation, none of the General Partners has ever owned a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.

(viii) Neither of the General Partners will be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of the respective assets of the General Partners (including the assets of any qualified subchapter S subsidiary) caused by the Section 338(h)(10) election required under Section 6.6(i). Neither the General Partners nor any qualified subchapter S subsidiary of the General Partners has, in the past seven (7) years, (A) acquired assets from another corporation in a transaction in which the General Partner’s Tax basis for acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(ix) Neither any of the General Partners or Holding I has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income Tax law) apply to any disposition of any asset owned by it.

(x) None of the assets of the Company or any of the Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(xi) None of the General Partners, the Company, and the Subsidiaries has agreed to make, nor is any of them required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in treasury regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) the cash method of accounting; (F) the completed contract or percentage of completed method of accounting; (G) prepaid amounts received on or prior to the Closing Date; (H) requirements imposed pursuant to Section 951 of the Code with respect to amounts earned on or before the Closing Date; or (I) an election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(xii) None of the General Partners, the Company, and the Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(xiii) None of the Sellers is a Person other than a United States person within the meaning of the Code, and the transaction contemplated hereby is not subject to the withholding provisions of Section 3406 or subchapter A of Chapter 3 of the Code.

(xiv) Except as set forth in Schedule 2.3(n)(xiv) of the Disclosure Schedule, none of the assets of the Company or any of the Subsidiaries directly or indirectly secures any Debt the interest on which is tax-exempt under Section 103(a) of the Code.

(xv) Each of the General Partners, the Company and the Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(xvi) Neither of the General Partners, the Company or any Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction or in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” that could be or was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(xvii) Neither of the General Partners, the Company or any Subsidiary has engaged in or otherwise participated in any reportable transaction or “listed transaction” as defined in Section 6707A of the Code or a “transaction of interest” as determined by the IRS, or any equivalent transaction in accordance with the laws or regulations of any foreign taxing authority.

(xviii) Neither of the General Partners, the Company or any Subsidiary is or has ever been (A) a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code or holds or has ever held a United States real property interest, as defined in Section 897(c)(1) of the Code, (B) a passive foreign investment company, (C) a foreign personal holding company, (D) a foreign sales corporation, (E) a foreign investment company, (F) a controlled foreign corporation, or (G) a DISC, each within the meaning of or appropriate definition in the Code.

(xix) Each of the General Partners, the Company and the Subsidiaries is duly and properly registered in each and every foreign country and territory where required for VAT and any other local or regional Taxes outside the United States for which registration is required, and each of the General Partners, the Company and the Subsidiaries has timely and accurately complied in all material respects at all times with the law and regulations governing all such required registrations. Each of the General Partners, the Company and the Subsidiaries has duly and properly complied with the requirements relating to accounting for and remitting VAT and other local or regional Taxes outside the United States requiring any such accounting or remittance on all taxable items, supplies, services, etc., at the proper time for and in the proper amount of such Taxes.

(xx) Neither of the General Partners, the Company or any Subsidiary is, and at no time has ever been, treated as, resident in or having a permanent establishment or otherwise being deemed to be doing business in any manner (including, but not limited to, activities of or through employees, independent contractors, licensees, resellers or any other services or representative relationship or by or through any entities, facilities, offices or places of business) in any jurisdiction other than the U.S. for purposes of any Taxes (including, but not limited to, the application or potential application of any double taxation arrangement, convention or tax treaty).

(xxi) Neither of the General Partners, the Company or any Subsidiary is, and at no time has ever been, subject to a transfer pricing audit, dispute,

assessment or other contest by any governmental authority (whether or not involving the interpretation, application or enforcement of a double taxation arrangement, convention or Tax treaty).

(xxii) Company hereby covenants that it currently has in effect a valid election pursuant to Section 754 of the Code.

(o) Conduct of Business. Since December 31, 2009, there has not been any Material Adverse Effect. Except as expressly contemplated by this Agreement, since the Interim Financial Statement Date, the Company and the Subsidiaries have conducted their businesses in the ordinary course consistent with past practice, and neither the Company nor any of the Subsidiaries has:

(i) sold or transferred any portion of its assets or property (exclusive of Cash Equivalents) that would be material to the Company and the Subsidiaries as a whole, except for sales of its inventory in the usual and ordinary course of business, and except as permitted by this Agreement;

(ii) suffered any material loss, or any material interruption in use, of any assets or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or act of God;

(iii) waived any material right other than in the ordinary course of business;

(iv) except for cash distributions, paid or declared any dividends or other distributions on its securities of any class or purchased or redeemed any of its securities of any class;

(v) increased the compensation payable to any employee, other than in the ordinary course of business consistent with past practices;

(vi) deferred the making of any capital expenditures out of the ordinary course of business;

(vii) except as set forth on Schedule 2.3(o)(vii) of the Disclosure Schedule, without limitation by the enumeration of any of the foregoing, entered into any material transaction other than in the usual and ordinary course of business or as permitted pursuant to this Agreement (this representation and warranty shall not be deemed to be breached by virtue of the entry by the Sellers and the Company into this Agreement or their consummation of the transaction contemplated hereby);

(viii) experienced any material changes, in the aggregate or individually, in the terms of sale or credit or the collection of Accounts Receivable with respect to any customer;

(ix) experienced any material changes, in the aggregate or individually, in the terms of purchase, credit or payment of Accounts Payable with respect to any vendor or supplier or products or services; or

(x) except as set forth on Schedule 2.3(o)(x) of the Disclosure Schedule (provided that any such disclosure shall not constitute a waiver or consent under Section 3.2(d) regarding the subject of such disclosure), taken any action set forth in the specific subparagraphs of Section 3.2(d).

(p) Contracts. Schedule 2.3(p) of the Disclosure Schedule contains a list of all material undischarged written and oral contracts, agreements, leases and other instruments, and all amendments thereto, to which the General Partners, the Company or any of the Subsidiaries is a party, including, without limitation, the following, as applicable:

(i) agreements (including offer letters) for the employment for any period of time whatsoever, or in regard to the employment, or restricting the employment, of any employee of the Company or any of the Subsidiaries, exclusive of “at will” letters of offer of employment;

(ii) consulting agreements;

(iii) plans or contracts, agreements or arrangements providing for bonuses, options, deferred compensation, retirement payments, severance payments, profit sharing, medical and/or other health, dental benefits or the like, covering employees of the Company or any of the Subsidiaries;

(iv) leases or subleases, either as lessee or sublessee, lessor or sublessor, of personal property or intangibles, where the lease or sublease provides for an annual rent in excess of fifty thousand dollars ($50,000) and has an unexpired term as of the date hereof in excess of one (1) year, and all leases of the Leased Real Property (as herein defined);

(v) agreements restricting in any manner the General Partners’, the Company’s or any of the Subsidiaries’ right to compete with any other Person, restricting the General Partners’, the Company’s or any of the Subsidiaries’ right to sell to or purchase from any other Person, restricting the right of any other Person to compete with the General Partners, the Company or any of the Subsidiaries or the ability of such Person to employ any of the Company’s or any of the Subsidiaries’ employees;

(vi) agreements between the General Partners, the Company or any of the Subsidiaries and any of their respective Affiliates;

(vii) agreements of agency, representation, distribution, or franchise which cannot be canceled by the General Partners, the Company or the applicable Subsidiary without payment or penalty upon notice of sixty (60) days or less;

(viii) service agreements affecting any of the General Partners’, the Company’s or any of the Subsidiaries’ respective assets where the annual service charge is in excess of fifty thousand dollars ($50,000) and has an unexpired term as of the date hereof in excess of one (1) year;

(ix) loan or credit agreements, pledge agreements, notes, security agreements, mortgages, debentures, indentures, factoring agreements or letters of credit;

(x) guaranties (excluding endorsements of checks for deposit), performance, bid or completion bonds, or surety or indemnification agreements;

(xi) partnership agreements or joint venture agreements;

(xii) supply and other agreements for the purchase or sale of resin or any other raw materials or commodities used in the Business under which the Company expects to expend or receive (as the case may be) fifty thousand dollars ($50,000) or more in the twelve (12)-month period following the date hereof;

(xiii) contracts, agreements or other instruments for the purchase, sale or provision of materials, supplies, products or services, in each case not terminable on notice of thirty (30) days or less without penalty, and under which the amount that would reasonably be expected to be paid or received exceeds one hundred thousand dollars ($100,000) in the aggregate over the remaining term of such contract, agreement or instrument;

(xiv) contracts, agreements or other instruments involving any agreement with respect to any hedging, swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions;

(xv) rail, track or similar agreements (each, a “Rail Agreement”);

(xvi) stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements relating to the acquisition, lease or disposition by the Company or any Subsidiary of material assets and properties (other than in the ordinary course of business) or any capital stock or other equity interest of the Company or any Subsidiary;

(xvii) contracts or agreements under which the Company or any Subsidiary agrees to indemnify any Person, other than in the ordinary course of business;

(xviii) powers of attorney;

(xix) any performance bonds and surety agreements; and

(xx) any other agreements which provide for the receipt or expenditure of more than fifty thousand dollars ($50,000), except purchase orders and sales orders in the ordinary course of business.

All of the foregoing contracts, leases, agreements and other instruments referred to in this paragraph (p), and all of the other contracts, leases, agreements and other instruments referred to in this Section 2.3 (including, without limitation, the Intellectual Property Licenses (as herein defined)), are referred to collectively as the “Contracts.” All Contracts are binding upon a General Partner, the Company or the applicable Subsidiary (as the case may be), and, to the Sellers’ and the Company’s knowledge, the other parties thereto. No default by the General Partners, the Company or the applicable Subsidiary has occurred thereunder and, to the Sellers’ and the Company’s knowledge, no default by the other contracting parties thereto has occurred thereunder, which default has a Material Adverse Effect. Accurate and complete copies of all Contracts (and, with respect to each oral Contract, a written summary of the material terms thereof) have been made available to Purchasers.

(q) Absence of Breaches. Except as set forth on Schedule 2.3(q) of the Disclosure Schedule, neither the General Partners, the Company nor any of the Subsidiaries is a party to, or bound by, any unexpired, undischarged or unsatisfied Contract under the terms of which performance by the Sellers according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, which default, acceleration or termination has a Material Adverse Effect, or whereby timely performance by Sellers of this Agreement may be prohibited, prevented or materially delayed.

(r) Permits. The General Partners, the Company and the Subsidiaries possess all licenses, permits, registrations and government approvals (the “Permits”) (other than Environmental Permits (as defined herein), which are exclusively provided for in Section 2.3(x)) which are required in order for the General Partners, the Company and the Subsidiaries to conduct their respective businesses as presently conducted, except where the failure to possess such Permits does not have a Material Adverse Effect.

(s) Benefit Plans.

(i) Neither the Company nor any Affiliate of the Company as determined under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) maintains, administers or contributes to any: (i) employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Plan”), including any multiemployer plan, as defined in Section 3(37) of ERISA (“Multiemployer Plan”); (ii) employee welfare benefit plan, as defined in Section 3(1) of ERISA (“Welfare Plan”); or (iii) bonus, deferred compensation, stock purchase, stock option, severance, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare or similar plan or arrangement, including, without limitation, the Company’s Long Term Performance Unit Plan (an “Employee Benefit Plan”), other than those

Plans, Welfare Plans and Employee Benefit Plans listed in Schedule 2.3(s)(i) of the Disclosure Schedule. Except as required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or applicable state law, neither the Company nor any ERISA Affiliate has promised any former employee or other individual not employed by the Company or any ERISA Affiliate medical or life insurance coverage, and neither the Company nor any ERISA Affiliate maintains or contributes to any plan or arrangement providing medical or life insurance benefits to former employees or their dependents, other than salary replacement benefits provided in the event of disability and conversion privileges. Each written and material unwritten Plan, Welfare Plan and Employee Benefit Plan (each, a “Benefit Plan”) is listed in Schedule 2.3(s) of the Disclosure Schedule. With respect to each Benefit Plan:

(A) Each Benefit Plan complies, in form and operation, in all material respects, with all applicable statutes, laws and regulations, including ERISA and the Code. With respect to each Benefit Plan, no event has occurred since January 1, 2007, and, no condition exists, that would subject the Company or any ERISA Affiliate to any tax, fine, lien, penalty or other liability, or reimbursement or indemnification of any participant or beneficiary of any Benefit Plan for any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable law.

(B) Any Benefit Plan that is intended to qualify under Section 401(a) of the Code meets in all material respects all requirements for qualification under Section 401(a) of the Code and the regulations thereunder. Except for Benefit Plans that are entitled to rely upon a favorable opinion letter of the IRS advisory letter issued to the M&P Sponsor or Volume Submitter Practitioner for the qualification of plan documents under which any such Benefit Plan is maintained, a favorable determination as to the qualification under the Code of each of the Benefit Plans intended to comply with Section 401(a) of the Code has been made by the IRS, and the Sellers have made available to Purchasers a copy of the most recent favorable determination letter issued by the IRS concerning each of the Benefit Plan’s qualification. Each Benefit Plan has been administered in all material respects in accordance with its terms and the applicable provisions of ERISA and the Code and the regulations thereunder, and no matter exists which would adversely affect the qualified tax-exempt status of such Benefit Plan and any related trust.

(C) All material reports and information relating to each Benefit Plan required to be filed with any governmental entity have been timely filed and are accurate in all material respects; all material reports and information relating to each Benefit Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; no fiduciary of any Benefit Plan has committed a breach of any responsibility or obligation imposed upon fiduciaries under Title I of ERISA with respect to such Benefit Plan.

(D) There are no actions, suits, proceedings or hearings pending with respect to any Benefit Plan, or, any claims (other than claims for benefits arising in the ordinary course of any Benefit Plan) threatened against or with respect to any Benefit Plan or any fiduciary or assets thereof.

(E) Accurate and complete copies of all Benefit Plans (and, with respect to each material unwritten Benefit Plan, a written summary of the material terms thereof) have been made available to Purchasers.

(ii) Each Welfare Plan which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies in all material respects with and has been maintained and operated in all material respects in accordance with each of the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(iii) No withdrawals have occurred so as to cause any Plan to become subject to the provisions of Section 4063 of ERISA, nor has the Company or any ERISA Affiliate ceased making contributions to any Benefit Plan subject to Section 4064(a) of ERISA to which the Company or any ERISA Affiliate made contributions during the six (6) years prior to the date hereof.

(iv) Neither the Company nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation (the “PBGC”) as a result of the voluntary or involuntary termination of any Plan which is subject to Title IV of ERISA. There is currently no active filing or, since January 1 2007, no pending requirement to file, by the Company or any ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any Plan which is subject to Title IV of ERISA and which has been maintained or funded, in whole or in part, by the Company or any ERISA Affiliate.

(v) Neither any Benefit Plan fiduciary nor any Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA or any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code), and there has been no “reportable event” (as defined in Section 4043 of ERISA) with respect to any Benefit Plan. Neither the Company nor any ERISA Affiliate has failed to make any contributions or to pay any amounts due and owing as required by the terms of any Benefit Plan or collective bargaining agreement or ERISA or any other applicable law. Full payment has been made of all amounts which the Company or any ERISA Affiliate is required or committed to pay to or as a result of the Benefit Plans as of the Interim Financial Statement Date.

(vi) Since January 1, 2007, neither the Company nor any ERISA Affiliate has at any time sponsored, contributed to or otherwise had any liability or obligation in respect of any Multiemployer Plan.

(vii) Except as set forth on Schedule 2.3(s) of the Disclosure Schedule, there is no present intention that any Benefit Plan be materially amended, suspended or terminated, or otherwise modified at any time within the twelve (12) months immediately following the Closing Date. Except for the Company’s Long Term Performance Unit Plan and the Confidential Information, Inventions, Non-Competition and Non-Solicitation Agreements identified in items 11-14 of Schedule 2.3(t)(xi), no Benefit Plan exists that, as a result of the execution of this Agreement or the transaction contemplated hereby (whether alone or in connection with any subsequent event(s)), could result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, limit or restrict the right of the Company or any ERISA Affiliate to merge, amend or terminate any of the Benefit Plans, or cause the Company or any ERISA Affiliate to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award.

(t) Employees. With respect to employees of the Company, the General Partners and the Subsidiaries:

(i) Neither the Company, any of the General Partners nor any of the Subsidiaries is a party to, or bound by, any collective bargaining agreement.

(ii) Except as set forth on Schedule 2.3(t)(ii) of the Disclosure Schedule, since January 1, 2007, there has not been, there is not presently pending or existing, and, to the Sellers’ and the Company’s knowledge, there is not threatened: (A) any material strike, slowdown, picketing, work stoppage or employee grievance process; (B) any material charge, grievance proceeding or other claim against or affecting the Company, any of the General Partners or any of the Subsidiaries relating to the alleged violation of any law pertaining to labor relations or employment matters, including, without respect to materiality, any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor, the Occupational Safety and Health Administration, or any comparable federal or state agency; (C) without respect to materiality, any union organizing activity or other labor or employment dispute against or affecting the Company, any of the General Partners or any of the Subsidiaries; or (D) without respect to materiality, any application for certification of a collective bargaining agent.

(iii) The Company, the General Partners and the Subsidiaries are in compliance in all respects with all laws relating to the employment of its employees and contracts with its independent contractors, including provisions thereof relating to wages, compensation, hours, equal employment opportunity, collective bargaining, the classification of employees (i.e., as employees versus independent contractors, but excluding the classification of employees as exempt versus non-exempt which is covered by Section 7.3(d)), and the payment of all social security and all other employment-related taxes and/or withholdings, except where the failure to comply does not have a Material Adverse Effect.

(iv) Except as set forth on Schedule 2.3(t)(iv) of the Disclosure Schedule, there are no workers’ compensation claims pending against the Company, the General Partners or any of the Subsidiaries.

(v) To the Sellers’ and the Company’s knowledge, no employee is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Business.

(vi) To the Sellers’ and the Company’s knowledge, all employees are legally employed, and the Company, the General Partner, and the Subsidiaries are in compliance with all applicable requirements of the Immigration and Reform Control Act of 1986 and all similar applicable federal, state and local laws, rules and regulations relating to employment (including, but not limited to, executive orders).

(vii) Except as set forth in Schedule 2.3(t)(vii) of the Disclosure Schedule, neither the Company, any of the General Partners nor any of the Subsidiaries will have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transaction contemplated hereby.

(viii) Neither the Company, any of the General Partner, nor any of the Subsidiaries have closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation, or window program since January 1, 2008, and, except as set forth in Schedule 2.3(t)(viii) of the Disclosure Schedule, nor has the Company, any of the General Partners or any of the Subsidiaries planned or announced any such action or program for the future.

(ix) Except as set forth on Schedule 2.3(t)(ix) of the Disclosure Schedule, none of the General Partners has or has ever had any employees.

(x) Except as set forth on Schedule 2.3(p)(iii) of the Disclosure Schedule, none of the Company, any General Partners, or any Subsidiary is a party to any severance or employment agreement.

(xi) Each of the employees listed on Schedule 2.3(t)(xi) is a party to an agreement, listed on Schedule 2.3(p)(v) of the Disclosure Schedule, restricting the right of such Person to compete with the Company or any of the Subsidiaries;

(u) Litigation and Claims. Except as set forth in Schedule 2.3(u) of the Disclosure Schedule, there is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or, to the Sellers’ and the Company’s knowledge, threatened, against the General Partners, the Company, any of the Subsidiaries, or any of the General Partners’, the Company’s or Subsidiaries’ respective officers, directors or Affiliates, with respect to or affecting the General Partners’, the Company’s or the Subsidiaries’ respective assets, properties, operations, Business, products, sales practices or financial condition, or with respect to the consummation of the transaction contemplated hereby, in any case which has a reasonable probability of being decided adversely to the General Partner, the Company or the applicable Subsidiary (as the case may be) and which, if decided adversely to the General Partner, the Company or the applicable Subsidiary (as the case may be), has a Material Adverse Effect.

(v) Judgments and Decrees. Neither the General Partners, the Company nor any of the Subsidiaries is a party to, or, to the Sellers’ and the Company’s knowledge, bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to or affecting the properties, assets, personnel or business activities of the General Partners, the Company or any of the Subsidiaries, the enforcement of which or compliance with which has a Material Adverse Effect.

(w) Compliance with Law. Except for laws, rules and regulations relating to the environment (which are exclusively provided for in Section 2.3(x)), neither the Company nor any of the Subsidiaries is in violation of, or delinquent in respect to, any decree, order or arbitration award or law, statute, or regulation of or agreement with, or any Permit from, any federal, state or local governmental authority to which the property, assets, personnel or business activities of the Company or any of the Subsidiaries are subject, including, without limitation, federal, state or local laws, statutes and regulations relating to equal employment opportunities, fair employment practices, occupational health and safety, wages and hours, and discrimination, which violation or delinquency has a Material Adverse Effect.

(x) Environmental Matters.

(i) The Company and the Subsidiaries are in compliance with applicable Environmental Laws (as herein defined) and Environmental Permits (as herein defined), except where the failure to be in compliance does not have a Material Adverse Effect.

(ii) The Company and the Subsidiaries possess all Environmental Permits which are required for the operation of their respective businesses, except where the failure to possess any such Environmental Permit does not have a Material Adverse Effect.

(iii) Except as set forth on Schedule 2.3(x)(iii) of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has received any written communication alleging that the Company or any of the Subsidiaries currently is not or, since January 1, 2007, was not, in compliance with any applicable Environmental Law or Environmental Permit.

(iv) There is no Environmental Claim (as herein defined) pending or, to the Sellers’ and the Company’s knowledge, threatened, against the Company or any of the Subsidiaries.

(v) None of the Real Estate (as herein defined) or Leased Real Property (as herein defined) is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or any comparable federal, state or local list.

(vi) Neither the Company nor any of the Subsidiaries has received any written notice from any Person with respect to any Offsite Facility (as herein defined), of potential or actual liability or a written request for information from any Person under or relating to CERCLA, or any equivalent state law, which has not been fully settled or complied with (as the case may be).

(vii) There is no, and there has not been, any release of Hazardous Substances at, on or under or about any Facility owned, leased, operated or used by the Company or any of the Subsidiaries in violation of Environmental Laws, which violation has a Material Adverse Effect.

(viii) The Sellers have made available, or caused the General Partners, the Company or the Subsidiaries (as the case may be) to deliver, to Purchasers all environmental reports, correspondence with governmental authorities or other Persons, and other documents in the possession or control of the Sellers, the General Partners, the Company and the Subsidiaries (as the case may be) that contain information about environmental matters that could reasonably be expected to be material to the General Partners, the Company or the Subsidiaries.

(ix) For the purposes of this Agreement:

(A) “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any Person alleging liability (including liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages or penalties) arising out of, based on or resulting from: (1) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned by the Company or any of the Subsidiaries; or (2) circumstances forming the basis of any violation or alleged violation, of any Environmental Law; or (3) any and all claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or release of any Hazardous Substances.

(B) “Environmental Laws” means all applicable federal, state or local statutes, laws, rules, ordinances, codes, rules of common law, regulations, judgments and orders in effect on the date hereof and relating to protection of human health or the environment (including ambient air, surface water, ground water, drinking water, wildlife, plants, land surface or subsurface strata), including laws and regulations relating to releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

(C) “Environmental Permits” means all environmental, health and safety permits, licenses, registrations, and governmental approvals and authorizations.

(D) “Facility” means any facility as defined in CERCLA.

(E) “Hazardous Substances” means any petroleum (including any fraction thereof), petroleum product, asbestos or asbestos-containing material, radon, polychlorinated biphenyls, or urea formaldehyde insulation; any pollutant, contaminant, chemical, waste, toxic or hazardous material or substance which are now or ever have been defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or other words of similar import, under any Environmental Law.

(F) “Offsite Facility” means any Facility which is not presently, and never has been, owned, leased or occupied by the Company or any of the Subsidiaries.

(y) Real Estate. Schedule 2.3(y) of the Disclosure Schedule lists all real estate owned by the Company or any of the Subsidiaries (the “Real Estate”). The Company or the applicable Subsidiary (as the case may be) holds good and marketable fee simple title to the Real Estate, subject only to the matters set forth on Schedule 2.3(y) of the Disclosure Schedule or other liens securing the Debt, which shall be released upon payment of the Debt at the Closing. The Real Estate: (i) is not subject to any leases, tenancies, licenses or claims for possession of any kind; (ii) is used in a manner which is consistent with and does not violate covenants, conditions, restrictions, easements of record, applicable zoning and other laws or regulations, except where any such violation would not have a Material Adverse Effect; (iii) is served by all water, sewer, electrical, telephone, drainage and other utilities required for normal operations of the Company’s and the Subsidiaries’ respective businesses and has vehicular access to a physically opened public street; and (iv) is not subject to or affected by any unrecorded contracts or agreements. No Person has any option, right of first refusal or other right to purchase the Real Estate or any part thereof or interest therein, and no claim has been made, is pending, or is contemplated under any of the title insurance policies obtained in connection with the Real Estate. None of the General Partners owns any real estate.

(z) Leased Real Property. Schedule 2.3(z) of the Disclosure Schedule sets forth a true, correct and complete list of all real property leases, subleases or licenses pursuant to which the Company or any of the Subsidiaries is a lessor, lessee, sublessor, sublessee, licensor or licensee (the “Leased Real Property”), which list includes the date of such lease, the street address of the applicable portion of the Leased Real Property and the identity of the lessors, lessees, sublessors, sublessees, licensors or licensees, as the case may be. The Company has made available to Purchasers true, correct and complete copies of each such lease, sublease or license, and all amendments thereto. The Leased Real Property (i) constitutes all real property and improvements leased or used by the Company or any of the Subsidiaries (as the case may be) other than the Real Estate; (ii) to the Sellers’ and the Company’s knowledge, is not in possession of any adverse possessors; (iii) is not subject to any leases or tenancies of any kind (except for the Company’s or the applicable Subsidiary’s lease); (iv) to the Sellers’ and the Company’s knowledge, is used by the Company or the Subsidiaries in a manner which is consistent with and does not violate applicable zoning ordinances and other laws or regulations; (v) is, and has been since the date of possession thereof by the Company or the applicable Subsidiary, in the peaceful possession of the Company or the applicable Subsidiary (as the case may be); (vi) is served by all water, sewer, electrical, telephone, drainage and other utilities required for normal operations of the Company’s and the Subsidiaries’ respective businesses; and (vii) the Leased Real Property located at 6556 Castle Dr., Mason, Ohio, is immediately adjacent to the Real Estate located at 1225 Castle Dr., Mason, Ohio. None of the General Partners leases, subleases or uses any real property.

(aa) Condemnation Proceedings and Reassessments. There are no condemnation proceedings pending or, to the Sellers’ and the Company’s knowledge, threatened with respect to any material portion of the Real Estate or the Leased Real Property. The Company has not received any notice of, and, to the Sellers’ and the Company’s knowledge, there is not, any pending or threatened reassessment of the Real Estate or Leased Real Property, or any pending or proposed rezoning thereof which has materially and adversely affected or would be reasonably expected to materially and adversely affect the Company’s or the Subsidiary’s use of such Real Estate or Leased Real Property.

(bb) Rail Agreements. Except for those locations set forth on Schedule 2.3(bb), the Real Estate and the Leased Real Property have rail service sufficient for the Business as currently conducted, each pursuant to the terms of a separate Rail Agreement between the Company and the operator of a main line. A true, accurate and complete list of each Rail Agreement provided to Purchasers prior to the date of this Agreement is set forth on Schedule 2.3(p)(xv) of the Disclosure Schedule, which list includes the date of such Rail Agreement, the street address of the related Real Estate or Leased Real Property, the names of the parties to such Rail Agreement, and any amendments or modifications to such Rail Agreement.

(cc) Intellectual Property.

(i) The Company or the applicable Subsidiary (as indicated in Schedule 2.3(cc)(ii) of the Disclosure Schedule) is the owner of or has sufficient rights to use all of the Intellectual Property (as herein defined) that is used or required to conduct the Business in the manner being conducted as of the date hereof, (and, to the Sellers’ and the Company’s knowledge, as currently proposed to be conducted), free and clear of any Claims, other than the security interests held against the U.S. patents and trademarks set forth on Schedule 2.3(cc)(i), which will be discharged on or before the Closing Date.

(ii) Schedule 2.3(cc)(ii) of the Disclosure Schedule lists all U.S. and foreign copyright registrations, copyright applications, patents and patent applications, trademark and service mark registrations (including Internet domain name registrations), trademark and service mark applications and material unregistered trademarks and service marks, and trade names included within the Intellectual Property that are owned by Company or any of the Subsidiaries.

(iii) Schedule 2.3(cc)(iii) of the Disclosure Schedule lists all Software (as herein defined) which is owned (“Proprietary Software”) or licensed, leased or otherwise used by the Company or any of the Subsidiaries (other than “off-the-shelf” Software), and identifies which Software is owned, licensed, leased or otherwise used, as the case may be.

(iv) Schedule 2.3(cc)(iv) of the Disclosure Schedule lists all agreements (other than agreements with respect to “off-the-shelf” Software) between the Company or any of the Subsidiaries, on the one hand, and any Person, on the other hand, granting any right to use or practice any rights under any of the Intellectual Property owned either by the Company or any of the Subsidiaries or by any other Person (collectively, “Intellectual Property Licenses”).

(v) To the Sellers’ and the Company’s knowledge, the Intellectual Property owned by the Company or any of the Subsidiaries or otherwise used in the Business, the conduct or operation of the Business, and the manufacture and sale of the products which the Company and the Subsidiaries have manufactured and sold in commercial quantities within the past ten (10) years, do not infringe upon or otherwise violate or misappropriate any Intellectual Property rights of any Person.

(vi) To the Sellers’ and the Company’s knowledge, no Person is infringing upon or otherwise violating any of the Intellectual Property owned by the Company or any of the Subsidiaries or otherwise used in connection with the Business, nor has the Company or any the Subsidiaries brought any infringement claims against any Person in connection with any Intellectual Property owned by the Company or any of the Subsidiaries or otherwise used in connection with the Business.

(vii) Except as set forth on Schedule 2.3(cc)(vii) of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has received written notice, within the past three (3) years, of any claims (including, without limitation, any opposition or cancellation proceeding, cease and desist letters and offers to take a patent license), and there are no pending, or to the Sellers’ and the Company’s knowledge, threatened claims of any Persons relating to the scope, ownership or use of any of the Intellectual Property owned by the Company or any of the Subsidiaries or otherwise used in connection with the Business. To the Sellers’ and the Company’s knowledge, PET containers being manufactured for hot-fill applications in commercial quantities by the Company as of the date hereof in accordance with U.S. Patent Application Nos. 12/564,845 and/or 12/709,302 do not infringe any claims of the following U.S. Patents: 6,942,116; 7,150,372; 7,451,886; 5,141,120; and 5,141,121. Such containers are being manufactured in accordance with the drawings attached to Schedule 2.3(cc)(vii) of the Disclosure Schedule.

(viii) Neither the Company nor any of the Subsidiaries has licensed or sublicensed its rights in any of the Intellectual Property owned by the Company or any of the Subsidiaries or otherwise used in connection with the Business or received or granted any such rights, other than pursuant to the Intellectual Property Licenses set forth in Schedule 2.3(cc)(viii) of the Disclosure Schedule.

(ix) All Proprietary Software set forth in Schedule 2.3(cc)(iii) of the Disclosure Schedule and all Intellectual Property owned by the Company or any Subsidiary was developed by (A) employees of the Company, the General Partners or one of the Subsidiaries within the scope of their employment, and all such employees have assigned their rights to the Company or such Subsidiary pursuant to written agreements; or (B) independent contractors who have assigned their right to the Company or the applicable Subsidiary pursuant to written agreements.

(x) All applications and registrations for Intellectual Property set forth on Schedule 2.3(cc)(ii) of the Disclosure Schedule that are material to or used in the operation or conduct of the Business or the manufacture and sale of products or provision of services in connection with the Business are in full force and effect, and have not been cancelled, expired, rejected or abandoned. All fees and filings with respect to Intellectual Property are current.

(xi) The Company and the Subsidiaries have taken all reasonable steps to preserve the confidentiality of all trade secrets and know-how included in the Intellectual Property. Schedule 2.3(cc)(xi) of the Disclosure Schedule contains a complete list of all current employees of the Company, the General Partners and the Subsidiaries who have executed confidentiality agreements.

(xii) No improvements have been made or created by any third party in connection with the Intellectual Property owned by the Company and described in the License Agreement, dated June 22, 1994, between the Company and American National Can Company, and the Technology License and Supply Agreement, dated September 30, 2008, between the Company and Technipack Engineering Italia, SpA.

(xiii) As used herein (x) “Intellectual Property” means all intellectual property, proprietary and industrial property rights, including, without limitation, all patents, trademarks, designs, service marks, copyrights, trade secrets, confidential information, know-how (including, without limitation, techniques and research and development information), inventions, processes, methodologies, rights of publicity, privacy and rights to personal information, Internet domain names and web sites, trade or business names, trade dress and slogans (and all goodwill symbolized by any of the foregoing, and all registrations of any of the foregoing, and all applications for registration thereof, and all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof), Software, and all goodwill associated with such intellectual property rights, and (y) “Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code, (ii) databases and computations, including any and all data and collections of data, (iii) all documentation, including user manuals and training materials, relating to any of the foregoing, and (iv) the content and information contained in any web site.

(dd) Investment Bankers. Except for Deutsche Bank Securities, Inc. (whose fee shall be payable by the Sellers), neither the Sellers, nor any of their Affiliates, nor the General Partners nor the Company nor any of the Subsidiaries, have dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Purchasers, the Company or any of the Subsidiaries for arranging the transaction contemplated hereby or introducing the parties to each other.

(ee) Product Liability; Absence of Defects.

(i) Each of the products produced or sold by the Company or any Subsidiary since January 1, 2007 was, at the time of such production or sale, (A) in compliance with all applicable laws and (B) in conformity with any warranties made in any written materials accompanying such product or in connection with its sale, in each case, except for such noncompliance or nonconformity the liability for which has not exceeded and is not reasonably expected to exceed fifty thousand dollars ($50,000) in the aggregate.

(ii) Except as set forth in Schedule 2.3(ee) of the Disclosure Schedule or as would not be material, individually or in the aggregate, to the Business taken as a whole, to the Sellers’ and the Company’s knowledge, neither the Company nor any Subsidiary has committed any act, and there has been no omission (including any design or manufacturing defect), which has resulted, or would reasonably be expected to result, in product liability or liability for breach of warranty on the part of the Company or any Subsidiary with respect to products designed, manufactured or sold by the Company or any Subsidiary.

(iii) None of the Company, any General Partner or any Subsidiary has made any material warranties other than written warranties with respect to products produced or sold by the Company or any Subsidiary since January 1, 2007 and implied warranties arising under the Uniform Commercial Code as in effect in all relevant jurisdictions.

(ff) Customers and Suppliers. Schedule 2.3(ff) of the Disclosure Schedule contains a list of the top eighteen (18) customers of the Company and the Subsidiaries (determined on the basis of revenues) and the amount of revenues generated for the fiscal year ended December 31, 2009. Schedule 2.3(ff) of the Disclosure Schedule contains a list of the top five (5) resin suppliers of the Company and the Subsidiaries and the top ten (10) non-resin suppliers of the Company and the Subsidiaries (in each case determined on the basis of cost of items purchased) and their approximate total purchases for the fiscal year ended December 31, 2009. Except as set forth in Schedule 2.3(ff) of the Disclosure Schedule, during the ninety (90) days prior to the date of this Agreement, no such customer or supplier has ceased to do business with the Company and the Subsidiaries and, to the Sellers’ and the Company’s knowledge, no such customer or supplier has threatened to terminate or change, to the detriment of the Company or any Subsidiary, its relationship with the Company or such Subsidiary.

(gg) Motor Vehicles. Schedule 2.3(gg) of the Disclosure Schedule sets forth a complete and accurate list of all vehicles utilized in the Business, whether owned or leased, the type of vehicle and vehicle identification number. All such vehicles are properly titled, licensed and registered to the Company or one of the Subsidiaries in accordance with applicable law.

(hh) Specially Designated Nationals and Blocked Persons. No Seller or any holder of any equity or other interest in a Seller Entity is listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control, the Department of the Treasury or included in any executive orders.

(ii) Affiliate Transactions. Except as set forth in Schedule 2.3(ii) of the Disclosure Schedule, none of the General Partners, the Company or any Subsidiary is a party to any agreement with (i) any of its directors or officers, or (ii) any Seller or any Affiliate of such Seller other than the Company or any Subsidiary (such Affiliates, “Non-Company Affiliates”). Schedule 2.3(ii) of the Disclosure Schedule describes all services provided by any Non-Company Affiliate to the General Partners, the Company or any Subsidiary and all other transactions and arrangements of the General Partners, the Company and the Subsidiaries with any of the Non-Company Affiliates. Except as set forth in Schedule 2.3(ii) of the Disclosure Schedule, as of the Closing Date, all of such agreements, transactions and arrangements will have been terminated or otherwise expired in accordance with their terms without any liability to the Company or any Subsidiary.

(jj) Accounts Receivable. All accounts receivable of the Company or any of the Subsidiaries reflected in the Financial Statements or since arisen arose out of bona fide transactions in the ordinary course of the Business. There is no contest or claim with any obligor of any account receivable relating to a material amount or validity of such account receivable.

(kk) Accounts Payable. Since June 30, 2010 neither the Company nor any Subsidiary has delayed or postponed the payment of accounts payable, and there are no unpaid invoices or bills representing amounts alleged to be owed by the Company or alleged to be owed by any Subsidiary, or other alleged obligations of the Company or any Subsidiary, which the Company or any Subsidiary has disputed or determined to dispute or refuse to pay, except in each case in the ordinary course of business consistent with past practice and in an amount in excess of fifty thousand dollars ($50,000) in the aggregate.

(ll) Rebates. Except as set forth in Schedule 2.3(ll) of the Disclosure Schedule, neither the Company nor any Subsidiary provides or allows rebates in connection with the Business. The Company does not have a formal policy with respect to discounts, allowances and returns of the Business. The Company and the Subsidiaries do not sell any products of the Business on consignment, on approval or with any right of return, except if such products are non-conforming or defective.

(mm) Propriety of Past Payments. To the Sellers’ and the Company’s knowledge, neither of the General Partners, the Company nor any Subsidiary nor any of their respective partners, directors, officers, employees and representatives of its legal, accounting and financial advisors and other representatives and Affiliates has made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(nn) Adequacy of Internal Controls. The Company is responsible for the fair presentation in the consolidated financial statements of financial position, results of operations, and cash flows in conformity with GAAP and acknowledges its responsibility for establishing and maintaining effective internal control over financial reporting, including designing and implementing programs and controls to prevent, detect and correct fraud. To the Sellers’ and the Company’s knowledge, there are no significant deficiencies or material weaknesses in the design or operation of the Company’s, the General Partners’ or the Subsidiaries’ internal control over financial reporting. For the purposes of the preceding sentence: (x) a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s and the Subsidiaries’ financial statements will not be prevented, or detected and corrected, on a timely basis; and (y) a “significant deficiency” is a deficiency, or combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by the Company.

(oo) Product Recalls. During the last ten (10) years, neither the Company nor any of the Subsidiaries has been required, by any governmental agency or by any customer, to conduct a product recall, and none of them has conducted a voluntary product recall of products sold or distributed by the Company or the Subsidiaries and, to the Sellers’ and the Company’s knowledge, no such recall is being considered by the Company or any of the Subsidiaries or has been ordered by any governmental authority. The products distributed by the Company or the Subsidiaries during the last ten (10) years, and the finished goods, and the products being manufactured by the Company and the Subsidiaries as of the date hereof do not, and as of the Closing Date, will not, contain any defects in materials, design, manufacture, or workmanship that will result in a voluntary or involuntary product recall as deemed appropriate in the commercially reasonable discretion of Purchasers. For the purposes of this Section 2.3(oo), “product recall” means any corrective action appropriate under the statutes and regulations of the United States Consumer Products Safety Commission with respect to any single product, product design or line, or batch(es) of products manufactured by the Company or any of the Subsidiaries.

(pp) No Omissions or Misstatements. None of the representations or warranties made by the Company or the Sellers in this Agreement, as qualified by the Disclosure Schedule, as of the date such representations and warranties were made or deemed made, contained or contains any untrue statement of a material fact or omitted or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading as of the time when made or delivered.

2.4 Individual Representations and Warranties of the Sellers. Each of the Sellers, individually, represents and warrants to Purchasers that:

(a) Power and Authority. Such Seller has full power and authority to execute and perform this Agreement.

(b) Seller Entities. If such Seller is a corporation, limited partnership, limited liability company, trust or entity (a “Seller Entity”), such Seller Entity is duly existing and in good standing under the laws of its jurisdiction of incorporation or formation. Such Seller Entity has qualified as a foreign entity, and it is in good standing under the laws of all jurisdictions where the nature of its business or the nature or location of its assets requires such qualification and where the failure to so qualify has a Material Adverse Effect. The execution and delivery of this Agreement by it and the performance by it of all of its obligations under this Agreement have been duly approved prior to the date of this Agreement by all requisite action of its board of directors, general partners, managers, trustees or the like, as the case may be. The approval of its shareholders, limited partners, members, beneficiaries or the like (as the case may be), for it to execute this Agreement or consummate the transaction contemplated hereby is either not required or has been duly given. This Agreement has been duly executed and delivered by it. Neither the execution and delivery of this Agreement by such Seller Entity, nor the consummation by it of the transaction contemplated hereby will conflict with or constitute a breach of any of the terms, conditions or provisions of its certificate or articles of incorporation, by-laws, agreement of limited partnership, operating agreement, trust agreement or declaration of trust, or other organizational documents, as the case may be.

(c) Absence of Conflicts. Neither the execution and delivery of this Agreement by such Seller, nor the consummation by it of the transaction contemplated hereby will conflict with or constitute a breach of any of the terms, conditions or provisions of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award, to which such Seller is a party or by which such Seller or its assets are or may be bound.

(d) Enforceability. This Agreement has been duly executed and delivered by such Seller and constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies.

(e) Absence of Breaches. Such Seller is not a party to, or bound by, any unexpired, undischarged or unsatisfied contract, agreement or other arrangement, under the terms of which the execution, delivery and performance by such Seller of this Agreement and the consummation of the transaction contemplated hereby by such Seller will require a consent, approval, or notice or will result in a breach, lapse, cancellation, right to terminate, default or acceleration of any right or obligation or result in a lien on the Shares or the LP Units (as the case may be) owned by such Seller.

(f) Ownership of Shares or Units. Such Seller owns the number of Shares or LP Units listed opposite such Seller’s name on the Stockholder and Partner List, free and clear of all Claims, other than as set forth on Schedule 2.3(h)(i) of the Disclosure Schedule, the LP Agreement and (if such Seller is an employee of the Company or a permitted transferee of such Person) a Management Securityholder Agreement. Schedule 2.3(h)(i) of the Disclosure Schedule accurately identifies each Limited Partner whose LP Units are pledged to secure LP Debt and all holders of such Limited Partner’s LP Debt and, for each such holder, sets forth the accurate amount of such Seller’s LP Debt.

(g) Specially Designated Nationals and Blocked Persons. Such Seller, or any holder of any equity or other interest in a Seller Entity, is not listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control, the Department of the Treasury or included in any Executive Orders.

2.5 Limitation on Warranties. Except as expressly set forth in Sections 2.3 and 2.4, the Company and the Sellers make no express or implied warranty of any kind whatsoever, including, without limitation, any representation as to physical condition or value of any of the assets of the General Partners, the Company or any of the Subsidiaries or the future profitability or future earnings performance of the General Partners, the Company or any of the Subsidiaries. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

2.6 Definition of Knowledge. For the purposes of this Agreement:

(a) the Sellers’ knowledge shall be deemed to be limited to the actual knowledge, as of the Closing Date, of Charles P. Gallagher (“Gallagher”), Wayne C. Kocourek (“Kocourek”), Billy Williams, David H. Randall, Kenneth Wroblewski, Jay DuBois, Russell J. Killion and Kenneth Celic, after due investigation;

(b) the Company’s knowledge shall be deemed to be limited to the actual knowledge, as of the Closing Date, of Francisco Gonzalez, Mark Grant, Scott McCadam, Mark Schneider, Craig Peterson, Hector Rodriguez, Earnest Bliss, Thomas Krieger, David Quinn and Scott Skifano, after due investigation, which investigation shall include, without limitation, the interviewing and questioning of each of the plant managers of the Company with regard to issues related to such plant manager’s specific plant location; and

(c) the knowledge of a Purchaser or the Graham Party shall be deemed to be limited to the actual knowledge, as of the Closing Date, of David Bullock, Mark Burgess, and Michael Korniczky, after due investigation, which investigation shall include, without limitation, the interviewing and questioning of those of Purchasers’ employees who conducted site visits to the Company’s or the Subsidiaries’ plant locations and who conducted engineering discussions with the Company prior to execution of this Agreement.

ARTICLE III

CONDUCT PRIOR TO THE CLOSING

3.1 General. The Company and the Sellers, on one hand, and Purchasers, on the other, shall have the rights and obligations with respect to the period between the date hereof and the Closing Date which are set forth in this Article III.

3.2 The Company’s and the Sellers’ Obligations. The following are the Company’s and the Sellers’ obligations:

(a) The Company shall, and the Sellers shall and shall cause (as applicable) the General Partners, the Company and the Subsidiaries to, give to Purchasers’ officers, employees, agents, attorneys, consultants, accountants and lenders reasonable access during normal business hours to all of the properties, books, contracts, documents, insurance policies, records and personnel of or with respect to the General Partners, the Company and the Subsidiaries (exclusive of any documents which are protected by a legal privilege or which are subject to restrictions on disclosure which are binding upon the Company or any of the Subsidiaries) and shall cause the General Partners, the Company and the Subsidiaries to furnish to Purchasers and such Persons as Purchasers shall designate to the Sellers such information as Purchasers or such Persons may at any time and from time to time reasonably request.

(b) The Company shall, and the Company and the Sellers shall use all commercially reasonable efforts (and Purchasers shall cooperate with the Sellers) to, cause (as applicable) the General Partners, the Company or the applicable Subsidiary (as the case may be) to, obtain the unconditional and irrevocable consents to the consummation of the transaction contemplated hereby under each Contract which is enumerated in Exhibit D attached hereto (the “Material Consents”), it being understood that the Company shall not be obligated to make any material payment, any amendment to any Contract, or any other commercial concession, as a condition to the grant of any Material Consent with the exception of the consent fees associated with the leases listed as number 5 and 6 on Exhibit D, which fees shall be paid 50% by Purchasers and 50% by the Sellers.

(c) The Company shall, and the Company and the Sellers shall cause (as applicable) the General Partners, the Company and the Subsidiaries to, conduct the Business in the ordinary course in substantially the same manner in which it previously has been conducted and preserve intact their business organizations, keep available the services of their current officers and key employees, and preserve the relationships with their customers, suppliers and others having material business dealings with them.

(d) Without the prior written consent of Purchasers, which shall not be unreasonably withheld, conditioned or delayed, and without limiting the generality of any other provision of this Agreement, the Company shall not, and the Sellers shall cause (as applicable) the General Partners, the Company and any of the Subsidiaries not to:

(i) amend (A) the articles or certificate of incorporation of any of the General Partners or Holdings I, (B) the Articles of Organization-Conversion of Holdings II, (C) the certificate of limited partnership of the Company or the LP Agreement, or (D) the partnership agreement of Plaxicon;

(ii) make any change in General Partners’, the Company’s or the Subsidiaries’ authorized capital or capital stock, or issue any shares of stock or other securities of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or capital of any of the General Partners, the Company or any of the Subsidiaries, or to other equity securities of any of the General Partners, the Company or any of the Subsidiaries, or grant any stock appreciation or similar rights;

(iii) except to comply with any Benefit Plan, agreement or policy in existence on the date hereof that is listed on Schedule 2.3(s) of the Disclosure Schedule, (A) increase the compensation or fringe benefits of any employee (except for increases in salary or hourly wage rates, in the ordinary course of its Business consistent with past practice); (B) other than pursuant to Section 3.2(g), grant any severance or termination pay to any employee; (C) loan or advance any money or other property to any employee; (D) hire or terminate any member of the senior management of the Company or any of the Subsidiaries; (E) establish, adopt, enter into, amend or terminate (or grant any waiver or consent in respect of) any Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement; or (F) grant any equity or equity-based awards;

(iv) incur or commit to incur any capital expenditures not set forth in Schedule 3.2(d)(iv) in excess of five hundred thousand dollars ($500,000) in the aggregate, or defer the making of capital expenditures out of the ordinary course of business (and the Company shall continue to expend capital expenditures for maintenance purposes in the ordinary course of the business and in accordance with its historical practices);

(v) sell, transfer or otherwise dispose of any asset or property (exclusive of Cash Equivalents), except for sales of inventory in the usual and ordinary course of business in accordance with past practices;

(vi) prepay any of its material obligations other than in the ordinary course of business;

(vii) purchase services, make any other expenditures or incur any other liabilities in excess of fifty thousand dollars ($50,000), except for services purchased, expenditures made or liabilities incurred in the ordinary course of business consistent with past practices;

(viii) make any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than fifty thousand dollars ($50,000) in the aggregate;

(ix) except for cash distributions to the Sellers, pay or declare any dividend or make any distribution on its securities of any class or purchase or redeem any of its securities of any class;

(x) modify, terminate or fail to perform any material obligation under any lease of the Leased Real Property or any Rail Agreement;

(xi) sell, transfer, or encumber all or any portion of the Real Estate;

(xii) cancel or terminate any of their current insurance policies or cause any of the coverage thereunder to lapse, unless, simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(xiii) change or make any Tax elections, change any method of accounting with respect to Taxes, file any amended Return, enter into any closing agreement, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or settle or compromise any federal, state, local or foreign Tax liability;

(xiv) amend or modify, or terminate or fail to renew on comparable terms, any Contract set forth on Schedule 2.3(p) of the Disclosure Schedule, or any lease set forth on Schedule 2.3(z) of the Disclosure Schedule; provided, however, that the Company may amend or modify a Contract, in the ordinary course of its Business, to the extent the concessions included in such modification are limited to the greater of $500,000 per annum (which concessions, however, shall not include pass-through reductions in material costs), or a unit price reduction of five percent (5%); provided, further, that the Company must provide Purchasers with written notice of all such amendments and modifications;

(xv) except as may be required by GAAP or as a result of a change in applicable law, make any change in its principles, practices, procedures and methods of accounting, including, without limitation, (A) write down the value of any inventory (including write downs by reason of shrinkage or mark down), write off as uncollectable any notes or accounts receivable, or write down or modify any current liabilities (except for write down and write off in the ordinary course of business consistent with historical practice and not exceeding, in the aggregate two hundred fifty thousand dollars ($250,000), or (B) make any material revaluation of any assets;

(xvi) settle or compromise any claim, action, suit, or proceeding other than in the ordinary course of business, consistent with past practices;

(xvii) incur any Debt or guarantee any Debt or issue or sell any debt securities, which Debt cannot be repaid in full on the Closing Date (it being understood that the Company may incur Debt which can be repaid in full on the Closing Date), or guarantee any debt securities of others, or incur any obligations with respect to hedging, swaps or similar arrangements;

(xviii) adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring or other reorganization;

(xix) enter into any new line of business outside of the Business;

(xx) make any request or demand to any Person to pay any amounts under or in respect of any accounts receivable of the Company or any Subsidiary prior to the stated maturity thereof, or factor or otherwise dispose of any accounts receivable of the Company or any Subsidiary or discharge or forgive any obligations of any obligor thereunder, except in the ordinary course of business consistent with past practice;

(xxi) defer or delay the payment of accounts payable of the Company or any Subsidiary beyond the stated maturity thereof, except in the ordinary course of business consistent with past practice;

(xxii) agree to any change in the material terms of sale or credit with respect to any customer, except in the ordinary course of business consistent with past practice;

(xxiii) agree to any change in the material terms of purchase, credit or payment of Accounts Payable with respect to any vendor or supplier or products or services, except in the ordinary course of business consistent with past practice;

(xxiv) make any cash or other distributions from the proceeds of a refinancing;

(xxv) enter into any severance agreements or arrangements related to the termination of employment of any of the Company’s or the Subsidiaries’ employees, except as set forth in Section 3.2(h); or

(xxvi) commit to do any of the foregoing.

(e) From the date of this Agreement until the Closing, the Company and the Sellers shall, and shall cause, as applicable, the General Partners, the Company the Subsidiaries and each of the respective officers and employees of the General Partners, the Company and the Subsidiaries to, direct the advisors, including legal and accounting advisors, of the General Partners, the Company the Subsidiaries, to provide all cooperation reasonably requested by Purchasers (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Subsidiaries) in connection with obtaining the Debt Financing contemplated by the Debt Commitment Letter, including, without limitation:

(i) as specifically required in the Debt Commitment Letter;

(ii) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with credit rating agencies;

(iii) assisting with the preparation of materials for credit rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and similar documents required in connection with the Debt Financing (it being understood that Purchasers shall have primary responsibility therefor, and the Sellers shall have no liability to any provider of the Debt Financing of any kind whatsoever; provided, however, that each Seller shall be responsible for such Seller’s fraud and intentional misstatement of a material fact in connection with performing its obligations under this Section 3.2(e));

(iv) executing and delivering any pledge and security documents, currency or interest hedging arrangements or other definitive financing documents or other certificates and documents as may be reasonably requested by Purchasers or otherwise facilitating the pledging of collateral as may be reasonably requested by Purchasers (provided that any obligations contained in such documents shall be effective no earlier than as of the Closing Date and shall be contingent upon the occurrence of the Closing);

(v) furnishing Purchasers and the Financing Sources as promptly as practicable, and in no event later than August 25, 2010, with available financial and other pertinent available information regarding the General Partners, the Company and the Subsidiaries and other cooperation and assistance as may be reasonably requested by Purchasers in writing, including, but not limited to:

(A) the audited consolidated balance sheets of the Company and the Subsidiaries as of December 31, 2009 and December 31, 2008, and the related audited statements of income, change in partners’ equity and cash flows for the years ended December 31, 2009, December 31, 2008 and December 31, 2007, together with related required notes and supplemental information to such consolidated financial statements as may be required, and the unaudited consolidated balance sheet of the Company and the Subsidiaries as of the Interim Financial Statement Date and December 31, 2009, and the related unaudited statements of income, change in partners’ equity and cash flows for the six (6)-month periods ended June 30, 2010 and 2009, together with related required notes and supplemental information to such consolidated interim financial statements as may be required. The above referenced financial statements and financial and other data are to be prepared in accordance with GAAP consistently applied and as required by Regulation S-X and Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are to be reviewed to the extent so required for the interim periods, by an independent certified public accounting firm;

(B) the audited balance sheets of each of the General Partners as of December 31, 2009 and December 31, 2008 and the related audited statements of operations, change in stockholders’ equity and cash flows for the years ended December 31, 2009, December 31, 2008 and December 31, 2007 (collectively, the “GP Financial Statements”), together with related required notes and supplemental information to such financial statements as may be required, and the unaudited balance sheets of each of the General Partners as of the Interim Financial Statement Date and December 31, 2009, and the related unaudited statements of operations, change in stockholders’ equity and cash flows for the six (6)-month periods ended June 30, 2010 and 2009, together with related required notes and supplemental information to such interim financial statements as may be required. The above referenced financial statements and financial and other data are to be prepared in accordance with GAAP consistently applied and as required by Regulation S-X and Regulation S-K promulgated under the Exchange Act, and are to be reviewed to the extent so required for the interim periods by an independent certified public accounting firm; and

(C) all other financial information related to the General Partners, the Company and the Subsidiaries reasonably required by Purchasers for Purchasers to produce the pro forma financial statements and related disclosures, including the Management’s Discussion and Analysis of Financial Condition and Results of Operations required by Regulation S-K promulgated under the Exchange Act, as may be requested and/or required to be delivered pursuant to the Debt Commitment Letter and/or required in any registration statement or report filed by any Purchaser and its Affiliates with the SEC that would require such information as referenced in Regulation S-X or Regulation S-K promulgated under the Exchange Act; (information required to be delivered pursuant to this Section 3.2(e)(v) being referred to as, the “Required Information”);

(vi) using commercially reasonable efforts to obtain accountants’ comfort letters, accountants’ consents, surveys and title insurance as reasonably requested by Purchasers (all at the expense of Purchasers);

(vii) using commercially reasonable efforts to:

(A) permit the lenders under the Debt Commitment Letter to evaluate the Company’s and the Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (provided that such access and information shall only be provided to the extent that, in the reasonable judgment of the Company, such access or the provision of such information would not violate any applicable laws; and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that, in the reasonable judgment of the Company, would result in the disclosure of any trade secrets or violate any of its or the Subsidiaries’ obligations with respect to confidentiality); and

(B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing (provided that such accounts, agreements and arrangements will not become active or take effect until the Closing Date); and

(viii) entering into one or more credit or other agreements on terms reasonably satisfactory to Purchasers in connection with the Debt Financing; provided, however, that neither the Company nor any of the Subsidiaries shall be required to enter into any agreement or commit to take any action that is not contingent upon the Closing.

Neither the Company nor any Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financing contemplated by the Debt Commitment Letter prior to the Closing Date. Purchasers shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of the Subsidiaries in connection with such cooperation. The Company hereby consents to the use of its and the Subsidiaries’ logos in connection with the financing contemplated by the Debt Commitment Letter; provided, however, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of the Subsidiaries or the reputation or goodwill of the Company or any of the Subsidiaries. All non-public or otherwise confidential information regarding the Company and the Subsidiaries obtained by Purchasers pursuant to this Section 3.2(e) shall be kept confidential by Purchasers in accordance with the Confidentiality Letter (as herein defined), except for disclosure to potential lenders, investors, rating agencies or their respective representatives, each of whom shall be obligated to maintain the confidentiality of such information as a condition to being provided such information. “Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Commitment Letter or other debt financings in connection with the transaction contemplated hereby, including the parties named in Section 3.2 and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns.

(f) The Company shall, as soon as available, and in any event within twenty (20) days after the end of each month, deliver to Purchasers a Company-prepared consolidated and/or combined, as applicable, balance sheet and statements of income and cash flow as of and for the month then ended in accordance with GAAP consistently applied, except for (x) normal year-end adjustments, which will not be material, individually, or in the aggregate, and (y) the omission of footnote disclosures required by GAAP.

(g) The Company and the Subsidiaries are responsible for all payment obligations, including, without limitation, severance payments pursuant to the terms of severance agreements or arrangements existing as of the date hereof, related to the termination of employment of any of the Company’s or the Subsidiaries’ employees which occurs before the Closing, and the Sellers are solely responsible for payment of any so-called “sale bonuses”.

(h) Prior to the Closing Date, the Company shall have the right to enter into severance agreements in form and substance reasonably satisfactory to Purchasers, with any or all of the Company’s or the Subsidiaries’ employees listed on Schedule 3.2(h), which will provide for the payment of severance pay to any of such employees whose employment is terminated by the Company within one year after the Closing Date, on the terms set forth on Schedule 3.2(h).

(i) From the date of this Agreement until the Closing, the Company and the Sellers shall, and shall cause, as applicable, the General Partners, the Company, the Subsidiaries and each of the respective officers and employees of the General Partners, the Company and the Subsidiaries to (i) comply with all applicable federal and state labor and employment laws pertaining to the closure of the Company’s Kansas City, MO plant, including, but not limited to, the WARN Act, ADEA, OWBPA, and Title VII of the Civil Rights Act of 1964 and (ii) provide Purchasers with written updates every thirty (30) days regarding the status of the closure of the Company’s Kansas City, MO plant and copies of any notices or other documentation provided by The J.M. Smucker Company with regard to the closure of the Company’s Kansas City, MO plant.

(j) The Company, the Sellers and Purchasers acknowledge that Purchasers have not completed their review of title commitments and surveys ordered in connection with the Real Estate. From the date of this Agreement until the Closing, the Company and the Sellers shall cooperate with Purchasers in Purchasers’ dealings with First American Title Insurance Company (the “Title Company”) and the surveyors engaged by the Title Company to conduct surveys of the Real Property. Without limiting the foregoing, the Company shall, and the Sellers shall and shall cause (as applicable) the General Partner, the Company and the Subsidiary to, provide the Title Company with such documentation as may customarily be required to induce the Title Company to issue owner’s policies covering the Real Estate in form and substance reasonably acceptable to Purchasers (the “Title Policies”). With respect to any liability associated with the Real Estate Indemnification Events (as herein defined), the Sellers may elect, in the Partners’ Representatives’ discretion, for the Company to pay the cost, which cost shall be treated as Debt for purposes of this Agreement, for any insurance endorsements with respect to any such Real Estate Indemnification Event offered to Purchasers by the Title Company as provided for in Section 3.3(e), and Purchasers shall be the insured parties under any such endorsement. On or before the Closing Date, the Partners’ Representatives shall notify Purchasers in writing of its election.

(k) From the date of this Agreement until the Closing, the Company and the Sellers shall, and shall cause, as applicable, the General Partners, the Company, the Subsidiaries and each of the respective officers and employees of the General Partners, the Company and the Subsidiaries to provide Purchasers with written updates every thirty (30) days regarding the status of all litigation, proceedings or investigations pending or, to the Sellers’ or the Company’s knowledge, threatened, against the General Partners, the Company, or any of the Subsidiaries.

(l) Effective on the Closing Date, the Company shall, and the Sellers and the General Partners shall cause the Company to, terminate the Company’s Severance Business Practice in existence on the date hereof (the “Existing Severance Practice”).

(m) Prior to the Closing, the Gallagher Entities (as herein defined) may transfer the Units owned by them to one or more of their respective members, provided that any such member(s) join this Agreement and agree in writing to be bound hereby, which writing shall be delivered to Purchasers, whereupon each such member shall become a Principal Seller for the purposes of this Agreement.

(n) On or before the Closing Date, the Company and the Subsidiaries shall cause the Claims identified on Schedule 2.3(k) as being released at the Closing to be released.

3.3 Purchasers’ Obligations.

(a) Purchasers shall comply with their obligations under that certain letter agreement, dated August 7, 2009 between the Company and Blackstone Management Partners L.L.C. (the “Confidentiality Letter”).

(b) With respect to the Debt Financing:

(i) Each Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, and close concurrently with the Closing, the Debt Financing on substantially the terms and conditions described in the Debt Commitment Letter (including obtaining credit rating agency approvals, maintaining in effect the Debt Commitment Letter, satisfying on a timely basis all conditions applicable to Purchasers’ obtaining the Debt Financing, negotiating definitive agreements with respect to the Debt Commitment Letter on terms and conditions contained therein or with respect to any replacement commitments, if any, satisfying on a timely basis all conditions applicable to Purchasers in such definitive agreements that are within its control and, if necessary, borrowing pursuant to the Debt Commitment Letter in the event any “flex” provisions thereof are exercised).

(ii) Purchasers shall keep the Company and the Partners’ Representatives informed on a current basis in reasonable detail of the status of its efforts to comply with the terms of, and satisfy the conditions contemplated by, the Debt Commitment Letter in accordance with this Section 3.3(b).

(iii) In furtherance of the provisions of this Section 3.3(b), the Debt Commitment Letter may be amended or superseded without the prior consent of the Company and the Sellers to replace or add one or more lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Commitment Letter as of the date hereof, or otherwise; provided, however, that in no event shall Purchasers cause the Debt Commitment Letter to be amended or superseded in a manner that would (i) expand or adversely amend the conditions to the debt financing set forth in the Debt Commitment Letter; (ii) reasonably be expected to materially delay or prevent the Closing; (iii) reduce the aggregate amount of debt financing set forth in the Debt Commitment Letter other than a reduction to an amount sufficient to consummate the transaction contemplated hereby; or (iv) adversely impact the ability of Purchasers or the Graham Party to enforce their rights against the other parties to the Debt Commitment Letter. In such event, the term “Debt Commitment Letter,” as used in this Section 3.3(b)(iii), shall be deemed to include the Debt Commitment Letter that is not so amended or superseded at the time in question and any such amendment to or replacement of the Debt Commitment Letter to the extent then in effect.

(iv) In the event that all conditions to the Debt Commitment Letter have been satisfied, Purchasers shall use their commercially reasonable efforts to cause the lenders and other persons providing the Debt Commitment Letter to fund on the Closing Date.

(v) Purchasers shall give the Company and the Principal Sellers prompt notice of any material breach by any party of the Debt Commitment Letter, any termination of any of the Debt Commitment Letter or any other circumstance, event or condition that would reasonably be likely to prevent or materially impede or delay the consummation of the financing contemplated by the Debt Commitment Letter, to the extent Purchasers become aware of such breach, termination, circumstance, event or condition.

(vi) If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) set forth in the Debt Commitment Letter, Purchasers shall use all commercially reasonable efforts to arrange alternative financing from alternative sources in an amount sufficient to consummate the transaction contemplated hereby on terms not materially less favorable to Purchasers than those set forth in the Debt Commitment Letter (including the flex provisions) as promptly as practicable following the occurrence of such event, but in no event later than the last day of the Marketing Period. For the avoidance of doubt, in the event that (i) all or any portion of the Debt Financing structured as high-yield notes is not yet received by Purchasers, (ii) the conditions to closing in Article IV (other than conditions that by their nature can be satisfied only at the Closing) have been satisfied and (iii) the bridge facilities contemplated by the Debt Commitment Letter (or alternative bridge financing obtained in accordance with this Agreement) are available in all material respects on the terms and conditions (including the flex provisions) described in the Debt Commitment Letter (or alternative financing therefor), then Purchasers shall use all commercially reasonable efforts to cause the proceeds of such bridge financing or alternative financing to be used to replace such high-yield note financing no later than the final day of the Marketing Period.

(vii) The “Marketing Period” shall mean the first period of twenty (20) consecutive Business Days after the date of this Agreement, but in no event commencing earlier than September 7, 2010, throughout which (A) Purchasers shall have been provided with the Required Information that the Sellers are required to provide to Purchasers pursuant to Section 3.2(e), and (B) no event has occurred and no conditions exist that would cause any of the conditions set forth in Section 4.2, 5.3 or 5.4 to fail to be satisfied, assuming the Closing were to be scheduled for any time during such twenty (20)-consecutive-Business-Day period; provided, however, that the Marketing Period shall not be deemed to have commenced if (i) after the date hereof and prior to the completion of the Marketing Period, the Accountants shall have withdrawn their audit opinion with respect to any of the GP Financial Statements or the Financial Statements or (ii) the financial statements included in the Required Information that are available to Purchasers on the first day of any such twenty (20)-consecutive-Business Day period would not be sufficiently current on any day during such twenty (20)-consecutive-Business-Day period to permit a registration statement using such financial statements to be declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on the date that is three (3) Business Days after the last day of the twenty (20)-consecutive-Business-Day period.

(viii) If the Company shall in good faith reasonably believe that the Company has delivered the Required Information and that the conditions set forth above have been satisfied, it may deliver to Purchasers a written notice to that effect (stating when it believes such delivery was completed), in which case the Marketing Period shall be deemed to have commenced on the date of such notice unless Purchasers in good faith reasonably believe that such delivery has not been completed or that such conditions have not been satisfied and, within two (2) Business Days after the delivery of such notice by the Company, Purchasers shall deliver to the Company written notice to that effect (stating with specificity which Required Information the Company has not delivered or which conditions have not been satisfied).

(c) Except for those employees listed on Schedule 3.3(c), the Company and the Subsidiaries, as then owned by Purchasers, are responsible for all payment obligations, including, without limitation, severance payments pursuant to the terms of severance agreements or arrangements in existence as of the date hereof, and those executed by the Company pursuant to Section 3.2(h), related to the termination of employment of any of the Company’s or the Subsidiaries’ employees after Closing. Effective immediately following the Closing, the Company, as owned by Purchasers, shall adopt a severance policy which substantially reflects the level of benefits under the Existing Severance Practice (the “New Severance Policy”), and shall comply with the New Severance Policy in respect of any employee of the Company or the Subsidiaries, other than those employees listed on Schedule 3.3(c), whose employment is terminated by the Company or the Subsidiaries within the one-year period following the Closing Date. To the extent the New Severance Policy is amended after the one-year period following the Closing Date, such amended policy shall provide past service credit to the employees of the Company and the Subsidiaries for their services to the Company or the Subsidiaries for the period prior to the Closing.

(d) Purchasers, in consultation with the Company, shall have the right to designate employees of the Company and the Subsidiaries to whom retention bonuses shall be paid if the Closing occurs, and the amount of such bonuses. The Company and the Subsidiaries, as then owned by Purchasers, shall be responsible for such payment obligations.

(e) Purchasers shall take all commercially reasonable actions which are required in order for the Title Company to issue the Title Policies on the Closing Date, including, without limitation, payment of all applicable premiums. Purchasers shall use commercially reasonable efforts to cause the Title Company to commit to issue insurance endorsements with respect to the Real Estate Indemnification Events, and, if successful, shall promptly notify the Partners’ Representatives in writing before the Closing concerning the terms on which the Title Company has offered to issue such endorsements. If the Partners’ Representatives elect for the Company to pay the cost of any such endorsement, Purchasers shall obtain such endorsement at the Closing, and the cost of any such endorsement shall be treated as Debt for purposes of this Agreement.

3.4 Joint Obligations. The following shall apply with equal force to the Company and the Sellers, on the one hand, and Purchasers, on the other hand:

(a) Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction contemplated hereby as soon as practicable.

(b) Each party shall promptly give the other party written notice of the existence or occurrence of any condition, event or circumstance which would make any representation or warranty herein contained of either party untrue or which would reasonably be expected to prevent the consummation of the transaction contemplated hereby; provided, however, for the avoidance of doubt, such notice shall not be deemed to constitute cure for a breach of any of the provisions of this Agreement.

(c) No party shall intentionally perform any act which, if performed, or intentionally omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of said party being untrue in any material respect as if originally made on and as of the Closing Date (other than changes in the ordinary course of business). Without limiting the generality of the preceding sentence, neither this paragraph (c), nor paragraph (a), shall be violated by the Sellers or the Company should the Company or any of the Subsidiaries take, or omit to take, any action relating to the Business which would be taken (or not taken) in the ordinary course of business in the absence of the transaction contemplated hereby.

(d) As promptly as practicable following the execution and delivery of this Agreement, but in any event within ten (10) days after the date hereof, the Company, the Sellers and Purchasers shall make or cause to be made all filings and submissions as may be reasonably required under the HSR Act. The Company and Purchasers shall use all commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act as promptly as practicable following the execution and delivery of this Agreement. Each party shall furnish to each other party upon its request all such information and assistance as such other party may reasonably request in connection with such filings or submissions. Each such party shall also provide to the other parties hereto copies of all correspondence, filings, or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental authority, on the other, with respect to this Agreement and the transaction contemplated hereby. Each party shall consult with the other party in advance of any meeting or conference with any governmental authority and, to the extent permitted by such governmental authority, give the other party the opportunity to attend and participate in such meetings and conferences. If any objections are asserted by a governmental authority with respect to the transaction contemplated hereby under any applicable U.S. antitrust law or if any suit is instituted (or threatened to be instituted) by any applicable governmental entity alleging that the transaction contemplated hereby violates any applicable U.S. antitrust law, the parties hereto shall use their respective best efforts, and take all actions necessary, to resolve any such objections or suits; provided, however, that in no event shall any Purchaser or any of its Affiliates be obligated to divest any operation or asset or a portion thereof or otherwise modify its business or the ordinary conduct of its business, or materially change the terms of the transaction contemplated hereby, in order to comply with this Section 3.4(d).

3.5 Exclusivity. From the date hereof until the earlier of the Closing or the date on which this Agreement terminates or is terminated in accordance with Section 8.2, the Company and the Sellers shall not, and they shall cause (as applicable), the General Partners, the Company and the Subsidiaries not to, directly or indirectly through any of their respective officers, directors, partners, employees, stockholders, agents or representatives, (a) discuss or pursue a possible sale, merger or other disposition of the Company or any Subsidiary, any securities or substantial portion of the assets of the Company or any Subsidiary or any interest therein with any Person (any such transaction, an “Alternative Transaction”) other than Purchasers or their respective representatives or provide any information to any Person other than Purchasers or their respective representatives in connection therewith, (b) except in connection with the performance of this Agreement, disclose the terms of this Agreement to any Person other than Purchasers or their respective representatives, except that the Company may furnish this Agreement to its lenders. None of the Sellers will vote their Shares or Units in favor of any Alternative Transaction. The Sellers shall cause the General Partners, the Company and Subsidiaries and each of their respective officers, directors, partners, employees, stockholders, agents or representatives to immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons (other than Purchasers or any of their Affiliates) conducted prior to the date hereof in connection with an Alternative Transaction. Notwithstanding the foregoing, any party may respond to an inquiry or other expression of interest without being deemed to have violated this Section 3.5 to the extent such party does not solicit, initiate or encourage such inquiry or other expression of interest, and such party’s response is limited to informing the Person making the inquiry or other expression of interest that such party has entered into a binding agreement for the acquisition of the Company and is prohibited from further discussing or entertaining any alternative proposals. The Partners’ Representatives shall promptly advise Purchasers orally and in writing of any such inquiry or expression of interest, including the material terms and conditions of such inquiry or expression of interest, and the identity of the Person making the same.

ARTICLE IV

CONDITIONS TO CLOSING

4.1 Conditions to the Company’s and the Sellers’ Obligations. The obligation of the Company and the Sellers to close the transaction contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at the Partners’ Representatives’ option, be terminated pursuant to and with the effect set forth in Article VIII:

(a) The representations and warranties of Purchasers contained in this Agreement shall be true and correct in all material respects as of the Closing, as if made on the Closing Date (except for any such representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct in all material respects as of such specific date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, does not have a Material Adverse Effect (with such defined term having the meaning set forth in Section 2.3(b) modified to apply to Purchasers as opposed to the Company and the Subsidiaries).

(b) Purchasers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No suit, proceeding or investigation shall have been commenced by any governmental authority on any grounds to restrain, enjoin or hinder the consummation of the transaction contemplated hereby.

(d) All applicable waiting periods (and extensions thereof), if any, under the HSR Act shall have expired or otherwise been terminated, and all other necessary consents, permits or approvals of and filings with any federal, state, local or foreign judicial, legislative, executive or regulatory authority or agency relating to the consummation of the transaction contemplated hereby shall have been obtained and made.

(e) All of Purchasers’ deliveries under Section 5.2 shall have been made or such delivery shall have been waived in writing by the Partners’ Representatives.

4.2 Conditions to Purchasers’ Obligations. The obligation of Purchasers to close the transaction contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Purchasers’ option, be terminated pursuant to and with the effect set forth in Article VIII:

(a) The representations and warranties of the Company and the Sellers contained in this Agreement (without regard to materiality or Material Adverse Effect qualifiers contained therein) shall be true and correct as of the Closing, as if made on the Closing Date (except for any such representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such specific date), except where the failure of the representations and warranties (without regard to materiality or Material Adverse Effect qualifiers contained therein) to be true and correct, individually or in the aggregate, does not have a Material Adverse Effect; provided, however, that the Sellers Fundamental Representations (as herein defined), other than those Fundamental Representations made pursuant to Section 2.3(n) hereof regarding “Taxes” shall be true and correct (without disregarding materiality or Material Adverse Effect qualifiers contained therein) in all respects.

(b) The Company and the Sellers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) All of the Material Consents shall have been obtained.

(d) No suit, proceeding or investigation shall have been commenced by any governmental authority on any grounds to restrain, enjoin or hinder the consummation of the transaction contemplated hereby.

(e) All applicable waiting periods (and extensions thereof), if any, under the HSR Act shall have expired or otherwise been terminated and all other necessary consents, permits or approvals of and filings with any federal, state, local or foreign judicial, legislative, executive or regulatory authority or agency relating to the consummation of the transaction contemplated hereby shall have been obtained and made.

(f) All of the Sellers’ and the Company’s deliveries under Section 5.3 shall have been made or such delivery shall have been waived in writing by Purchasers.

(g) The Title Company shall have committed to issue the Title Policies.

ARTICLE V

CLOSING

5.1 Form of Documents. At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article V. All documents which the Sellers shall deliver shall be in form and substance reasonably satisfactory to Purchasers and Purchasers’ counsel. All documents which Purchasers shall deliver shall be in form and substance reasonably satisfactory to the Partners’ Representatives’ and the Company’s counsel.

5.2 Purchasers’ Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Section 4.2, Purchasers shall execute and/or deliver to the Partners’ Representatives all of the following:

(a) the Estimated Closing Amount, minus the Escrow Deposit and any amount required to pay in full the LP Debt pursuant to Section 1.4(b), paid in accordance with Section 1.4;

(b) a certified copy of each Purchaser’s Certificate of Formation and limited liability company agreement, or other organizational documents;

(c) a certificate of good standing of each Purchaser, issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of Delaware;

(d) an incumbency and specimen signature certificate with respect to the officers of each Purchaser executing this Agreement, and any other document delivered hereunder, on behalf of such Purchaser;

(e) a certified copy of resolutions of each Purchaser’s managers or directors, as applicable, authorizing the execution, delivery and performance of this Agreement, and any other document delivered by such Purchaser hereunder;

(f) a closing certificate executed by an officer or manager of each Purchaser, as applicable, (or any other officer of such Purchaser specifically authorized to do so), on behalf of each Purchaser, pursuant to which each Purchaser represents and warrants to the Sellers that:

(i) such Purchaser’s representations and warranties to the Sellers are true and correct in all material respects as of the Closing, as if made on the Closing Date (except for any such representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct in all material respects as of such specific date), or, if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue;

(ii) all covenants required by the terms hereof to be performed or complied with by such Purchaser on or before the Closing Date, to the extent not waived by the Partners’ Representatives in writing, have been so performed or complied with in all material respects (or, if any such covenant has not been so performed or complied with, indicating that such covenant has not been performed or complied with); and

(iii) all documents to be executed and delivered by such Purchaser at the Closing have been executed by a duly authorized manager or person of such Purchaser; and

(g) without limitation by specific enumeration of the foregoing, all other documents reasonably required from Purchasers to consummate the transaction contemplated hereby.

5.3 The Sellers’ and the Company’s Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Section 4.1, the Partners’ Representatives and the Company shall execute or deliver to Purchasers all of the following:

(a) certified copies of (v) the Certificates or Articles of Incorporation and bylaws of each of the General Partners and Holding I, (w) the Articles of Organization-Conversion of Holding II, (x) the Certificate of Limited Partnership and LP Agreement of the Company; and (y) the Partnership Agreement of Plaxicon;

(b) certificates of good standing, dated as of a recent date, of: (v) each of the General Partners, issued by the Secretaries of State of Delaware and Illinois; (w) the Company, issued by the Secretaries of State of Delaware, Illinois, Ohio, Louisiana,

Wisconsin, Tennessee, Missouri and Kentucky, (x) Holding I, issued by the Secretaries of State of Delaware, California and Ohio; and (y) Holding II, issued by the Secretaries of State of California and Ohio;

(c) an incumbency and specimen signature certificate with respect to the officers of the Company executing any document delivered by the Company hereunder or in connection with the transaction contemplated hereby, on behalf of the Company;

(d) certificates representing all outstanding Shares and LP Units, duly endorsed in blank or with duly executed stock powers or instruments of assignment attached;

(e) a closing certificate duly executed by the Partners’ Representatives, pursuant to which the Partners’ Representatives represent and warrant to Purchasers that:

(i) the Company’s and the Sellers’ representations and warranties (without regard to materiality or Material Adverse Effect qualifiers contained therein) to Purchasers are true and correct as of the Closing Date as if then originally made (except for any such representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such specific date), or if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue; and

(ii) all covenants required by the terms hereof to be performed or complied with by the Company or the Sellers on or before the Closing Date, to the extent not waived in writing by Purchasers, have been so performed or complied within all material respects (or if any such covenant has not been so performed or complied with, indicating that such covenant has not been performed or complied with);

(f) a written consent of the members of the board of directors of the Managing General Partner, consenting to the transfer of all LP Units to Purchasers pursuant to this Agreement;

(g) the written and duly executed resignations, effective as of the Closing Date, of the directors and officers of the General Partners;

(h) physical possession of all records, tangible assets, licenses, policies, contracts, plans, leases or other instruments owned by or pertaining to the General Partners, the Company and the Subsidiaries, which are in the possession of any Seller;

(i) copies of the Material Consents;

(j) the minute books and stock records of the General Partners, Holding I and Holding II;

(k) payoff letters, issued by the holders of Debt and LP Debt not earlier than five (5) days prior to the Closing Date, setting forth the amounts required to repay all Debt in full on the Closing Date and the amount required to be paid to any holder of LP Debt on the Closing Date to release any pledge of LP Units securing such LP Debt;

(l) a duly executed and acknowledged certificate (or certificates), in form and substance reasonably acceptable to Purchasers and in compliance with the Code and treasury regulations, certifying such facts as to establish that the transaction contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code;

(m) an amendment, in a form reasonably acceptable to Purchasers, to the Liquid Container L.P. Long-Term Performance Unit Plan which cause such Plan to comply with Section 409A of the Code;

(n) evidence that mortgages granted to Bank of America of Illinois related to the Real Property have been paid in full and released;

(o) a ratification of the noncompetition and nonsolicitation covenants set forth in the Management Securityholder Agreements, in a form reasonably acceptable to Purchasers, executed by each of Billy Williams, Francisco Gonzalez, Kenneth F. Celic and Russell J. Killion;

(p) evidence that the Company has terminated the Existing Severance Practice effective upon the Closing; and

(q) without limitation by specific enumeration of the foregoing, all other documents reasonably required from Sellers to consummate the transaction contemplated hereby, including, but not limited to, delivery of the documents described in Section 6.6(i) hereof and delivery of such documents required for issuance of the Title Policies.

5.4 Joint Deliveries.

(a) At the Closing, the Partners’ Representatives, Purchasers and the Escrow Agent shall execute and deliver the Escrow Agreement, Purchasers shall pay the Escrow Deposit to the Escrow Agent and Purchasers and the Sellers shall pay the fees of the Escrow Agent.

(b) At the Closing, the Partners’ Representatives and Purchasers shall deliver or confirm the Final Allocation Schedule.

5.5 Other Transactions Occurring at the Closing. In addition to the deliveries to be made at the Closing pursuant to Sections 5.2 and 5.3:

(a) on or prior to the Closing Date, all amounts owed to or by related parties of the General Partners, the Company or any of the Subsidiaries (excluding intercompany accounts among the General Partners, the Company and the Subsidiaries) shall be paid in full. Any Seller shall make payment by directing that a portion of such Seller’s share of the Estimated Closing Amount in an amount equal to the aggregate amount which is payable by such Seller pursuant to this Section 5.5(a) be paid by Purchasers directly to the Company on such Seller’s behalf; and

(b) at the Closing, the Company shall pay to the employees of the Company who are entitled thereto the amount which will become payable on the Closing Date under the Company’s Long Term Performance Unit Plan, as amended and restated as of August 1, 2006, which amounts shall be treated as Debt for purposes of this Agreement.

ARTICLE VI

POST CLOSING AGREEMENTS

6.1 Post Closing Agreements. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in this Article VI.

6.2 Inspection of Records. The Sellers, on the one hand, and Purchasers, on the other hand, shall each make their respective books and records (including work papers in the possession of their respective accountants) with respect to the General Partners, the Company and the Subsidiaries available for inspection by the other party, or by its duly authorized representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven (7)-year period after the Closing Date, with respect to all transactions of the General Partners, the Company and the Subsidiaries occurring prior to and relating to the Closing, and the historical financial condition, assets, liabilities, operations and cash flows of the General Partners, the Company and the Subsidiaries. As used in this Section 6.2, the right of inspection includes the right to make extracts or copies.

6.3 Use of Trademarks. The Sellers acknowledge that, from and after the Closing Date, the Sellers shall not claim to possess any right, title or interest in and to those trademarks used in connection with the Business, the Company or any of the Subsidiaries, and shall take no action jeopardizing the existence or enforceability of such marks or Purchasers’ rights therein. The Sellers shall not use and shall not license or permit any third party to use, any name, slogan, logo or trademark which is deceptively similar to any of the names or trademarks used in connection with the Business, the Company or any of the Subsidiaries.

6.4 Third Party Claims. The parties shall cooperate with each other with respect to the defense of any third party claims subsequent to the Closing Date which are not subject to the indemnification provisions contained in Article VII, provided that the party requesting cooperation shall reimburse the other party for the other party’s reasonable out-of-pocket costs and expenses of furnishing such cooperation.

6.5 Agreement to Defend and Indemnify. Purchasers shall cause each of the General Partners, the Company and the Subsidiaries, respectively, to indemnify and hold harmless each present and former director, officer, employee and agent of any of the General Partners, the Company or any of the Subsidiaries and each present or former director, officer, employee, agent or trustee of any Benefit Plan, solely in its capacity as an agent of the plan sponsor of such Benefit Plan (individually, an Indemnified Employee,” and collectively, the “Indemnified Employees”), against any losses, claims, damages, liabilities, costs, expenses (including, without limitation, reasonable attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission, solely in their respective capacities as a director, officer, employee or agent of any of the General Partners, the Company or any of the Subsidiaries, occurring prior to the Closing Date (including, without limitation, any which arise out of or relate to the transaction contemplated hereby), but excluding any which arise out of or relate to the Company’s Long Term Performance Unit Plan, whether asserted or commenced prior to or after the Closing Date (“Indemnifiable Claim”), to the full extent permitted under the Company’s and the Subsidiaries’ respective certificate or articles of incorporation, by-laws, agreement of limited partnership or partnership agreement as currently in effect (or as such rights to indemnification may be expanded subsequent to the Closing Date under Delaware law). Purchasers acknowledge and accept as contract rights (and agree to cause the General Partners, the Company and the Subsidiaries to honor in accordance with their terms) the provisions of the General Partners’, Company’s and the Subsidiaries’ respective certificate or articles of incorporation, and/or by-laws, and/or agreement of limited partnership or partnership agreement as in effect on the date hereof with respect to indemnification of officers, directors, employees and agents of the General Partners, the Company and the Subsidiaries (including provisions relating to contribution, advancement of expenses and the like). Such provisions shall not be modified or amended, except as required by law, unless such modification or amendment expands the rights of the Indemnified Employees, or provides equivalent rights as in effect on the Closing Date, to indemnification (including with respect to contribution, advancement of expenses and the like). Purchasers shall cause the General Partners, the Company or the Subsidiaries (as the case may be) to advance expenses (including attorneys’ fees) to each such Indemnified Employee to the full extent permitted by law and the General Partners’, the Company’s and the Subsidiaries’ respective certificate or articles of incorporation, by-laws, agreement of limited partnership or partnership agreement as currently in effect, provided that such Indemnified Employee delivers a written undertaking to the General Partners, the Company or the Subsidiaries (as the case may be) to repay such amount if it shall ultimately be determined that such Indemnified Employee is not entitled to be indemnified. In the event of any Indemnifiable Claim (whether asserted or commenced before or after the Closing Date), subject to the last sentence of this Section 6.5, (a) the Indemnified Employees may retain counsel satisfactory to them, and Purchasers shall cause the General Partner, the Company or the Subsidiaries (as the case may be) to pay all fees and expenses of such counsel for the Indemnified Employees promptly as statements therefor are received, and (b) Purchasers shall cause the General Partners, the Company or the Subsidiaries to assist in the vigorous defense of any such matter, provided that none of the General Partners, the Company or the Subsidiaries shall be liable for any settlement effected without their respective written consent, which consent, however, shall not be unreasonably withheld, conditioned or delayed. Any Indemnified Employee wishing to claim indemnification under this Section 6.5, upon learning of any Indemnifiable Claim, shall notify the General Partners, the Company or the Subsidiaries (as the case may be) thereof; provided, however, that the failure of an Indemnified Employee to give such notice shall only relieve Purchasers, the General Partners, the Company and the Subsidiaries (as the case may be) of their indemnification obligation to the extent of actual prejudice resulting therefrom. The Indemnified Employees as a group may retain only one law firm to represent them with respect to any such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Employees, in which case such Indemnified Employees may retain, at the expense of the General Partners, the Company or the Subsidiaries (as the case may be), such number of additional counsel as are necessary to eliminate all conflicts of the type referred to above. Nothing in this Section 6.5 shall be deemed to relieve any Indemnified Employee from its obligation to indemnify Purchasers under Article VII, and no such Person shall be entitled to indemnification pursuant to this Section 6.5 with respect to any Indemnifiable Claim to the extent such Person has an obligation to indemnify Purchasers with respect to such matter under Article VII. In addition, nothing in this Section 6.5 shall be deemed to entitle any Indemnified Employee to indemnification for any fraudulent, criminal or intentional misconduct.

6.6 Tax Matters. The following provisions shall govern the allocation of responsibility among Purchasers and the Sellers for certain Tax matters following the Closing Date:

(a) The Partners’ Representatives shall prepare, or cause to be prepared, a good faith estimate of federal and state income Taxes of the Subsidiaries, as if the current fiscal year of the Subsidiaries ended on the close of business on the Closing Date, which good faith estimate shall be reviewed by and consented to by Purchasers, such consent not to be unreasonably withheld, conditioned or delayed. Such good faith estimate of federal and state income Taxes for the Subsidiaries shall serve as the basis for determining the initial amount of federal and state income Taxes owing for the Subsidiaries for the period on and prior to the Closing Date for which the Sellers shall be responsible to pay pursuant to Section 6.6(b) and which shall be accounted for as a “Debt” pursuant to Section 1.3(a)(iv). The Partners’ Representatives shall also prepare or cause to be prepared, and timely file or cause to be timely filed, all federal, state and local income Tax Returns for the General Partners, the Company and the Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Except as otherwise required by applicable law, such good faith estimate and all of such Returns shall be prepared in a manner consistent with Returns and good faith estimate of income Taxes prepared and filed by the General Partners, the Company and the Subsidiaries prior to the Closing Date. Purchasers and their representatives shall be given a reasonable opportunity and time period (which time period shall not be less than thirty (30) days prior to the filing date of such Returns) to review and comment on all such Returns prepared by the Partners’ Representatives required to be filed after the Closing Date, and such Returns shall not be filed until Purchasers have provided their approval of such Returns to the Partners’ Representatives (such approval not to be unreasonably withheld, conditioned or delayed).

(b) The Principal Sellers, jointly and severally, agree to be responsible for all Taxes related to pre-Closing Date periods and to timely pay all costs (including, without limitation, preparation fees for Returns covering periods ending on or before the Closing Date and a proportionate share of preparation fees for Returns for Straddle Periods) related to the following: (i) all Taxes (or the non-payment thereof) of the General Partners, the Company and the Subsidiaries for all taxable periods ending on or before the Closing Date and for the portion of any Straddle Period (as herein defined) ending on or before the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the General Partners, the Company or the Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to treasury regulation § 1.1502-6 or any analogous or similar state, local or foreign law or regulation, and (iii) any and all Taxes of any Person (other than the General Partners, the Company and the Subsidiaries) imposed on the General Partners, the Company and the Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date; provided, however, that in the case of clauses (i), (ii) and (iii) above, the Principal Sellers shall be liable only to the extent that such Taxes (as finally determined) exceed the amount, if any, reserved or estimated for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Adjusted Closing Statement and taken into account in the computation of the Final Equity Consideration as provided in Section 1.3. The amount of Taxes (and the separate components thereof) utilized on the Adjusted Closing Statement shall be set forth on Schedule 1.3 subject to updating to reflect the amounts ultimately reflected in Final Closing Indebtedness and Final Closing Net Working Capital. The Principal Sellers, jointly and severally, shall provide Purchasers with the funds required to pay any and all Taxes of the General Partners, the Company and the Subsidiaries attributable to Straddle Periods and for all Taxes that, in both cases, are the responsibility of the Principal Sellers pursuant to this Section 6.6(b) no later than ten (10) days prior to the date on which such Taxes are due and payable. For avoidance of doubt, Taxes, other than income Taxes, shall be accounted for and adjusted under Section 1.3 as a part of the Final Closing Net Working Capital adjustment process.

(c) Purchasers shall cause the Company and the Subsidiaries to vest in the Partners’ Representatives the primary authority to act on behalf of the General Partners and the Company (but not the Subsidiaries) with respect to all matters (including Tax refunds) for which the Partners’ Representatives shall be responsible pursuant to Section 6.6(a), and, in addition, to prosecute all claims for refunds of Taxes which shall have been filed by the General Partners and the Company (but not the Subsidiaries) prior to the Closing Date and which are pending as of the Closing Date. As of the date any Return that has been prepared pursuant to Section 6.6(a) relating to a taxable period ending on or before the Closing Date is to be executed for filing, each of the Partners’ Representatives is a duly appointed officer of each of the General Partners with authority under Section 6062 of the Code to execute such Returns (after review and approval thereof by Purchasers and their representatives pursuant to Section 6.6(a) hereof) until all such Returns are filed. Purchasers shall be kept fully informed with respect to all matters relating to the preparing and filing of such Returns and such dealings with taxing authorities, and the Partners’ Representatives shall not take any action that, in the reasonable opinion of Purchasers shall be contrary to any laws or regulations.

(d) Purchasers shall prepare or cause to be prepared and file, or cause to be filed, any Returns of the General Partners, the Company and the Subsidiaries for periods (“Straddle Periods”) which begin before the Closing Date and end after the Closing Date. Except as otherwise required by applicable law, such Returns shall be prepared in a manner consistent with Returns prepared and filed by the General Partners, the Company and the Subsidiaries prior to the Closing Date, and the Partners’ Representatives shall be given a reasonable opportunity to review and comment on all such Returns at least thirty (30) days prior to their due dates. Provided that Purchasers give the Partners’ Representatives at least ten (10) additional days prior notice thereof, the Sellers shall pay to Purchasers within ten (10) days prior to the date on which Taxes are due and payable with respect to such periods, an amount equal to the portion of such Taxes to be reported on such actual Returns and payable by the General Partners, the Company or the Subsidiaries which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reserved or estimated on the final Adjusted Closing Statement or taken into account as Debt in the computation of the Final Equity Consideration as provided in Section 1.3. To the extent such Taxes are over-accrued on the final Adjusted Closing Statement, Purchasers shall, within such ten (10)-day period, pay the excess to the Partners’ Representatives. For purposes of this Section 6.6(d), in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes, other than Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period and (y) in the case of any Tax based upon or related to income be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions), shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with applicable law and otherwise with prior practices of the General Partners, the Company and the Subsidiaries. With respect to the federal and state income Taxes of the Subsidiaries, the amount of federal and state income Taxes allocable to the period ending on the Closing Date shall initially be determined by reference to the good faith estimate prepared pursuant to Section 6.6(a), but the Sellers shall ultimately be responsible for all actual Taxes ultimately applicable to the period ending on the Closing Date as described in Section 6.6(b).

(e) Purchasers shall prepare or cause to be prepared and file or cause to be filed any income Returns of the General Partners, the Company and the Subsidiaries for the Tax period which begins on the Closing Date and ends on December 31, 2010 and subsequent periods.

(f) Purchasers acknowledge and agree that any and all refunds of any Taxes paid by the Principal Sellers, the General Partners, the Company or any of the Subsidiaries, respectively, in connection with all periods ending on or before the Closing Date (including the portion of any Straddle Periods ending on the Closing Date) in excess of those reflected on the Final Adjusted Closing Statement and taken into account in the computation of the Final Equity Consideration as provided in Section 1.3, shall be the sole property of the Principal Sellers, and such refunds, including interest thereon paid by any taxing authority, net of any additional Taxes imposed on Purchasers for any period occurring after the Closing Date and which are attributable to the receipt of such refunds, shall be paid by Purchasers to the Partners’ Representatives promptly after such refund is either received or credited against the Tax Liability of Purchasers, the General Partners,

the Company or any of the Subsidiaries. Purchasers agree that, unless required by applicable law, they will not, and they will cause the General Partners, the Company and the Subsidiaries not to, file any amended Returns for any of the General Partners, the Company or the Subsidiaries for any period ending on or before the Closing Date; provided, however, that Purchasers shall be permitted, with respect to the Subsidiaries only, and to the extent permitted by applicable law, to carry back any loss incurred after the Closing Date to any period prior to the Closing Date, and Purchasers shall be entitled to retain any refund generated thereby.

(g) Purchasers and the Partners’ Representatives shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Returns pursuant to this Section 6.6 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchasers and the Partners’ Representatives agree, upon request, to use their best efforts to obtain any certificate or other document from any government authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereunder). The Sellers (before the Closing) and Purchasers (after the Closing) shall each cause the General Partners, the Company and the Subsidiaries (and, in the case of the Sellers personally, each of the Sellers themselves) (A) to retain all books and records with respect to Tax matters pertinent to it relating to any taxable period beginning before the Closing Date until thirty (30) days after the expiration of the statutory period of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice (and an opportunity to retain the same) prior to transferring, destroying or discarding any such books and records at any time. Purchasers and the Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code, or Section 6043A of the Code, or treasury regulations promulgated thereunder.

(h) If, in connection with any examination, investigation, audit or other proceeding in respect to any Return of any General Partner, the Company or any Subsidiary, any taxing authority issues to any Purchaser or Seller or any such entity a written notice of deficiency, a notice of reassessment or a proposed adjustment involving a Tax period ending on or prior to the Closing Date for a Straddle Period or for any other period if the effect thereof may be to impose any Tax Liability on the Sellers (a “Tax Claim”), Purchasers shall notify the Partners’ Representatives of its receipt of such communication from the taxing authority within five (5) Business Days after receiving any such notice. Such notice shall contain factual information (to the extent known) describing the asserted Tax Liability and shall be accompanied by copies of the notice or other documents received from the taxing authority. If Purchasers have knowledge of an asserted Tax Liability arising from a Tax Claim and Purchasers fail to provide the Partners’ Representatives prompt notice of such asserted Tax Liability arising from the Tax Claim, then (i) if the Partners’ Representatives are precluded from contesting the asserted Tax Liability in any forum as a result of the failure to give prompt notice, the Principal Sellers shall have no obligation to indemnify the Purchaser Indemnitees for Taxes arising out of such asserted Tax Liability, and (ii) if the Partners’ Representatives are not precluded from contesting the asserted Tax Liability in any forum, but such failure to provide prompt notice results in a monetary detriment to the Principal Sellers, then any amount which the Principal Sellers are otherwise required to pay the Purchaser Indemnitees pursuant to this Agreement shall be reduced by the amount of such detriment. The Partners’ Representatives shall, at their expense, have the right to control the contest of any such assessment, proposal, claim, reassessment, demand or other proceedings in connection with any Return filed for periods ending on or before the Closing Date as they relate to only the General Partners and the Company. Purchasers shall, at their expense, have the right to control the contest of any such assessment, proposal, claim, reassessment, demand or other proceeding in connection with any Return filed for periods ending on or before the Closing Date as such Returns may relate to any of the Subsidiaries, and for any Straddle Period. The Partners’ Representatives and Purchasers shall control such respective proceedings and, with respect to the proceedings controlled by them, may make all decisions taken in connection with any such Tax Claim (including selection of counsel) and, without limiting the foregoing, may, in their sole discretion, pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in their sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner. The Partners’ Representatives and Purchasers shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of the General Partners or the Company (but not any of the Subsidiaries) for any Straddle Period. Neither the Partners’ Representatives nor Purchasers shall settle any such Tax Claim, or any Tax Claim relating to the Subsidiaries for any period ended on or before the Closing Date, without the prior written consent of the other, such consent not to be unreasonably withheld, conditioned or delayed. Purchasers shall control all proceedings with respect to Taxes for any taxable period beginning after the Closing Date. If and to the extent that a Tax Claim for any taxable Period beginning after the Closing Date might have an effect on the Taxes of the Sellers or create a liability to indemnify Purchasers hereunder Purchasers will notify the Partners’ Representatives thereof and the Partners’ Representatives shall have the right to participate in the conduct of such proceedings at the Sellers’ expense. If and to the extent that a Tax Claim for any taxable period beginning on or before the Closing Date might have an effect on the Taxes of Purchasers (and the Company, the General Partners or the Subsidiaries as owned by Purchasers), the Sellers shall notify Purchasers thereof, and Purchasers shall have the right to control and participate in the conduct of such proceedings at Purchasers’ expense, to the extent set forth in this Section 6.6(h).

(i) 338(h)(10) Election.

(i) The General Partners and the Stockholders agree to make a timely election pursuant to Section 338(h)(10) of the Code (and of any corresponding provisions of applicable state, local and foreign tax law) with respect to the purchase of the Shares, which election shall allocate the portion of the Final Equity Consideration allocable to the General Partners, among the General

Partners’ assets based on their respective fair market values (as determined in good faith by Purchasers and the Stockholders and in the same amount shown on (or determined in accordance with) Schedule 1.2). Purchasers’ determination to make a Section 338(h)(10) election shall be made no later than nine (9) months after the Closing Date. The Stockholders shall pay all costs and expenses, including the reasonable professional advisor fees and other costs incurred by the General Partners and the Stockholders, of making such election. The Stockholders shall include any income, gain, loss, deduction, or other tax item resulting from a Section 338(h)(10) election pursuant to Section 6.6(i) on their Returns to the extent required by applicable law. The Stockholders shall also pay any Tax (including any interest, penalties or additions to Tax in respect of the foregoing arising from an election made pursuant to Section 338(h)(10) of the Code) (collectively, the “Election Tax”) which is imposed on any of the General Partners.

(ii) The Stockholders and Purchasers shall report, in connection with the determination of income, franchise or other Election Taxes, the stock sale transaction being undertaken pursuant to this Agreement in a manner consistent with the Section 338(h)(10) election and this Agreement. Purchasers shall be responsible for the preparation of two (2) copies of all forms and documents required in connection with the Section 338(h)(10) election (including IRS Form 8023). Purchasers shall properly prepare documents and forms as may be required by applicable Election Tax laws to complete and make the Section 338(h)(10) election, and Purchasers shall timely deliver two (2) copies of such forms and documents to each of the Stockholders and the General Partners, no later than the Closing Date. Each Stockholder (and the General Partners, as applicable) shall execute both copies no later than the Closing Date and, upon receipt of timely written instructions from Purchasers, timely file one copy of such forms and documents with the IRS and deliver the other copy to Purchasers at the Closing for timely filing, provided that, if a Stockholder determines in good faith that there is an error in any such form or document, then such Stockholder shall promptly notify Purchasers of such error and cooperate with Purchasers to correct promptly any such error. If Purchasers shall deliver to the Stockholders and the General Partners any such forms and documents necessary to make the Section 338(h)(10) election at least two (2) Business Days prior to the Closing, each Stockholder (and the General Partners, as applicable) shall execute such forms and documents prior to the Closing and deliver one copy to Purchasers at the Closing.

(iii) Purchasers shall deliver to each Stockholder (and the General Partners, as applicable) a valuation statement that will reflect, as of the Closing Date, the fair market value of all of the assets and the liabilities and obligations of the General Partners determined in accordance with Section 338(h)(10) of the Code and in the same amount shown on (or determined in accordance with) Schedule 1.2. Each General Partner shall timely file, and/or shall cause to be timely filed, all Returns and other statements (including IRS Form 8883) in connection therewith in a manner consistent with such valuations, and in accordance with Section 1.2(b) hereof, each Stockholder and the General Partners shall take no position contrary thereto.

(iv) To the extent permitted by state, local or foreign Election Tax laws, the principles and procedures of this Section 6.6(i) shall also apply with respect to a Section 338(h)(10) election under any applicable state, local or foreign law. Each Stockholder (and the General Partners, as applicable) shall join with Purchasers in making any election similar to the Section 338(h)(10) election which is optional under any applicable state, local or foreign law, and shall cooperate and join in any election made by Purchasers or any General Partner to effect such an election so as to treat the stock sale transaction contemplated hereby as a sale of assets by the General Partners for state, local and foreign income Election Tax purposes, if so determined by Purchasers.

(v) On or prior to the Closing, neither the Stockholders nor the General Partners shall revoke the General Partners’ elections to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code. The Company, the General Partners and Stockholders shall not take or allow any action that would result in the termination of the General Partners’ status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

(j) Tax-Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company, the General Partners or any Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, Purchasers, the Company, the General Partners or any Subsidiary shall not be bound thereby or have any liability thereunder.

(k) Claim For Payment of Taxes. Any claim for payment of Taxes arising out of this Section 6.6 shall be governed by Article VII hereof as if such claim arose out of a breach of Section 2.3(n) hereof.

6.7 Non-Competition; Non-Solicitation; Confidentiality.

(a) In consideration of the benefits of this Agreement to the Sellers and in order to induce Purchasers to enter into this Agreement, each Principal Seller (as herein defined), and each of Billy Williams, Kocourek and Gallagher (each an “Individual Principal”), hereby individually covenants and agrees that:

(i) from and after the Closing and until the second anniversary of the Closing Date, such Principal Seller or Individual Principal shall not, directly or indirectly, as a partner, stockholder, proprietor, consultant, joint venturer, investor or in any other capacity, engage in, own, manage, operate or control, or participate in the ownership, management, operation or control of, any business or entity which engages anywhere in North America in any business which is in competition with the Business; provided, however, that nothing herein shall prohibit such Principal Seller or Individual Principal from owning, in the aggregate, not more than five percent (5%) of any class of securities of a publicly traded entity in the same line of business as the Business so long as such Principal Seller or Individual Principal does not participate in any way in the management, operation or control of such entity; provided, further, that nothing herein shall prohibit the Kocourek Group (as herein defined), directly or indirectly, from acquiring a business or entity which is in the same line of business as the Business, provided that the line of business engaged in by the acquisition target which is in the same line of business as the Business is de minimis and incidental (within the meaning of the following sentence). For the purposes of the preceding sentence, “de minimis and incidental” means: (i) the annualized gross revenues of the competing assets or operations of the acquisition target do not exceed, individually or in the aggregate, the lower of (A) fifteen million dollars ($15,000,000), or (B) fifteen percent (15%) of the annualized gross revenues of the acquisition target; and (ii) the competing assets or operations of the acquisition target are acquired as a part of a larger transaction and not as a means of evading this paragraph (i). The development or expansion of competing assets or operations by an acquired business or entity shall not be considered to be “de minimis and incidental” for the purposes of this paragraph (i);

(ii) from and after the Closing and until the second anniversary of the Closing Date, such Principal Seller and Individual Principal and their respective Affiliates shall not, directly or indirectly, as a partner, stockholder, proprietor, consultant, joint venturer, investor or in any other capacity, solicit any Persons to perform services (as an employee, consultant or otherwise) who are or, within the six (6)-month period immediately preceding such Principal Seller’s, Individual Principal’s or such Affiliates action, were, employees of the Company or any of the Subsidiaries or take any actions which are intended to persuade any employee of the Company or any of the Subsidiaries to terminate his or her association with the Company or any of the Subsidiaries; provided, however, that general solicitations of employment published in a journal, newspaper or other publication of general circulation, listed on any internet job site, or conducted by a job search firm, and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this paragraph (ii); provided, further, that this paragraph (ii) shall not apply to any former employee of the Company or any of the Subsidiaries whose employment shall have been terminated by the Company or such Subsidiary; provided, further, that paragraph (ii) shall not preclude Kocourek or Billy Williams from continuing to serve as a member of the boards of managers of D&W Fine Pack East LLC or D&W Fine Pack West LLC or from serving as a member of the board of directors or board of managers of any Principal Seller or any present or future Affiliate of any Principal Seller or Individual Principal;

(iii) from and after the Closing and until the third anniversary of the Closing Date, such Principal Seller, Individual Principal and their Affiliates shall keep confidential and not disclose to any other Person or use for their own benefit or the benefit of any other Person, any information relating or in regard to the Business, except that such information may be disclosed to such Principal Seller’s or Individual Principal’s professional advisors in connection with the preparation or any audit of such Principal Sellers’ or Individual Principal’s Returns, or the defense or prosecution of any claim brought under Article VII, or any Third Party Claim; provided, however, that the obligation of each Principal Seller, Individual Principal and their respective Affiliates under this paragraph (iii) shall not apply to information which: (A) is or becomes generally available to the public, or is generally known within the industry, without breach of the commitment provided for in this paragraph (iii); or (B) is required to be disclosed by law, order or regulation of a court or tribunal or government authority; provided, further, that in any such case, such Principal Seller or Individual Principal shall notify Purchasers as early as reasonably practicable prior to disclosure to allow Purchasers to take appropriate measures to preserve the confidentiality of such information;

(b) Each Principal Seller and each Individual Principal hereby individually acknowledges and agrees that Purchasers would suffer irreparable harm from a breach by a Principal Seller or Individual Principal of any of the covenants or agreements contained in this Section 6.7, and, in the event of an alleged or threatened breach by a Principal Seller or Individual Principal of any of the provisions of this Section 6.7, Purchasers or their successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, without posting bond or other security.

(c) Each Principal Seller and each Individual Principal hereby individually acknowledges and agrees that, to the extent of any breach of this Section 6.7 by any Principal Seller or Individual Principal, the time periods set forth in this Section 6.7 (with respect to such breaching Principal Seller or Individual Principal) shall automatically be extended by the length of such breach; and

(d) Each Principal Seller and each Individual Principal hereby individually acknowledges and agrees that if, at the time of enforcement of any of the provisions of this Section 6.7, a court of competent jurisdiction holds that the restrictions stated therein are unreasonable under the circumstances then existing, the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

6.8 Hurricane Katrina Claim. Following the Closing, and solely as agent for the Sellers, Purchasers shall cause the Company to continue to vigorously pursue collection of the claims which the Company has heretofore asserted against its business interruption insurer and resulting from losses suffered by the Company by virtue of Hurricane Katrina, and shall not settle such claims without the prior written consent of the Partners’ Representatives, which consent shall not be unreasonably withheld, conditioned or delayed. Forthwith upon collection of amounts from such insurers in respect of such claims after the Closing (whether in settlement of such claims or as a result of a judgment entered against them), the Company shall pay to the Partners’ Representatives the amounts so recovered from such insurers, net of all costs of collection (including reasonable attorneys’ fees) incurred by the Company after the Closing Date. The amount so paid to the Partners’ Representatives shall be for the benefit of all of the

Sellers, and shall constitute a portion of the Final Equity Consideration. The Company shall deliver to the Partners’ Representatives any invoices received from third parties for costs and expenses incurred by the Company in pursuing claims under this Section 6.8, and the Partners’ Representatives shall timely pay such invoices of third parties directly. In the event that the Company incurs any costs or expenses pursuant to this Section 6.8, the Company shall submit a request for reimbursement to the Partners’ Representatives, and the Partners’ Representatives shall reimburse the Company no later than thirty (30) days after receipt of a reimbursement request. If the Partners’ Representatives fail to pay any third-party invoices within thirty (30) days after receiving them from the Company or to reimburse the Company as provided for in this Section 6.8, the Company may in its discretion, (a) collect any amounts owed under this Section 6.8 from the Indemnity Escrow Fund, (b) suspend prosecution of the claim until such time as such costs have been paid, and/or (c) pursue all available remedies at law or in equity against the Partners’ Representatives for any such unpaid costs and expenses incurred in pursuit of the claims identified in this Section 6.8; provided, however, that, if the Company elects to collect any amounts owed under this Section 6.8 from the Indemnity Escrow Fund, the Principal Sellers shall pay to the Escrow Agent for deposit into the Indemnity Escrow Fund an amount equal to the amount the Company collected from the Indemnity Escrow Fund, within ten (10) days after written notice from the Company.

6.9 Certain Limitations on Distributions. For a period of eighteen (18) months following the Closing Date (the “Retention Period”), no member of any Group (as herein defined) shall be permitted to distribute to its equity holders, members or beneficiaries, more than the sum of (i) the amount necessary to pay its federal, state and local income tax liabilities resulting from the sale of its Units, plus (ii) twenty- five percent (25%) of the proceeds received by such Group member, plus (iii) interest earned on the Retained Proceeds (as defined herein). The remaining proceeds, which are not distributable hereunder during the Retention Period, are hereinafter referred to as the “Retained Proceeds.” Notwithstanding the foregoing prohibition on distribution of Retained Proceeds during the Retention Period, each Group shall be entitled, during the Retention Period, to make payments from the Retained Proceeds and make investments with the Retained Proceeds in the ordinary course of its business; provided, however, that any such payment to, or any investment in, any Affiliate of any Group (or any Affiliate of any equity holder, member or beneficiary of any Group) shall be: (y) for legitimate and lawful business purposes within the scope of the ordinary business of such Group as currently conducted as of the date of this Agreement and otherwise in accordance with its contractual commitments as in effect from time to time; and (z) on terms and conditions no less favorable than had such payment or investment been entered into in good faith with an independent third party. Without limiting the generality of the foregoing, (i) in the case of the Kocourek Group (as herein defined), the Kocourek trusts which own Mid Oaks (as herein defined) shall be permitted to contribute the proceeds received by them to Mid Oaks, provided that Mid Oaks assumes in writing the indemnification obligations of the trusts (in which case such trusts shall be relieved of their indemnification obligations pursuant to Article VII) and (ii) in the case of the Gallagher Entities (as herein defined), if Section 3.2(m) applies, the members of the Gallagher Entities shall be permitted to contribute the proceeds received by them to the Gallagher Entities (in which case, such contributing members shall be relieved of their indemnification obligations pursuant to Article VII

6.10 Closure of Kansas City Plant. The Company, as owned by Purchasers, shall be responsible for all costs and expenses which may be incurred in connection with the closure or potential closure of the Company’s Kansas City, MO plant, whether before or after the Closing Date; provided, however, that in no event shall Purchasers be responsible for any severance costs and expenses in excess of four hundred fifty thousand dollars ($450,000) in the aggregate, and the Sellers shall be responsible for any such excess. The severance costs and expenses referred to in the preceding sentence shall be determined solely in regard to the employees who are parties to those Severance Agreements identified in items 34-49 of Schedule 2.3(s)(i) of the Disclosure Schedule, and solely for severance pay which is payable pursuant to the terms of said Severance Agreements and for other related severance obligations, including costs incurred (including reasonable attorneys’ fees) in defending any claims which any of such Persons assert with regard to said Severance Agreements and any additional costs incurred by the Company in order to obtain general releases, as of the time of termination of employment, from the employees who are parties to such Severance Agreements. Such severance costs and expenses shall not include any additional costs or expenses which result from any amendments to such Severance Agreements, or any other deviations from the express terms thereof, which occur after the Closing Date. The aggregate amount of the severance costs and expenses which are subject to this Section 6.10 shall be determined after deduction for any specifically documented reimbursement for severance expenses paid by The J.M. Smucker Company. If such severance costs and expenses, as determined pursuant to the preceding portions of this Section 6.10, exceed four hundred fifty thousand dollars ($450,000) in the aggregate, net of any specifically documented reimbursement for severance expenses paid by The J.M. Smucker Company, the Sellers shall promptly reimburse Purchasers for any such excess upon presentation of reasonably detailed supporting documentation reflecting the nature and amounts of such severance costs and expenses.

6.11 Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Shares and the LP Units to Purchasers, on the terms herein contained, and to otherwise comply with the terms of this Agreement.

6.12 Employee Benefits. Purchasers agree that, for purposes of eligibility and vesting under the employee benefit plans of Purchasers and their Affiliates (including the Company and the Subsidiaries from and after the Closing Date) that are not frozen or terminated on or before the Closing Date and under which Purchasers determine in their sole discretion to provide or continue to provide benefits to any employees of the Company and the Subsidiaries after the Closing Date, each employee of the Company and the Subsidiaries who is active as of the Closing Date will be credited with his or her years of service with the Company and/or the Subsidiaries earned before the Closing Date, to the same extent as such employee was entitled, before the Closing Date, to receive credit for such service under any similar Benefit Plan.

ARTICLE VII

INDEMNIFICATION

7.1 General. From and after the Closing, the parties shall indemnify each other as provided in this Article VII.

7.2 Certain Definitions. As used in this Agreement, the following terms shall have the indicated meanings:

(a) “Damages” shall mean all assessments, levies, losses, fines, penalties, damages, amounts paid in settlement, costs and expenses, including, without limitation, reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses;

(b) “Gallagher Entities” shall mean Gallagher Investments LLC, a Delaware limited liability company, JCT Capital, LLC, a Colorado limited liability company, KMK Capital, LLC, a Colorado limited liability company, and Sower Investments, LLC, a Colorado limited liability company;

(c) “Gallagher Group” shall mean the Gallagher Entities and their members;

(d) “Group” shall mean any of the Gallagher Group, the Kocourek Group or the Williams Group;

(e) “Indemnified Party” shall mean, with respect to a particular matter, a party hereto who is entitled to indemnification from another party hereto pursuant to this Article VII;

(f) “Indemnifying Party” shall mean, with respect to a particular matter, a party hereto who is required to provide indemnification under this Article VII to another party hereto;

(g) “Kocourek Group” shall mean (x) the members of Mid Oaks, or (y) if the last sentence of Section 6.9 is applicable, Mid Oaks;

(h) “Mid Oaks” shall mean Mid Oaks Investments LLC, a Delaware limited liability company;

(i) “Principal Sellers” shall mean the Gallagher Group, the Kocourek Group and the Williams Trust;

(j) “Third Party Claim” shall mean any action, suit, proceeding, investigation, or like matter which is asserted or threatened by a Person other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject;

(k) “Williams Trust” shall mean the Williams Family Trust u/a dated 4/1/96, for which Elaine M. Williams serves as trustee.

7.3 Principal Sellers’ Indemnification Obligations. Subject to the provisions of Sections 7.4 and 7.10, the Principal Sellers, jointly and severally, hereby indemnify, save and keep Purchasers and their respective successors and assigns (each, a “Purchaser Indemnitee” and, collectively, the “Purchaser Indemnitees”) harmless from and against Damages sustained or incurred by any Purchaser Indemnitee, as a result of or arising out of or by virtue of:

(a) any inaccuracy in or breach of any representation and warranty made by the Sellers to Purchasers herein or in any Closing document delivered to Purchasers in connection herewith; provided, however, that, in the case of an inaccuracy or breach of any of the representations and warranties contained in Section 2.4 by a Principal Seller, only the Principal Seller whose representation and warranty was inaccurate or breached shall have an obligation of indemnification under this Section 7.3;

(b) the breach by the Partners’ Representatives or any Seller of, or failure of the Partners’ Representatives or any Seller to comply with, any of the covenants or obligations under this Agreement to be performed by the Partners’ Representatives or the Sellers; provided, however, that, in the case of a breach of Section 6.7, only the Principal Seller or Individual Principal in breach of such section shall have an obligation of indemnification under this Section 7.3;

(c) any of the circumstances or events set forth on Schedule 7.3(c) (an “Other Indemnification Event”);

(d) any Third Party Claims or Purchaser Initiated Solutions (as herein defined) arising out of, or related to, the circumstances or events set forth on Schedule 7.3(d) (each, a “Real Estate Indemnification Event”); and

(e) the Existing Severance Practice and the termination thereof.

7.4 Limitation on Principal Sellers’ Indemnification Obligations. The Principal Sellers’ obligations pursuant to the provisions of Section 7.3 are subject to the following limitations:

(a) the Purchaser Indemnitees shall not be entitled to recover under Section 7.3(a) until the total amount which the Purchaser Indemnitees would recover under Section 7.3(a), but for this Section 7.4(a), exceeds four million dollars ($4,000,000) (the “Threshold”), and then the Purchaser Indemnitees shall be entitled to recover the entire amount, including the amount below the Threshold; provided, however, that the limitations contained in this Section 7.4(a) shall neither apply to a breach by any Seller of any of such Seller’s representations and warranties contained in Sections 2.3(a), (b), (c), (d), (e), (h) or (n), or Section 2.4 (collectively, the “Sellers Fundamental Representations”) nor to claims for indemnification for a breach of Section 2.3(oo). For the sole purpose of determining whether the Threshold has been exceeded, all representations and warranties of the Company and the Sellers in Sections 2.3 and 2.4, which are qualified by materiality or Material Adverse Effect, except for Sections 2.3(o) (with respect to first sentence only), 2.3(p) (with respect to the first appearance of the word material only), 2.3(nn) and 2.3(pp), shall be read as if such qualifications were not present therein;

(b) the Purchaser Indemnitees shall not be entitled to recover under Sections 7.3(a) or 7.3(c) unless a claim has been asserted by written notice, specifying the details of the alleged misrepresentation, breach of warranty or liability, delivered to the Sellers on or prior to the expiration of eighteen (18) months following the Closing Date;

provided, however, that the limitation contained in this Section 7.4(b) shall not apply to a breach of any of the Sellers Fundamental Representations; provided, further, that with respect to Section 2.3(n), such written notice must be delivered prior to the date that is thirty (30) days after the expiration of the applicable statute of limitations with respect to Taxes; provided, further, that, with respect to a breach of any representation set forth in Section 2.3(oo), such notice must be delivered on or prior to the expiration of twelve (12) months following the Closing Date; provided further, that, with respect to the Principal Sellers’ obligations under Section 7.3(d), such notice must be delivered on or prior to the expiration of seventy-two (72) months following the Closing Date; provided, further, that with respect to the Principal Sellers’ obligations under Section 7.3(e), such notice must be delivered on or prior to the expiration of twenty-four (24) months following the Closing Date.

(c) the Principal Sellers shall have no right of indemnification, contribution or subrogation against the Company in respect of any matter for which the Principal Sellers have an obligation of indemnification pursuant to this Article VII;

(d) the Purchaser Indemnitees shall not be entitled to recover under Section 7.3:

(i) with respect to consequential damages of any kind, damages consisting of business interruption or lost profits (regardless of the characterization thereof), any damages computed through the use of a multiple of earnings, discounted cash flow or a multiple of any other financial measure of performance, and punitive damages; provided, however, that nothing in this Section 7.4(d)(i) will be deemed to reduce or otherwise affect the entitlement of the Purchaser Indemnitees to compensatory damages, as determined by a court, which compensatory damages may include diminution in the value of assets of the Company or of any of the Subsidiaries (exclusive of goodwill), provided that such diminution in value shall not be determined through the use of a multiple of earnings, discounted cash flow or a multiple of any other financial measure of performance;

(ii) to the extent that the aggregate claims under Sections 7.3(a) or 7.3(c) of the Purchaser Indemnitees exceed fifty-five million dollars ($55,000,000); provided, however, that in the event of a breach of any of the Sellers Fundamental Representations (other than Section 2.4), the aggregate claims of the Purchaser Indemnitees in respect of said breach shall be limited to the Enterprise Value; provided, further, that in the event of a breach by a Seller of Section 2.4, the aggregate claims of the Purchaser Indemnitees in respect of said breach shall be limited to the product of the Enterprise Value multiplied by such Seller’s Percentage Interest (as herein defined). Each such Seller’s “Percentage Interest” shall be the ratio (expressed as a percentage) of the portion of the Estimated Closing Amount or Final Equity Consideration, depending on the time of calculation, which is payable to such Seller to the Estimated Closing Amount or Final Equity Consideration, depending on the time of calculation, payable to all of the Sellers;

(iii) with respect to the failure to obtain any consent required in connection with, or as a consequence of, the transfer of the Shares and the LP Units to Purchasers;

(iv) to the extent the matter in question, taken together with all similar matters, does not exceed the amount of any reserves and accruals with respect to such matters which are reflected in the calculation of Final Closing Net Working Capital; or

(v) to the extent Purchasers had a reasonable opportunity, but failed, in good faith to mitigate its loss, including, but not limited to, its failure to use commercially reasonable efforts to recover under a policy of insurance (including the Title Policies) or to assert contractual rights (it being understood that this provision shall not obligate Purchasers to purchase any insurance coverage it does not currently have), and in any event to the extent of any recovery under a policy of insurance or a contractual right.

(e) the amount of any recovery by the Purchaser Indemnitees pursuant to Section 7.3 shall be satisfied from the Indemnity Escrow Fund until the Indemnity Escrow Fund has been exhausted, and the Principal Sellers shall have liability only for any shortfall;

(f) no Principal Seller shall be liable to the Purchaser Indemnitees for indemnification with respect to any claim of the Purchaser Indemnitees to the extent such claim exceeds such Principal Seller’s share of the Final Equity Consideration, provided that such Principal Seller is and remains in strict compliance with Section 6.9;

(g) Purchaser shall not be entitled to recover under Section 7.3(a) with respect to a breach of Section 2.3(n) to the extent the Tax matter for which a claim has been asserted is less than the estimate, accrual or reserve for accrued Taxes on the final Adjusted Closing Statement (net of all other Tax matters which have theretofore been charged against such estimate, accrual or reserve); and

(h) Purchasers shall not be entitled to recover under Section 7.3(e), except to the extent that the amounts which the Company shall be obligated to pay to employees who are terminated after the Closing Date as severance pay, by virtue of any obligation to determine the amount of severance pay based upon the Existing Severance Practice, exceeds the amount which the Company would otherwise be obligated to pay to such employees.

7.5 Purchasers’ Indemnification Covenants. Subject to the provisions of Section 7.6, Purchasers hereby indemnify, save and keep the Sellers and their respective representatives, heirs, successors and assigns (the “Seller Indemnitees”), harmless against and from all Damages sustained or incurred by any Seller Indemnitee, as a result of or arising out of or by virtue of:

(a) any inaccuracy in or breach of any representation and warranty made by Purchasers to the Sellers herein or in any Closing document delivered to the Sellers in connection herewith; or

(b) any breach by Purchasers of, or failure by Purchasers to comply with, any of the covenants or obligations under this Agreement to be performed by Purchasers.

7.6 Limitation on Purchasers’ Indemnification Obligations. Purchasers’ obligations pursuant to the provisions of Section 7.5 are subject to the following limitations:

(a) the Seller Indemnitees shall not be entitled to recover under Section 7.5(a) until the total amount which the Seller Indemnitees would recover under Section 7.5(a), but for this Section 7.6(a), exceeds the Threshold, and then the Seller Indemnitees shall be entitled to recover the entire amount, including the amount below the Threshold; provided, however, that the limitations contained in this Section 7.6(a) shall not apply to a breach by Purchasers of Purchasers’ representations and warranties contained in Sections 2.2(a), (b) and (d) (collectively, the “Purchaser Fundamental Representations”);

(b) the Seller Indemnitees shall not be entitled to recover under Section 7.5(a) unless a claim has been asserted by written notice, specifying the details of the alleged misrepresentation or breach of warranty, delivered to Purchasers on or prior to the expiration of eighteen (18) months following the Closing Date; provided, however, that the limitation contained in this paragraph (b) shall not apply to a breach of any of the Purchaser Fundamental Representations;

(c) the Seller Indemnitees shall not be entitled to recover under Section 7.5:

(i) with respect to consequential damages of any kind, damages consisting of business interruption or lost profits (regardless of the characterization thereof) and punitive damages; provided, however, that nothing in this Section 7.6(c)(i) will be deemed to reduce or otherwise affect the entitlement of the Seller Indemnitees to compensatory damages, as determined by a court;

(ii) to the extent the aggregate claims under Section 7.5(a) of the Seller Indemnitees remaining after the application of Section 7.6(a) exceed fifty-five million dollars ($55,000,000); provided, however, that in the event of a breach by Purchaser of any of the Purchaser Fundamental Representations, the aggregate claims of the Seller Indemnitees in respect of said breach shall be limited to the Enterprise Value; or

(iii) to the extent the Seller Indemnitees had a reasonable opportunity, but failed, in good faith to mitigate its loss, including, but not limited to, its failure to use commercially reasonable efforts to assert contractual rights (it being understood that this provision shall not obligate Seller Indemnitees to purchase any insurance coverage they do not currently have), and in any event to the extent of any recovery under a contractual right.

(d) the amount of any recovery by the Seller Indemnitees pursuant to Section 7.5 shall be net of any amounts recovered from an unaffiliated third party by Seller Indemnitees under insurance policies as a result of the state of facts which entitled the Seller Indemnitees to recover from Purchasers pursuant to Section 7.5.

7.7 Cooperation. Subject to the provisions of Sections 7.8 and 7.9, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and, if said right is exercised, the parties shall cooperate in the investigation and defense of said Third Party Claim.

7.8 Third Party Claims. A Purchaser Indemnitee shall notify the Partners’ Representatives, and a Seller Indemnitee shall notify Purchaser, of any occurrence which may result in a Third Party Claim for which such Purchaser Indemnitee or Seller Indemnitee shall seek indemnification from the Sellers or Purchasers pursuant to this Article VII. Forthwith following the receipt of notice of a Third Party Claim (other than with respect to a Real Estate Indemnification event, as to which Section 7.9(a) shall apply, and an Environmental Claim, as to which Section 7.9(b) shall apply), the party receiving the notice of the Third Party Claim shall (i) notify the other party of its existence, setting forth with reasonable specificity the facts and circumstances of which such party has received notice and, if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted, and (ii) shall tender the defense of the Third Party Claim to the Indemnifying Party. No failure to give timely notice shall relieve the Indemnifying Party of liability except to the extent of actual prejudice resulting from such failure. If, within thirty (30) days thereafter, the Indemnifying Party shall notify the Indemnified Party that the tender has been accepted by the Indemnifying Party (with or without a reservation of rights), then, except as herein provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim using counsel acceptable to the Indemnified Party. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party, provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided. The Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim if it shall fail to diligently contest the Third Party Claim. So long as the Indemnifying Party has not lost its right and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and, except as hereinafter provided, upon such terms as it deems fair and reasonable, provided that, at least ten (10) days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party. Except as provided below, all expenses (including, without limitation, reasonable attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. Notwithstanding the foregoing, without the prior written consent of the Indemnified Party (which consent may be granted or withheld in its sole discretion), the Indemnifying Party shall not (i) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability with respect to such claim or litigation, (ii) enter into any settlement that attributes by its terms liability to the Indemnified Party, or (iii) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this Section 7.8, or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that, at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 7.8, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of contesting, defending, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys’ fees and other expenses and for any amount paid (including in settlement) in respect of the Third Party Claim. If the Indemnifying Party shall have defended and/or settled the Third Party Claim under a reservation of rights, such settlement or defense shall not bar any claim by the Indemnifying Party against the Indemnified Party that the Indemnified Party was not entitled to indemnification pursuant to this Article VII by the Indemnifying Party, or any action by the Indemnifying Party against the Indemnified Party to recover the Indemnifying Party’s expenses and amounts which it has paid (including in settlement) in respect of the Third Party Claim.

7.9 Real Estate Indemnification Events and Environmental Indemnities.

(a) In respect of any Real Estate Indemnification Event:

(i) notwithstanding Section 7.8, Purchasers shall have the right to contest, defend and litigate any Third Party Claim concerning any Real Estate Indemnification Event in their sole discretion and may settle any such Third Party Claim; provided, however, that Purchasers shall consult with the Partners’ Representatives with respect to any such settlement;

(ii) except to the extent provided in Section 7.9(a)(iii), Purchasers shall not seek a resolution of any Real Estate Indemnification Event, other than in response to a Third Party Claim, without the prior written consent of the Partners’ Representatives (which consent shall not unreasonably be withheld, conditioned or delayed) (any resolution under this Section 7.9(a)(ii) or under Section 7.9(a)(iii), a “Purchaser Initiated Solution”);

(iii) notwithstanding Section 7.9(a)(ii), Purchasers shall have the right to effect a Purchaser Initiated Solution without the prior written consent of the Partners’ Representatives if such resolution is: (x) required in order to effect a legitimate business purpose other than the resolution of such Real Estate Indemnification Event alone, including, without limitation, a financial, economic, or business purpose (e.g., a financing transaction such as a sale/leaseback); and (y) incidental, but reasonably necessary, to the accomplishment of such business purpose. In such event:

(A) Purchasers shall use commercially reasonable efforts to resolve such Real Estate Indemnification Event at the lowest reasonable cost, consistent with the accomplishment of such business purpose;

(B) Purchasers shall advise the Partners’ Representatives of their intent to accomplish such business purpose prior to commencement of the Purchaser Initiated Solution, and shall keep the Partners’ Representatives reasonably informed of the status thereof;

(C) Purchasers shall consult with the Partners’ Representatives in connection with any Purchaser Initiated Solution from time to time and consider in good faith all reasonable requests, suggestions and recommendations which the Partners’ Representatives may provide in connection therewith; and

(D) in the event that any Purchaser Initiated Solution permitted pursuant to this Section 7.9(a)(iii) involves an agreement with a third party (including, without limitation, the owner of real estate adjacent to, or contiguous with, the real estate which is the subject of the Purchaser Initiated Solution), Purchasers shall cause to be furnished to the Partners’ Representatives drafts of all such proposed agreements not less than fifteen (15) Business Days prior to the date on which they are to be executed or submitted to any other Person, give the Partners’ Representatives a reasonable opportunity to comment on such draft agreements or plans, and consider in good faith all changes proposed by the Partners’ Representatives or their representatives thereto, except to the extent such changes would be inconsistent with existing law; and

(iv) if requested by the Company, as then owned by Purchasers, the Sellers and the Partners’ Representatives shall execute and deliver a confidentiality agreement in form and substance acceptable to Purchasers as a condition to receiving information pursuant to this Section 7.9(a). In addition, the Sellers and the Partners’ Representatives acknowledge that they are (A) aware that the United States securities laws would prohibit any Person who has material non-public information about Graham Packaging Holdings Company or Graham Packaging Company Inc. from purchasing or selling securities of such companies, or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and (B) familiar with the Exchange Act and the rules and regulations thereunder to the extent they relate to the matters referred to in this Section 7.9(a)(iv). The Sellers and the Partners’ Representatives agree that they will not use, or permit any other Person to use, any information received pursuant to this Section 7.9(a) in contravention of applicable securities laws, including without limitation the Exchange Act and the rules and regulations thereunder.

(b) Upon any Purchaser Indemnitee becoming aware of the occurrence of any event or the existence of any state of facts in respect of which the Purchaser Indemnitee may seek indemnification with respect to a claim for breach of any of the representations and warranties contained in Section 2.3(x) (an “Environmental Indemnification Claim”):

(i) Purchasers will give to the Partners’ Representatives prompt notice specifying in reasonable detail the basis for the Environmental Indemnification Claim;

(ii) Purchasers will promptly deliver to the Partners’ Representatives copies of all draft and final environmental reports, studies, surveys, test data and reports, assessments, cost estimates and all other material information available to it or the Company or any of the Subsidiaries relating to or supporting the Environmental Indemnification Claim;

(iii) Purchasers will permit, and will cause the Company and the Subsidiaries to permit, representatives of the Partners’ Representatives (including advisors and consultants) to visit and inspect from time to time any of the properties to which the Environmental Indemnification Claim relates, and to enter on such properties from time to time for the purpose of conducting such environmental tests as the Partners’ Representatives may reasonably desire with respect to the Environmental Indemnification Claim, all during normal business hours, with prior written notice to Purchasers, and at the Sellers’ expense;

(iv) Purchasers, the Company and the Subsidiaries will consult with the Partners’ Representatives before undertaking any testing or retaining any consultant to perform testing relating to the Environmental Indemnification Claim;

(v) unless required to do so by applicable law, no Purchaser Indemnitee shall give, and Purchasers shall cause the Company and the Subsidiaries not to give, notice to any governmental authority of any event or of the existence of the state of facts that may give rise to an Environmental Indemnification Claim without the prior written consent of the Partners’ Representatives, which consent shall not be unreasonably withheld, conditioned or delayed, and in any event the Purchaser Indemnitee shall, and shall cause the Company or the Subsidiaries to, give the Partners’ Representatives reasonable prior written notice of any material meetings or written communications between any Purchaser Indemnitee (or representative or advisor thereof) and any governmental authority relating to the Environmental Indemnification Claim, and the Partners’ Representatives shall be entitled to participate in such discussions or communications;

(vi) Purchasers shall cause to be furnished to the Partners’ Representatives drafts of all proposed remediation plans not less than fifteen (15) Business Days prior to the date on which they are required to be submitted to any applicable governmental authorities, give the Partners’ Representatives a reasonable opportunity to comment on such draft plans, and consider all changes proposed by the Partners’ Representatives or their representatives thereto except to the extent such changes would be inconsistent with existing law;

(vii) in no event shall Purchasers be entitled to indemnity for taking any action in response to an Environmental Indemnification Claim (a “Response Action”) that exceeds applicable clean-up levels established by or under Environmental Laws as in effect as of the Closing Date, except as required by any applicable governmental authority as a condition of obtaining a no further action or similar final determination from said governmental authority. All costs and expenses for such Response Action shall be, to the extent possible, reasonable and customary charges in the location of the Real Estate, Leased Real Property or Offsite Facility for the type and kind of services to be rendered.

7.10 Indemnification Exclusive Remedy. Except for fraud and as provided in Section 6.7, Section 8.4 and Section 9.5, indemnification pursuant to the provisions of this Article VII shall be the exclusive remedy of the Company, the Seller Indemnitees and the Purchaser Indemnities for any misrepresentation or breach of any warranty or covenant contained herein or in any Closing document executed and delivered pursuant to the provisions hereof. Without limiting the generality of the preceding sentence, no legal action sounding in tort or strict liability arising out of this Agreement may be maintained by any party.

7.11 The Sellers’ Release, Covenant not to Sue and Indemnification of the General Partners.

(a) For purposes of this Section 7.11, “Sellers Claim(s)” shall mean, individually or collectively, as applicable, any action, cause of action, potential action, claim, counterclaim, demand, charge, invoice, complaint, petition, right, liability, damage, loss, cost or expense, obligation, debt, due, sum of money, account, reckoning, bond, bill, specialty, covenant, contract, controversy, suit, judgment, offset, or decree in controversy, agreement, promise, variance, trespass, extent, execution, right to reimbursement, subrogation, indemnification or other payment, and reasonable attorneys’ fees, of any kind and nature whatsoever, at law, in equity or otherwise, now existing, whether known or unknown, liquidated or unliquidated, foreseen or unforeseeable, matured or unmatured, direct or indirect, discoverable or undiscoverable, suspected or unsuspected, or certain or contingent, and whether representing a past, present or future obligation.

(b) Effective upon the Closing, each Seller, for itself and its owners, Affiliates, predecessors, successors, shareholders, partners, principals, insurers and assigns and their past, present and future employees, officers, directors, attorneys, agents and representatives (each, a “Releasing Party,” and, collectively, the “Releasing Parties”) do hereby absolutely, unconditionally, completely, and without reservation, release the General Partners and their respective owners, Affiliates, predecessors, successors, shareholders, partners, principals, insurers and assigns and their past, present and future employees, officers, directors, attorneys, agents and representatives (collectively, the “Releasees”) from and against each and every past, present and future Sellers Claim that is connected with, arises out of, relates to or is otherwise based (as a whole or in part) on any acts, omissions, facts, matters, transactions or occurrences arising on or prior to the Closing Date (the “Released Claims”). Except as set forth in Section 7.11(e), this release and this discharge covers all Sellers Claims of every kind whatsoever and whether or not contemplated or asserted by a Seller relating in any way to the Released Claims.

(c) The Releasing Parties also agree not to institute, pursue or participate in any Seller Claims of every kind whatsoever in any forum against any of the Releasees with respect to any matter arising out of or in connection with the Released Claims.

(d) The Sellers, jointly and severally, hereby indemnify, save and hold each Releasee harmless from and against all Damages sustained or incurred by any Releasee as a result of or arising out of or by virtue of the Released Claims.

(e) Notwithstanding anything in this Section 7.11 to the contrary, for the purposes of this Agreement, “Released Claims” shall not include (w) any Sellers Claims for any breach, default or violation of or under any provision, representation, warranty, covenant or agreement of this Agreement, (x) any rights of any Seller who is an employee of the Company or the Subsidiary in respect of accrued compensation or under any Benefit Plan, or (y) any rights of the Sellers to indemnification under the Limited Partnership Agreement of the Company. Nothing in this Agreement shall be construed to constitute a release of, a covenant not to sue in respect of, or an obligation to indemnify any Releasee arising from the gross negligence or willful misconduct of any of the Releasees or any other conduct of any of the Releasees that was fraudulent or a criminal act by such Releasee, in each case, as determined by a court of competent jurisdiction or admitted in writing or plea agreement. In the event any release of, covenant not to sue in respect of, or indemnification of any Releasee by any Releasing Party is prohibited by or unenforceable or invalid under applicable law, the corresponding release of, covenant not to sue in respect of, or indemnification of such Releasing Party by such Releasee shall be deemed ineffective to the extent of such prohibition, unenforceability or invalidity.

7.12 Tax Treatment. Any indemnification payment under this Article VII shall be treated to the extent permitted by applicable law, for Tax purposes, as an adjustment to the Final Equity Consideration, and the Final Allocation Schedule shall be adjusted appropriately.

ARTICLE VIII

EFFECT OF TERMINATION/PROCEEDING

8.1 General. The parties hereto shall have the rights and remedies with respect to the termination and enforcement of this Agreement set forth in this Article VIII.

8.2 Right to Terminate. Anything to the contrary herein notwithstanding, this Agreement and the transaction contemplated hereby may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Purchasers and the Partners’ Representatives;

(b) by either of Purchasers or the Partners’ Representatives if the Closing shall not have occurred at or before 11:59 p.m. on the following date: (x) if the Required Information has been delivered on or before August 15, 2010, on October 31, 2010, or (y) if the Required Information is delivered after August 15, 2010, but no later than August 25, 2010, on the date which is the same number of days following October 31, 2010 as the number of days following August 15, 2010 during which the Required Information has not been delivered, but in all events not later than November 10, 2010 (such date, as extended pursuant to this Section 8.2(b), the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.2 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the proximate cause of or resulted in the failure of the Closing to occur on or prior to the Termination Date;

(c) by the Partners’ Representatives, if Purchasers shall have breached any of their representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would result in the failure of the conditions set forth in Section 4.1(a) or (b) and (ii) cannot be or is not cured prior to the Termination Date; provided, however, that, if the misrepresentation or breach of warranty, covenant or agreement contained in this Agreement of the Sellers or a Seller shall have been the proximate cause of Purchasers’ breach, the Partners’ Representatives shall not be entitled to terminate this Agreement pursuant to this Section 8.2(c);

(d) by Purchasers, if the Company, the Sellers or a Seller shall have breached any of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would result in the failure of the conditions set forth in Section 4.2(a) or (b); and (ii) cannot be or is not cured prior to the Termination Date; provided, however, that, if Purchasers’ misrepresentation or breach of warranty, covenant or agreement contained in this Agreement shall have been the proximate cause of the Company’s, the Sellers’ or such Seller’s breach, Purchasers shall not be entitled to terminate this Agreement pursuant to this Section 8.2(d); or

(e) by Purchasers, if any Purchaser or any Affiliate of any Purchaser is obligated to divest any operation or asset or a portion thereof or otherwise modify its business or the ordinary course conduct of its business, or materially change the terms of the transaction contemplated hereby, in order to comply with Section 3.4(d).

In the event of termination by the Partners’ Representatives or Purchasers pursuant to this Section 8.2, prompt written notice thereof shall forthwith be given to Purchasers or the Partners’ Representatives in accordance with Section 10.2, as applicable, and the transaction contemplated hereby will be terminated without further action by any party hereto.

8.3 Obligations Upon and Certain Effects of Termination. In the event of the termination of this Agreement by either the Partners’ Representatives or Purchasers as provided in Section 8.2:

(a) subject to the provisions of this Article VIII, no party hereto shall have any liability to any other party hereto resulting from such termination;

(b) each party, if so requested by the other party, will return promptly every document furnished to it by the other party (or any subsidiary, division, associate or Affiliate of such other party) in connection with the transaction contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made;

(c) the Confidentiality Letter shall remain in effect; and

(d) Article VIII shall survive any termination of this Agreement.

8.4 Remedies.

(a) Mutual Remedies. Notwithstanding any termination right granted in Section 8.2, in the event of the nonfulfillment of any condition to a party’s Closing obligations, in the alternative, such party may elect to do one of the following:

(i) proceed to close, notwithstanding the nonfulfillment of a Closing condition, it being understood that consummation of the Closing shall be deemed a waiver of the breach of the representation, warranty, covenant or agreement contained in this Agreement that caused the nonfulfillment of such condition and of such party’s rights and remedies with respect thereto to the extent that such party shall have actual knowledge of such breach and the Closing shall nonetheless occur; or

(ii) decline to close, terminate this Agreement as provided in Section 8.2, and thereafter seek the remedies set forth in Sections 8.4(b) and 8.4(c).

(b) Purchasers’ Remedies.

(i) In the event this Agreement is terminated by Purchasers pursuant to Section 8.2(d), Purchasers shall have all remedies available to them at law or in equity.

(ii) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company or the Sellers in accordance with their specific terms or were otherwise breached by the Company or the Sellers. It is accordingly agreed that Purchasers shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company or the Sellers and to enforce specifically the terms and provisions of this Agreement against the Company and the Sellers, this being in addition to any other remedy to which Purchasers is entitled at law or in equity.

(c) The Sellers’ Remedies.

(i) In the event that this Agreement is terminated by the Partners’ Representatives pursuant to Section 8.2(c), then Purchasers shall pay to the Partners’ Representatives, for the benefit of the Sellers, twenty million dollars ($20,000,000) (the “Termination Fee”), together with the amounts to be reimbursed by Purchasers to the Company pursuant to the second sentence of the final paragraph of Section 3.2(e), by wire transfer of immediately available funds to an account designated in writing to Purchasers by the Partners’ Representatives no later than two (2) Business Days after the date of such termination and the Partners’ Representatives written notice and demand thereof. The Sellers’ right to receive the Termination Fee shall be the sole and exclusive remedy of the Sellers and their Affiliates (including, but not limited to, the Company and the General Partners) against Purchasers, the Financing Sources or any of Purchasers’ or the Financing Sources’ current, former or future Affiliates and representatives for any Damages suffered in connection with this Agreement or the transaction contemplated hereby and payment of the Termination Fee shall be an absolute defense against any claim brought by the Sellers and their Affiliates. In no event shall the Sellers and their Affiliates seek to recover monetary damages from any of Purchasers’ respective Affiliates or representatives. For the avoidance of doubt, in no event shall Purchasers be obligated to pay, or cause to be paid, the Termination Fee on more than one occasion or any amount in excess of the Termination Fee. Notwithstanding anything herein to the contrary, Purchasers shall not be required to pay to the Partners’ Representatives the Termination Fee unless the Sellers, the General Partners, the Company and the Subsidiaries are in compliance in all material respects with their obligations under this Agreement, including, without limitation, their obligations under Article III, and have satisfied all conditions precedent to the Closing set forth in Section 4.2 (other than those conditions which can only be satisfied at the Closing).

(ii) For the avoidance of doubt, in the event the Closing does not occur, in no event shall Purchasers, any Financing Sources or any of Purchasers’ or such Financing Source’s current, former or future Affiliates and representatives be subject to (nor shall the Sellers or any of their respective Affiliates seek to recover) monetary damages in excess of twenty million dollars ($20,000,000) (inclusive of the Termination Fee to the extent paid), plus the amounts to be reimbursed by Purchasers to the Company pursuant to the second sentence of the final paragraph of Section 3.2(e) in the aggregate for any Damages suffered as a result of the failure of the Closing to be consummated, or any Damages suffered as a result of breaches by Purchasers of their representations, warranties, covenants and agreements contained in this Agreement or arising from any claim or cause of action that the Sellers’ or any of their respective Affiliates may have, including for a breach of Article I as a result of not being able to draw down the Debt Financing described in Section 3.3(b).

(iii) Purchasers acknowledge that the agreements contained in this Section 8.4(c) are an integral part of the transaction contemplated hereby, that the Damages resulting from termination of this Agreement under circumstances where the Termination Fee is payable are uncertain and incapable of accurate calculation and that the Termination Fee is not a penalty, but rather constitutes liquidated damages in a reasonable amount that will compensate the Sellers in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transaction contemplated hereby, and that, without these agreements, the Sellers would not enter into this Agreement.

(iv) The Sellers and the Company acknowledge and agree that they shall not be entitled to an injunction or injunctions to prevent any breaches of this Agreement by Purchasers or to enforce specifically the terms and provisions of this Agreement or otherwise to obtain any equitable relief or remedy against Purchasers and that the Sellers’ and the Company’s sole and exclusive remedies with respect to any such breach shall be the remedies set forth in Sections 8.4(a) and (c).

ARTICLE IX

PARTNERS’ REPRESENTATIVES

9.1 Appointment of the Partners’ Representatives. Each of the Sellers hereby irrevocably constitutes and appoints Gallagher and Kocourek (collectively, the “Partners’ Representatives”), as the Sellers’ attorneys-in-fact and agents in connection with the execution and performance of this Agreement. This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of any of the Sellers.

9.2 Authority. Each of the Sellers hereby irrevocably grants the Partners’ Representatives full power and authority to:

(a) execute and deliver the Disclosure Schedule on behalf of such Seller, and to execute and deliver, on behalf of such Seller, and to accept delivery of, on behalf of such Seller, such documents, as may be deemed by the Partners’ Representatives, in their sole discretion, to be appropriate to consummate the transaction contemplated hereby, including, without limitation, the Escrow Agreement;

(b) endorse and to deliver on behalf of such Seller, certificates representing the Shares or the LP Units to be sold by such Seller at the Closing;

(c) acknowledge receipt at the Closing of the Estimated Closing Amount, to designate the manner of payment of the Final Equity Consideration, and to certify, on behalf of such Seller, as to the accuracy of the representations and warranties of such Seller under, or pursuant to the terms of, this Agreement;

(d)(w) dispute or refrain from disputing, on behalf of such Seller, any claim made by Purchasers under this Agreement; (x) negotiate and compromise, on behalf of such Seller, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement, and (y) execute, on behalf of such Seller, any settlement agreement, release or other document with respect to such dispute or remedy;

(e) waive, on behalf of such Seller, any Closing condition contained in Article IV of this Agreement and to give or agree to, on behalf of such Seller, any and all consents, waivers, amendments or modifications, deemed by the Partners’ Representatives, in their sole discretion, to be necessary or appropriate under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

(f) enforce, on behalf of such Seller, any claim against Purchasers arising under this Agreement;

(g) engage attorneys, accountants and agents at the expense of the Sellers;

(h) retain a portion of the Final Equity Consideration as a fund for the payment of expenses payable by the Sellers pursuant to the provisions hereof, adjustments to the Estimated Closing Amount or Final Equity Consideration, and potential claims for indemnification by Purchasers, and to invest such retained portion for the benefit of the Sellers (but the Partners’ Representatives shall pay the balance of the Estimated Closing Amount and Final Equity Consideration to the Sellers with reasonable promptness);

(i) amend this Agreement (other than this Article IX) or any of the instruments to be delivered to Purchasers by such Seller pursuant to this Agreement;

(j) give such instructions and to take such action or refrain from taking such action, on behalf of such Seller, as the Partners’ Representatives deem, in their sole discretion, necessary or appropriate to carry out the provisions of this Agreement; and

(k) adjust the Percentage Interests of the Sellers so as to give effect to Sections 8(a) and 11(d) of the LP Agreement, in order that the portion of the Final Equity Consideration which each Seller receives equals what that Seller would have received if all of the assets of the Company had been sold on the economic terms set forth in this Agreement, the Company had been dissolved pursuant to Section 20 of the LP Agreement and its assets (net of its liabilities) had been distributed as provided in Section 6 of the LP Agreement.

9.3 Reliance. Each Seller hereby agrees that:

(a) in all matters in which action by the Partners’ Representatives is required or permitted, they shall be required to act jointly;

(b) notice to either of the Partners’ Representatives, delivered in the manner provided in Section 10.2, shall be deemed to be notice to both of the Partners’ Representatives and to all the Sellers for the purposes of this Agreement;

(c) the power and authority of the Partners’ Representatives, as described in this Agreement, shall continue in force until all rights and obligations of the Sellers under this Agreement shall have terminated, expired or been fully performed;

(d) in the event of the death or resignation of Gallagher, Gallagher Investments, LLC shall have the right to appoint a successor to Gallagher. In the event of the death or resignation of Kocourek, Mid Oaks shall have the right to appoint a successor to Kocourek; and

(e) if either of the Partners’ Representatives resigns or otherwise ceases to function in his capacity as such for any reason whatsoever, and no successor is appointed pursuant to Section 9.3(d) within thirty (30) days, the Partners’ Representatives shall consist solely of the remaining Partners’ Representative. If, as a result of such resignation or cessation, there are no remaining Partners’ Representatives, and no successors are appointed by a majority in interest of the Sellers within thirty (30) days, the Seller who, as of the Closing Date, held the largest number of LP Units shall be the sole Partners’ Representative and shall be empowered and authorized to take all actions set forth in Section 9.2.

9.4 Actions by the Sellers. Each Seller agrees that, notwithstanding the foregoing, at the request of Purchasers, such Seller shall take all actions necessary or appropriate to consummate the transaction contemplated hereby (including, without limitation, delivery of such Seller’s Shares or LP Units (as the case may be)) and acceptance of such Seller’s portion of the Final Equity Consideration therefor individually on such Seller’s own behalf, and delivery of any other documents required of the Sellers pursuant to the terms hereof.

9.5 Indemnification of Purchasers and Its Affiliates. The Sellers, jointly and severally, hereby indemnify the Purchaser Indemnitees against, and hold the Purchaser Indemnitees harmless from, any and all Damages incurred or suffered by any Purchaser Indemnitee arising out of, with respect to or incident to the operation of, or any breach of any covenant or agreement pursuant to, this Article IX, or the designation, appointment, instructions and actions of the Partners’ Representatives pursuant to the provisions hereof, including, without limitation, with respect to (x) actions taken, or failed or omitted to be taken, by the Partners’ Representatives or either of them, including, without limitation, the allocation and payment of the Estimated Closing Amount or the Final Equity Consideration among and to the Sellers, and (y) reliance by any Purchaser Indemnitee on, and actions taken by any Purchaser Indemnitee in response to or in reliance on, the instructions of, notice given by or any other action taken by the Partners’ Representatives. Notwithstanding the foregoing, this Section 9.5 shall not expand the indemnification obligations of the Sellers pursuant to Article VII, the limitations on such obligations contained in Article VII, or the allocation of such obligations among the Sellers.

9.6 Indemnification of the Partners’ Representatives. Each Seller shall indemnify each of the Partners’ Representatives against any Damages (except such Damages as result from such Person’s gross negligence or willful misconduct) that such Person may suffer or incur in connection with any action or omission of such Person as a Partners’ Representative. Each Seller shall bear a portion of such Damages equal to such Seller’s Percentage Interest thereof. No Partners’ Representative shall be liable to any Seller with respect to any action or omission taken or omitted to be taken by the Partners’ Representatives pursuant to this Article IX, except for such Person’s gross negligence or willful misconduct. Notwithstanding anything in this Article IX to the contrary, no claim by a Seller against one or more of the Partners’ Representatives shall affect such Seller’s liability to Purchasers under this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Publicity. Except as otherwise required by law, regulation or applicable stock exchange rules, press releases and other publicity concerning the transaction contemplated hereby shall be made only with the prior agreement of the Partners’ Representatives and Purchasers (and in any event, Purchasers and the Partners’ Representatives shall use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity). For the avoidance of doubt, nothing in the Confidentiality Letter shall preclude Purchasers or their respective Affiliates from making any disclosure concerning the transaction contemplated hereby which is required by law, regulation or applicable stock exchange rules.

10.2 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile or pdf e-mail, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand, by facsimile or pdf e-mail, or by nationally recognized private courier shall be deemed given on the first (1st) Business Day following receipt; provided, however, that a notice delivered by facsimile shall only be effective on the first (1st) Business Day after being transmitted if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) Business Days after its delivery by facsimile or pdf e-mail. All notices shall be addressed as follows:

If to the Company:

Liquid Container, L.P.

1760 Hawthorne Lane

West Chicago, IL 60185

Attention: Dave Randall

Fax: (630) 562-5880

Email: drandall@liquidcontainer.com

with a copy to (which shall not constitute notice):

Greenberg Traurig, LLP

77 W. Wacker Drive

Suite 3100

Chicago, IL 60601

Attention: David W. Schoenberg and Myron Lieberman

Fax: (312) 456-8435

email: schoenbergd@gtlaw.com; liebermanm@gtlaw.com

If to any of the Sellers, to the Partners’ Representatives:

Charles P. Gallagher

c/o Gallagher Enterprises LLC

1400 Wewatta Street

Suite 900

Denver, CO 80202

Fax: (303) 595-7744

Email: cpg@gallagherenterprises.com

and

Wayne C. Kocourek

c/o Mid Oaks Investments LLC

750 Lake Cook Road

Suite 460

Buffalo Grove, IL 60089

Fax: (847) 215-3421

Email: wkocourek@midoaks.com

with a copy to (which shall not constitute notice):

Greenberg Traurig, LLP

77 W. Wacker Drive

Suite 3100

Chicago, IL 60601

Attention: David W. Schoenberg and Myron Lieberman

Fax: (312) 456-8435

email: schoenbergd@gtlaw.com; liebermanm@gtlaw.com

If to any of Purchasers:

Graham Packaging Company Inc.

2401 Pleasant Valley Road

York, PA 17402

Attention: Michael L. Korniczky, Chief Administrative Officer, General Counsel and Secretary

Fax: (717) 849-8541

Email: michael.korniczky@grahampackaging.com

with a copy to (which shall not constitute notice):

The Blackstone Group

345 Park Avenue

New York, NY 10154

Attention: Angelo Acconcia

Fax: (212) 201-2874

Email: acconcia@blackstone.com

and

Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street, Suite 2200

Denver, CO 80202

Attention: Kevin A. Cudney

Fax: (303) 223-0966

Email: kcudney@bhfs.com

If to Billy Williams:

Billy Williams

3304 Royal Fox Drive

Saint Charles, IL 60174

Email: emw3304@comcast.net

If to Gallagher:

Charles P. Gallagher

c/o Gallagher Enterprises LLC

1400 Wewatta Street

Suite 900

Denver, Colorado 80202

Fax: (303) 595-7744

Email: cpg@gallagherenterprises.com

If to Kocourek:

Wayne C. Kocourek

c/o Mid Oaks Investments LLC

750 Lake Cook Road

Suite 460

Buffalo Grove, Illinois 60089

Fax: (847) 215-3421

Email: wkocourek@midoaks.com

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 10.2.

10.3 Expenses; Transfer Taxes. Except as provided in this Section 10.3, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, such party’s financial advisors’, attorneys’, accountants’, investment bankers’ and other professional fees and expenses. Purchasers shall pay fifty percent (50%) and the Sellers’ shall pay an aggregate of fifty percent (50%), of (a) the Escrow Agent’s fees, (b) the fees of the economist/consultant jointly retained by the Sellers and Purchasers to assist in obtaining approval under the HSR Act to the transaction contemplated hereby, and (c) the cost of all sales, use, stamp, documentary, excise and transfer Taxes which may be payable in connection with the transaction contemplated hereby. Purchasers shall pay any government fees for any necessary filings required under the HSR Act (the “HSR Fees”); provided, however, if this Agreement is terminated pursuant to Section 8.2 by the Partners’ Representatives for any reason other than a material breach of a representation, warranty or covenant of Purchasers or by Purchasers pursuant to Section 8.2, Purchasers, on the one hand, and the Sellers, on the other hand, shall each be responsible for the payment of fifty percent (50%) of the HSR Fees.

10.4 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the other instruments and agreements to be delivered by the parties pursuant to the provisions hereof, and the Confidentiality Letter constitute the entire agreement among the parties hereto and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and permitted assigns. Each Exhibit, Schedule and the Disclosure Schedule, shall be considered incorporated into this Agreement. Any amendments, or alternative or supplementary provisions to this Agreement must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto (in the case of any Seller, by the Partners’ Representatives). References in this Agreement to this Agreement or the transaction contemplated hereby do not include references to the Confidentiality Letter, which is independent of this Agreement and the transaction contemplated hereby; provided, however, that the Confidentiality Letter shall terminate at the Closing. For the avoidance of doubt, nothing in the Confidentiality Letter shall preclude Purchasers, or their respective Affiliates, from making any disclosure concerning the transaction contemplated hereby which is required by law, regulation or applicable stock exchange rules. The inclusion of any item in the Disclosure Schedule is not evidence of the materiality of such item for the purposes of this Agreement. The parties make no representations or warranties to each other, except as contained in this Agreement, and any and all prior representations and warranties made by any party or its representatives, whether verbally or in writing, are deemed to have been merged into this Agreement, it being intended that no such prior representations or warranties shall survive the execution and delivery of this Agreement. Purchasers acknowledge that any estimates, forecasts, or projections furnished or made available to it concerning the General Partners, the Company and/or the Subsidiaries on their properties, business or assets have not been prepared in accordance with GAAP or standards applicable under the Securities Act, and such estimates reflect numerous assumptions, and are subject to material risks and uncertainties. Purchasers acknowledge that actual results may vary, perhaps materially. Purchasers further acknowledge that they have conducted an independent investigation of the financial condition, assets, liabilities, properties and projected operations of the General Partners, the Company and the Subsidiaries in making their determination as to the propriety of the transaction contemplated hereby, and in entering into this Agreement, have relied solely on the results of said investigation and on the express representations and warranties of the Sellers contained in this Agreement.

10.5 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges or a waiver of any subsequent breach of any of such terms, covenants or conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. Except as provided in Section 8.4(a)(i), no waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

10.6 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

10.7 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

10.8 Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware applicable to contracts made in the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. All matters and disputes related to the Debt Financing shall be governed and controlled by the internal laws of the State of New York applicable to contracts made in the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

10.9 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their representatives, heirs, successors and permitted assigns and any party that joins in this Agreement in writing pursuant to the terms hereof. Nothing in this Agreement, express or implied, shall confer on any Person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights, except that the Indemnified Employees shall be third-party beneficiaries of Section 6.5, and the Financing Sources shall be third-party beneficiaries of Sections 8.2(c), 8.4(c), 10.8, 10.12 and 10.13.

10.10 Assignability. This Agreement shall not be assignable by any Seller without the prior written consent of Purchasers, or by Purchasers without the prior written consent of the Partners’ Representatives; provided, however, that no such consent will be required for an assignment by Purchasers to any of their Affiliates or wholly-owned subsidiaries or Affiliates. No assignment shall release the assigning party of its obligations and liabilities under this Agreement.

10.11 Governmental Reporting. Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a party hereto or other Person must make or file, or cooperate in the making or filing of, any return or report to any governmental authority in any manner that such Person or such party reasonably believes or reasonably is advised is not in accordance with law.

10.12 Waiver of Trial by Jury. Each of the parties hereto waives the right to a jury trial in connection with any suit, action or proceeding (a) seeking enforcement of such party’s rights under this Agreement; (b) concerning the Debt Financing; or (c) involving any Financing Source.

10.13 Consent to Jurisdiction. This Agreement has been executed and delivered in and shall be deemed to have been made in Dover, Delaware. The Company, the Sellers and Purchasers each agree to the exclusive jurisdiction of the Chancery Court of the State of Delaware; provided, however, that if (and only after) such court determines that it lacks subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the federal courts of the United States located in the State of Delaware; provided, further, that if (and only after) both the Chancery Court of the State of Delaware and the federal courts of the United States located in the State of Delaware determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the United States District Court for the Southern District of New York, with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered or certified mail, return receipt requested, directed to it at its address as set forth in Section 10.2, and service so made shall be deemed to be completed when received. The Company, the Sellers and Purchasers each waive any objection based on forum non conveniens and waive any objection to venue of any action instituted hereunder. Nothing in this Section 10.13 shall affect the right of the Company, the Sellers or Purchasers to serve legal process in any other manner permitted by law. The parties hereto hereby further agree that New York state or United States federal courts sitting in New York, New York shall have exclusive jurisdiction over any action brought against any Financing Source in connection with the transaction contemplated hereby or the Debt Financing. The Company, the Sellers and Purchasers shall not, and shall not permit any of their respective Affiliates to, bring or support any Person in bringing any legal action, suit or proceeding in any other court than those identified in this Section 10.13.

10.14 Definitions. The following terms are defined in the following sections of this Agreement:

Defined Term	Section Found
Accountants	2.3(i)
Adjusted Closing Amount	1.3(c)
Adjusted Closing Cash	1.3(c)
Adjusted Closing Indebtedness	1.3(c)
Adjusted Closing Net Working Capital	1.3(c)
Adjusted Closing Statement	1.3(c)
Affiliate	2.2(f)
Agreement	Preamble
Alternative Transaction	3.5
Arbitrating Accountant	1.3(e)

Benefit Plan	2.3(s)(i)
Business	Recital B
Business Day	1.3(b)
Cash Equivalents	2.3(a)
CERCLA	2.3(x)(v)
Claims	2.3(h)(i)
Closing	1.5
Closing Cash	1.3(a)(i)
Closing Date	1.5
Closing Indebtedness	1.3(a)(ii)
Closing Net Working Capital	1.3(a)(iii)
Code	2.3(n)(i)(D)
Company	Preamble
Confidentiality Letter	3.3(a)
Contracts	2.3(p)
Control	2.2(f)
CPG	Preamble
Damages	7.2(a)
Debt	1.3(a)(iv)
Debt Commitment Letter	2.2(i)
Debt Financing	2.2(i)
Disclosure Schedule	2.1
Dispute	1.3(d)
Dispute Notice	1.3(d)
Dispute Period	1.3(d)
Election Tax	6.6(i)(i)
Employee Benefit Plan	2.3(s)(i)
Enterprise Value	1.2(a)(i)
Environmental Claim	2.3(x)(ix)(A)
Environmental Indemnification Claim	7.9(b)
Environmental Laws	2.3(x)(ix)(B)
Environmental Permits	2.3(x)(ix)(C)
ERISA	2.3(s)(i)
ERISA Affiliate	2.3(s)(i)
Escrow Agent	1.4(a)
Escrow Agreement	1.4(a)
Escrow Deposit	1.4(a)
Estimated Closing Amount	1.3(b)
Estimated Closing Cash	1.3(b)
Estimated Closing Indebtedness	1.3(b)
Estimated Closing Net Working Capital	1.3(b)
Exchange Act	3.2(e)(v)(A)
Excluded Amounts	1.3(a)(i)
Existing Severance Practice	3.2(l)
Facility	2.3(x)(ix)(D)

Final Allocation Schedule	1.2(b)
Final Closing Cash	1.3(a)(v)
Final Closing Indebtedness	1.3(a)(vi)
Final Closing Net Working Capital	1.3(a)(vii)
Final Equity Consideration	1.2(a)
Financial Statements	2.3(i)(i)
Financing Sources	3.2(e)(viii)
GAAP	1.3(a)(i)
Gallagher	2.6(a)
Gallagher Group	7.2(c)
Gallagher Entities	7.2(b)
General Partners	Preamble
GP Financial Statements	3.2(e)(v)(B)
GP Units	Recital A
Graham Party	2.2(i)
Group	7.2(d)
Hazardous Substances	2.3(x)(ix)(E)
Holding I	2.3(f)
Holding II	2.3(f)
HSR Act	2.2(c)
HSR Fees	10.3
Indemnifiable Claim	6.5
Indemnified Employee(s)	6.5
Indemnified Party	7.2(e)
Indemnifying Party	7.2(f)
Indemnity Escrow Fund	1.4(a)
Individual Principal	6.7
Intellectual Property	2.3(cc)(xiii)
Intellectual Property Licenses	2.3(cc)(iv)
Interim Financial Statement Date	2.3(i)(ii)
Interim Financial Statements	2.3(i)(ii)
IRS	2.3(n)(i)(C)
Kocourek	2.6(a)
Kocourek Group	7.2(g)
Leased Real Property	2.3(z)
Liabilities	2.3(j)
Limited Partners	Preamble
LP Agreement	2.3(g)
LP Debt	1.4(b)
LP Purchaser	Preamble
LP Units	Recital A
Management Securityholder Agreements	2.3(h)(i)
Managing General Partner	Preamble
Marketing Period	3.3(b)(vii)
Material Adverse Effect	2.3(b)

pMaterial Consents	3.2(b)
Mid Oaks	7.2(h)
Multiemployer Plan	2.3(s)(i)
New Severance Policy	3.3(c)
Non-Company Affiliates	2.3(ii)
Offsite Facility	2.3(x)(ix)(F)
Other Indemnification Event	7.3(c)
Partners’ Representatives	9.1
PBGC	2.3(s)(iv)
pdf	10.18
Percentage Interest	7.4(d)(ii)
Permits	2.3(r)
Person	2.2(f)
Plan	2.3(s)(i)
Plaxicon	2.3(f)
Pre-Closing Tax Period	6.6(b)
Preliminary Closing Statement	1.3(b)
Principal Sellers	7.2(i)
Proprietary Software	2.3(cc)(iii)
Purchase Price Adjustment Fund	1.4(a)
Purchasers	Preamble
Purchaser Fundamental Representations	7.6(a)
Purchaser Indemnitee(s)	7.3
Purchaser Initiated Solution	7.9(a)(ii)
Rail Agreement	2.3(p)(xv)
Real Estate	2.3(y)
Real Estate Indemnification Event	7.3(d)
Released Claim(s)	7.11(b)
Releasee(s)	7.11(b)
Releasing Party(ies)	7.11(b)
Required Information	3.2(e)(v)(C)
Response Action	7.9(b)(vii)
Retained Proceeds	6.9
Retention Period	6.9
Return(s)	2.3(n)(i)(C)
SEC	3.3(b)(vii)
Securities Act	2.2(h)
Seller Entity	2.4(b)
Seller Indemnitees	7.5
Seller(s)	Preamble
Sellers Claim(s)	7.11(a)
Sellers Fundamental Representations	7.4(a)
Shares	Recital A
Software	2.3(cc)(xiii)
Stock Purchaser	Preamble

Stockholder and Partner List	Preamble
Stockholders	Preamble
Straddle Periods	6.6(d)
Subsidiary	2.3(f)
Target Net Working Capital	1.2(a)(iv)
Tax Claim	6.6(h)
Tax Liability	2.3(n)(i)(B)
Tax(es)	2.3(n)(i)(A)
Termination Date	8.2(b)
Termination Fee	8.4(c)(i)
Third Party Claim	7.2(j)
Threshold	7.4(a)
Title Company	3.2(j)
Title Policies	3.2(j)
Units	Recital A
WCK	Preamble
Welfare Plan	2.3(s)(i)
Williams Trust	7.2(k)

10.15 Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

10.16 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

10.17 Trustee Exculpation. Anything to the contrary herein contained notwithstanding, any Person identified on the signature page as signing “as trustee” who signs this Agreement does so, not personally, but solely as trustee, as aforesaid, in the exercise of the power and authority conferred upon and vested in such Person, as such trustee. It is expressly understood and agreed that nothing herein shall be construed as creating any liability in such trustee, personally, to perform any covenant either express or implied or by virtue of any representation and warranty, or any other matter herein contained, all such liability, if any, being expressly waived by all other parties to this Agreement, and by every other person now or hereafter claiming any right hereunder. So far as such trustee and his successor(s), personally, are concerned, every other person now or hereafter claiming any right hereunder shall look to the trust assets from time to time held by such trustee and not to the personal assets of the trustee, for the performance of such covenants or with respect to any inaccuracy in or breach of any such representation and warranty or with respect to any such other matter.

10.18 Execution by Facsimile. This Agreement, the instruments and the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (“pdf”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in pdf as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

10.19 Certain Deliveries. Where this Agreement provides that the Company or the Sellers or any of their respective Affiliates have “made available” any document or other writing, this shall mean that such document or writing has been posted on the “Project Badger/Onyx” data site established and maintained by the Company.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY:

LIQUID CONTAINER, L.P.

By:	Liquid Container, Inc.,
Its:	General Partner

By:	/s/ Wayne Kocourek
Name:	Wayne Kocourek
Title:	Vice Chairman

[Signature Page to Stock and Unit Purchase Agreement]

PURCHASERS:

STOCK PURCHASER

GRAHAM PACKAGING ACQUISITION CORP.

By:	/s/ David Bullock
Its:	CFO

LP PURCHASER

GRAHAM PACKAGING ACQUISITION CORP.

By:	/s/ David Bullock
Its:	CFO

[Signature Page to Stock and Unit Purchase Agreement]

/s/ Kenneth F. Celic
Kenneth F. Celic

[Signature Page to Stock and Unit Purchase Agreement]

/s/ James A. DuBois
James A. DuBois

[Signature Page to Stock and Unit Purchase Agreement]

/s/ Francisco Gonzalez
Francisco Gonzalez

[Signature Page to Stock and Unit Purchase Agreement]

/s/ Mark Grant
Mark Grant

[Signature Page to Stock and Unit Purchase Agreement]

RUSSEL J. KILLION 2000 IRREVOCABLE TRUST

By:	/s/ Russel Killion
Name:	Russel Killion
Title:	SrVP Sales & Marketing

RUSSEL J. KILLION 2000 IRREVOCABLE TRUST

By:	/s/ Russel Killion
Name:	Russel Killion
Title:	Sr VP Sales & Marketing

[Signature Page to Stock and Unit Purchase Agreement]

/s/ Scott McCadam
Scott McCadam

[Signature Page to Stock and Unit Purchase Agreement]

/s/ David H. Randall
David H. Randall

[Signature Page to Stock and Unit Purchase Agreement]

/s/ Mark Schneider
Mark Schneider

[Signature Page to Stock and Unit Purchase Agreement]

/s/ Elaine M. Williams
Elaine M. Williams

ELAINE M. WILLIAMS, NOT INDIVIDUALLY BUT AS TRUSTEE OF THE WILLIAMS FAMILY TRUST U/A DATED 4/1/96

By:	/s/ Elaine M. Williams
Name:	Elaine M. Williams
Title:	Trustee

[Signature Page to Stock and Unit Purchase Agreement]

/s/ Kenneth Wroblewski
Kennth J. Wroblewski

[Signature Page to Stock and Unit Purchase Agreement]

DAVID W. SCHOENBERG, NOT INDIVIDUALLY BUT AS TRUSTEE OF THE PAMELA A. KOCOUREK TRUST U/A DATED NOVEMBER 7, 1988, WAYNE C. KOCOUREK, SETTLOR		DAVID W. SCHOENBERG, NOT INDIVIDUALLY BUT AS TRUSTEE OF THE DESCENDANTS’ TRUST UNDER THE KOCOUREK 1994 FAMILY TRUST, DATED DECEMBER 31, 1994

By:	/s/ David W. Schoenberg	By:	/s/ David W. Schoenberg
Name:	David W. Schoenberg	Name:	David W. Schoenberg
Title:	Trustee	Title:	Trustee

DAVID W. SCHOENBERG, NOT INDIVIDUALLY BUT AS TRUSTEE OF THE MICHAEL A. KOCOUREK TRUST U/A DATED NOVEMBER 7, 1998, WAYNE C. KOCOUREK, SETTLOR		PAMELA A. KOCOUREK, AS TRUSTEE OF THE PAMELA A. KOCOUREK GRANTOR TRUST DATED 10/29/92

By:	/s/ David W. Schoenberg	By:	/s/ Pamela Kocourek
Name:	David W. Schoenberg	Name:	Pamela A. Kocourek
Title:	Trustee	Title:	Trustee

MICHAEL A. KOCOUREK, AS TRUSTEE
DAVID W. SCHOENBERG, NOT INDIVIDUALLY BUT AS TRUSTEE OF		OF THE MICHAEL A. KOCOUREK GRANTOR TRUST DATED 10/29/92
PATRICIA’S TRUST UNDER THE KOCOUREK 1994 FAMILY TRUST, DATED DECEMBER 31, 1994		By:	/s/ Micheal Kocourek
		Name:	Michael Kocourek
		Title:	Trustee

By:	/s/ David W. Schoenberg
Name:	David W. Schoenberg
Title:	Trustee	/s/ Wayne Kocourek
Wayne c. Kocourek

[Signature Page to Stock and Unit Purchase Agreement]

CHARLES P. GALLAGHER, AS TRUSTEE OF THE CHARLES P. GALLAGHER TRUST U/A DATED APRIL 28, 1980, AS AMENDED		JCT CAPITAL, LLC.

By:	/s/ Charles P. Gallagher	By:	/s/ Kevin C. Gallagher
Name:	Charles P. Gallagher	Name:	Kevin C. Gallagher
Title:	Trustee	Title:	Manager

GALLAGHER INVESTMENTS LLC		KMK CAPITAL, LLC

By:	/s/ Kevin C. Gallagher	By:	/s/ Michael G. Kennedy
Name:	Kevin C. Gallagher	Name:	Michael G. Kennedy
Title:	Manager	Title:	Manager

GALLAGHER EQUITY PARTNERS, INC.		SOWER INVESTMENTS, LLC

By:	/s/ Charles P. Gallagher	By:	/s/ Michael A. Gallagher
Name:	Charles P. Gallagher	Name:	Michael A. Gallagher
Title:	Chairmen	Title:	Manager

[Signature Page to Stock and Unit Purchase Agreement]

The following individuals are executing this Agreement to solely acknowledge and evidence their respective individual obligations and agreement to be bound by the terms and provisions of Section 6.7 and the- other provisions of this Agreement necessary to enforce Purchasers’ rights and remedies in enforcing Section 6.7.

/s/ Billy W. Williams
Billy Williams

/s/ Charles P. Gallagher
Charles P. Gallagher

/s/ Wayne Kocourek
Wayne C. Kocourek

[Signature Page to Stock and Unit Purchase Agreement]

Mid Oaks is executing this Agreement to solely acknowledge and evidence its individual obligations and agreement to be bound by the terms and provisions of Section 6.7 and the other provisions of this Agreement necessary to enforce Purchasers’ rights and remedies in enforcing Section 6.7.

MID OAKS INVESTMENTS LLC

By:	/s/ Wayne Kocourek
Wayne C. Kocourek
Chairmen, CEO and sole manager

EXHIBIT A

STOCKHOLDER AND PARTNER LIST

EXHIBIT A

STOCKHOLDER AND PARTNER LIST

Stockholders:

Liquid Container Inc.	Shares

Wayne C. Kocourek	2 Class A Common Stock
Charles P. Gallagher, as Trustee of the Charles P. Gallagher Trust u/a dated April 28, 1980, as amended	2 Class A Common Stock
David W. Schoenberg, or his Successors in Trust, as Trustee of Patricia’s Trust under the Kocourek 1994 Family Trust dated December 31, 1994	98 Class B Common Stock
Gallagher Investments LLC	98 Class B Common Stock

WCK-L Holdings, Inc.	Shares

Wayne C. Kocourek	100

CPG-L Holdings, Inc.	Shares

Charles P. Gallagher, as Trustee of the Charles P. Gallagher Trust u/a dated April 28, 1980, as amended	100

Limited Partners:	Units

Kenneth Celic	10,000
David Randall	18,733.71
Pamela A Kocourek, as Trustee of the Pamela A Kocourek Grantor Trust dated 10/29/92	10,000
Michael A. Kocourek, as Trustee of the Michael A. Kocourek Grantor Trust dated 10/29/92	10,000
Russell J. Killion 2000 Irrevocable Trust	4,000
Russell J. Killion 2000 Declaration of Trust	16,000
JCT Capital LLC	22,136.8443
Gallagher Investments LLC	276,793.8669
Gallagher Equity Partners, Inc.	3,601.6889
Elaine M. Williams	900
Elaine M. Williams, not individually but as trustee of the Williams Family Trust u/a dated 4/1/96	89,100
Francisco Gonzalez	5,000
KMK Capital, LLC	22,136.8443

Sower Investments, LLC	22,136.8443
Wayne C. Kocourek	3,008.4639
David W. Schoenberg, not individually but as trustee of the Pamela A. Kocourek Trust u/a dated November 7, 1988, Wayne C. Kocourek, settlor	15,937.7386
David W. Schoenberg, not individually but as trustee of the Michael A. Kocourek Trust u/a dated November 7, 1988, Wayne C. Kocourek, settlor	14,023.5041
David W. Schoenberg, not individually but as trustee of Patricia’s Trust under the Kocourek 1994 Family Trust, dated December 31, 1994	260,410.9706
David W. Schoenberg, not individually but as trustee of the Descendants’ Trust under the Kocourek 1994 Family Trust, dated December 31, 1994	23,583.7728
TOTAL	827,504

SERIES A PROFITS UNITS

Mark Grant	5,363.34
Mark Schneider	1,787.78
Scott McCadam	1,877.17
Kenneth J. Wroblewski	2,234.72
David H. Randall	13,408.35
Jay DuBois	10,279.73
TOTAL	34,951.09

EXHIBIT B

ESCROW AGREEMENT

EXHIBIT B

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of                      by and among                     , a                      limited liability company (“LP Purchaser”),                     , a                      limited liability company (“Stock Purchaser,” and, together with LP Purchaser, collectively the “Purchasers”), Charles P. Gallagher and Wayne C. Kocourek, as Partners’ Representatives (collectively, the “Partners’ Representatives”), and Wells Fargo Bank, National Association, as escrow agent (“Escrow Agent”).

RECITALS

A. Pursuant to a Stock and Unit Purchase Agreement, dated as of August __, 2010 (the “Purchase Agreement”), among the Stockholders of the General Partners and all of the Limited Partners (collectively, the “Sellers”) of Liquid Container, L.P., a Delaware limited partnership (the “Company”), and Purchasers, Purchasers are purchasing (i) all of the issued and outstanding shares of common stock of the General Partners of the Company and (ii) all of the limited partnership units of the Company.

B. Pursuant to the Purchase Agreement, (i) the Partners’ Representatives were appointed as agents and attorneys-in-fact for the Sellers to act in all matters arising out of or relating to the transactions contemplated by the Purchase Agreement, (ii) the Final Equity Consideration is subject to adjustment as provided in Section 1.3 of the Purchase Agreement, (iii) the amount of the Final Equity Consideration is to be estimated at the Closing (the “Estimated Closing Amount”) and reconciled to the actual Final Equity Consideration pursuant to Section 1.3 of the Purchase Agreement, (iv) certain of the Sellers agreed to indemnify Purchasers with respect to certain matters, as set forth in Article VII of the Purchase Agreement and (v) Purchasers have the right to collect from funds held in escrow certain reimbursable amounts upon the Sellers’ failure to reimburse pursuant to Section 6.8 of the Purchase Agreement.

C. In accordance with the provisions of the Purchase Agreement, the parties hereto desire to create an escrow as security for (i) the amount, if any, by which it is finally determined that the Estimated Closing Amount exceeds the Final Equity Consideration, and (ii) payment and performance of certain of the Sellers’ obligations under Article VII and Section 6.8 of the Purchase Agreement.

D. Escrow Agent is willing to serve as Escrow Agent, on the terms herein contained.

E. The foregoing recitals are made as representations and statement of fact by Purchasers and the Partners’ Representatives and not Escrow Agent.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

ESCROW DEPOSIT

1.1 Escrow Deposit.

(a) Concurrently herewith, Purchasers shall deposit with Escrow Agent the aggregate sum of thirty-two million five hundred thousand dollars ($32,500,000), by wire transfer of immediately available funds. Such sum is hereinafter called the “Escrow Deposit.” A portion of the Escrow Deposit, in the amount of five million dollars ($5,000,000), is referred to herein as the “Purchase Price Adjustment Fund”. The balance of the Escrow Deposit is referred to herein as the “Indemnity Escrow Fund.” Escrow Agent shall hold the Purchase Price Adjustment Fund and the Indemnity Escrow Fund in segregated subaccounts.

(b) During the term of this Agreement, as set forth in Section 6.8 of the Purchase Agreement, the Partners’ Representatives or Sellers may be required to replenish all or a portion of the Escrow Deposit and, if that were to occur, Escrow Agent shall accept such additional funds into escrow and add them to the Escrow Deposit.

1.2 Investment of Escrow Deposit. Escrow Agent shall retain the Escrow Deposit subject to the terms and conditions hereof, and is empowered and directed, to invest such sum in one or more money market accounts, certificates of deposit issued by any U.S. chartered bank, direct obligations of the United States of America or obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, and such other investments as may be agreed upon by Purchasers and the Partners’ Representatives, in each case as Purchasers and the Partners’ Representatives shall direct in writing. If no instructions are received, the Escrow Deposit will be invested in the Wells Fargo Bank Money Market Demand Account (“MMDA”), or such similar or successor investment offered by Escrow Agent. Any investment direction from Purchasers and the Partners’ Representatives to Escrow Agent shall be in writing and shall be provided to Escrow Agent no later than 10:00 a.m. (Mountain time) on the day on which the investment is to be made. Any such direction received by Escrow Agent after 10:00 a.m. (Mountain time) or received on a non-business day, shall be deemed to have been given prior to 10:00 a.m. (Mountain time) on the next business day. Escrow Agent may make investments through its own investment department or that of its affiliates. Escrow Agent is authorized to liquidate any portion of the Escrow Deposit in accordance with its customary procedures to provide for payments required to be made under this Agreement.

1.3 Release of Liability. Purchasers and the Partners’ Representatives recognize and agree that Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of the Escrow Deposit or the purchase, sale, retention or other disposition of any investment permitted by Section 1.2 above. Purchasers and Partners’ Representatives understand that the amounts on deposit in the MMDA are currently insured up to a total of two hundred fifty thousand dollars ($250,000), per depositor, per insured bank (including principal and accrued interest) by the Federal Deposit Insurance Corporation (the “FDIC”), subject to the applicable rules and regulations of the FDIC. Purchasers and the Partners’ Representatives hereby release Escrow Agent from any liability for placing the Escrow Deposit in a single

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depository institution in which the Escrow Deposit exceeds the FDIC limits, or is uninsured by the FDIC. Escrow Agent is authorized to invest, sell or redeem any or all of such investments and to reinvest the proceeds of such sales or redemptions in similar investments, all upon written instructions signed by the Partners’ Representatives. Escrow Agent is further authorized to sell or redeem any or all of such investments without further instructions as may be necessary from time to time to pay in cash any amount to be paid pursuant to this Agreement. Notwithstanding any of the foregoing, none of the Escrow Deposit may ever be held in any investment which cannot be sold, redeemed or otherwise liquidated in thirty (30) days or less without loss or penalty. All amounts and investments (other than bearer instruments) comprising the Escrow Deposit shall be registered and held in the name of Escrow Agent as nominee, as escrow agent for Purchasers and the Partners’ Representatives. Escrow Agent shall not be liable for any depreciation in the value of any investment made pursuant to this Section 1.3 or for any loss arising from any such investment, including a loss resulting from the sale of an investment prior to its maturity date.

1.4 Escrow Deposit Statements. Escrow Agent shall send statements to each of the parties hereto on a monthly basis reflecting activity in the Escrow Deposit for the preceding month. Although Purchasers and the Partners’ Representatives each recognize that it may obtain a broker confirmation or other written statement containing comparable information at no additional cost, Purchasers and the Partners’ Representatives hereby agree that the confirmations of the Escrow Deposit’s investment in investments permitted by Section 1.2 above shall not be required to be issued by Escrow Agent for each month in which a monthly statement is rendered. No statement need be rendered for the Escrow Deposit if no activity occurred for such month.

ARTICLE II

DISBURSEMENT OF ESCROW DEPOSIT

2.1 Distributions from the Escrow Deposit.

(a) If Purchasers make a claim that they are entitled to a payment by virtue of (i) the Estimated Closing Amount exceeding the Final Equity Consideration pursuant to Section 1.3 of the Purchase Agreement, (a “Price Adjustment Claim”) (ii) a claim for indemnification pursuant to Article VII of the Purchase Agreement (an “Indemnification Claim”), or (iii) a claim for reimbursement from Sellers pursuant to Section 6.8 of the Purchase Agreement (a “Reimbursement Claim”), Purchasers shall deliver to Escrow Agent and the Partners’ Representatives simultaneously a written notice of such claim, which notice shall specify whether it is a Price Adjustment Claim, an Indemnification Claim or a Reimbursement Claim, contain the specifics for the claim and the amount of the claim and be in substantially the form attached hereto as Exhibit A (a “Purchaser Claim Notice”). Purchasers shall also submit to Escrow Agent evidence of their delivery of the Purchaser Claim Notice to the Partners’ Representatives. Any Purchaser Claim Notice with respect to a Price Adjustment Claim shall further state (x) that the claim equals the amount by which the Estimated Closing Amount exceeds the Final Equity Consideration, and (y) either that (A) the Dispute Period has expired and that the Partners’ Representatives have not delivered a Dispute Notice, or (B) all Disputes have been resolved by the parties to the Purchase Agreement or the Arbitrating Accountant (as the case may be). In any Price Adjustment Claim, Purchasers shall certify, in the Purchaser Claim Notice, that the terms Estimated Closing Amount, Dispute Period,

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Dispute Notice, Dispute and Final Equity Consideration, as used in the Purchaser Claim Notice, have the same meanings as are ascribed to such terms in the Purchase Agreement. The Partners’ Representatives shall have the right to object to a Purchaser Claim Notice only if the Partners’ Representatives deliver copies of their notice of their objection (a “Representative Objection Notice”) to Purchasers and Escrow Agent within (x) ten (10) business days after Escrow Agent’s receipt of the Purchaser Claim Notice, in the case of a Price Adjustment Claim, or (y) thirty (30) calendar days after Escrow Agent’s receipt of the Purchaser Claim Notice, in the case of an Indemnification Claim or Reimbursement Claim. Any Representative Objection Notice with respect to a Price Adjustment Claim must contain the Partners’ Representatives’ statement that the Dispute which was the subject of a Purchaser Claim Notice was not resolved in accordance with the specific provisions of the Purchase Agreement and be in substantially the form attached hereto as Exhibit B.

(b) If the Partners’ Representatives makes a claim that they are entitled to payment of the Purchase Price Adjustment Fund, the Partners’ Representatives shall deliver to Escrow Agent and Purchasers simultaneously a written notice of such claim in substantially the form attached hereto as Exhibit C (a “Representative Claim Notice”). The Partners’ Representatives shall also submit to Escrow Agent evidence of their delivery of the Representative Claim Notice to Purchasers. The Representative Claim Notice shall further state that (i) the Final Equity Consideration exceeds the Estimated Closing Amount, and (ii) either that (A) the Dispute Period has expired and that the Partners’ Representatives have not delivered a Dispute Notice, or (B) all Disputes have been resolved by the parties to the Purchase Agreement or the Arbitrating Accountant (as the case may be). In any Representative Claim Notice, the Partners’ Representatives shall certify that the terms Estimated Closing Amount, Dispute Period, Dispute Notice, Dispute and Final Equity Consideration have the same meanings as are ascribed to such terms in the Purchase Agreement. Purchasers shall have the right to object to a Representative Claim Notice only if Purchasers deliver copies of their notice of their objection (a “Purchaser Objection Notice”) to the Partners’ Representatives and Escrow Agent within ten (10) business days after Escrow Agent’s receipt of the Representative Claim Notice. Any Purchaser Objection Notice must contain Purchasers’ statement that the Dispute which was the subject of the Representative’s Claim Notice was not resolved in accordance with the specific provisions of the Purchase Agreement and be in substantially the form attached hereto as Exhibit D.

(c) In the case of a Price Adjustment Claim resulting from delivery of a Purchaser Claim Notice, that is not subject to a Representative Objection Notice, Escrow Agent shall pay to Purchasers, in cash, the amount set forth in the Purchaser Claim Notice (which amount shall not be limited to the Purchase Price Adjustment Fund), and shall pay the balance of the Purchase Price Adjustment Fund (if any) to the Partners’ Representatives. In the case of a Price Adjustment Claim resulting from the delivery of a Representative Claim Notice, that is not subject to a Purchaser Objection Notice, Escrow Agent shall pay to the Partners’ Representatives, in cash, an amount equal to the Purchase Price Adjustment Fund. In the event a Purchaser Claim Notice or a Representative Claim Notice is subject to a Representative Objection Notice or a Purchaser Objection Notice, respectively, the Escrow Agent shall distribute the Purchase Price Adjustment Fund in accordance with joint written instructions of the Purchasers and the Representatives or pursuant to a final and non-appealable determination of a court of competent jurisdiction.

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(d) In the case of an Indemnification Claim or a Reimbursement Claim, if Escrow Agent does not receive from the Partners’ Representatives a Representative Objection Notice within the required period, Escrow Agent shall pay the lesser of the amount set forth in the Purchaser Claim Notice and the amount of the Indemnity Escrow Fund, in cash, to Purchasers. If Escrow Agent receives a Representative Objection Notice within the required period, Escrow Agent shall pay to Purchasers any undisputed amounts in cash and proceed in accordance with Section 3.5 with respect to any disputed amount.

(e) If Escrow Agent has not received a Purchaser Claim Notice on or prior to the date that is eighteen months from the date hereof (the “Cutoff Date”), on the first business day following the Cutoff Date, Escrow Agent shall distribute the Indemnity Escrow Fund to the Partners’ Representatives. If Escrow Agent has received Purchaser Claim Notice(s) prior to the Cutoff Date, but in an aggregate amount less than the amount remaining in the Indemnity Escrow Fund, then, on the first business day following the Cutoff Date, Escrow Agent shall distribute to the Partners’ Representatives, an amount equal to the excess of the amount remaining in the Indemnity Escrow Fund over the aggregate amount claimed. If Escrow Agent has received Purchaser Claim Notice(s) prior to such date in an aggregate amount which exceeds the amount remaining in the Indemnity Escrow Fund, Escrow Agent shall not make any disbursement from the Escrow Deposit pursuant to this paragraph (e), unless or until Escrow Agent receives (i) a notice, jointly signed by Purchasers and the Partners’ Representatives, authorizing Escrow Agent to release the Escrow Deposit to a designated account or (ii) a final and non-appealable determination of a court of competent jurisdiction of any unresolved claims that are a subject to a Purchaser Claim Notice or Representative Claim Notice.

2.2 Disbursement of Interest. Interest earned on the Escrow Deposit shall not constitute a part of the Escrow Deposit. Accrued and credited interest in the Escrow Deposit shall be paid to the Partners’ Representatives within thirty (30) days after the end of each calendar quarter, and concurrently with the final disbursement from the Escrow Deposit. The parties agree that Escrow Agent does not have any interest in the Escrow Deposit, but is serving only as an escrow agent hereunder. All taxes in respect of earnings on the Escrow Deposit will be the obligation of and will be paid when due by the recipient of such earnings, who shall indemnify and hold Escrow Agent harmless from and against any liability arising from such taxes, including the failure to pay such taxes, provided however, that Escrow Agent shall be responsible for reporting any dividends, interest and other income earned to the Internal Revenue Service, provided further that Partners’ Representatives acknowledge that payments of any dividends, interest and other income earned on the Escrow Deposits will be subject to backup withholding penalties unless a properly completed Internal Revenue Service form W-8, or W-9 certification is submitted to Escrow Agent on behalf of the Partners’ Representatives.

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ARTICLE III

ESCROW AGENT

3.1 Compensation. The fees of Escrow Agent for serving hereunder are set forth on Exhibit E hereto. Such fees, and all reasonable expenses, disbursements and advances incurred or paid by Escrow Agent (including, without limitation, reasonable external attorneys’ fees) shall be paid fifty percent (50%) by the Partners’ Representatives and fifty percent (50%) by Purchasers. Such expenses shall be paid to Escrow Agent within ten (10) days following receipt by the Partners’ Representatives and Purchasers of a written request therefor.

3.2 Legal Counsel. If Escrow Agent is joined into any litigation involving the Escrow Deposit or this Agreement, Escrow Agent shall have the right to retain counsel and the Partners’ Representatives and Purchasers, severally but not jointly, agree to pay to Escrow Agent, on demand, the reasonable attorneys’ fees, and disbursements and expenses of such counsel, in connection with such litigation.

3.3 Resignation.

(a) Escrow Agent reserves the right to resign at any time, by giving written notice of resignation to the Partners’ Representatives and Purchasers specifying the effective date of such resignation; provided, however, that such effective date shall not be less than thirty (30) days from the giving of such notice. Within thirty (30) days after receiving such notice, the Partners’ Representatives and Purchasers shall appoint a successor Escrow Agent, which shall be a financial institution having capital, surplus and undivided profits of not less than one hundred million dollars ($100,000,000), to which Escrow Agent will distribute the property then held hereunder, less Escrow Agent’s costs and expenses. If a successor Escrow Agent has not been appointed or has not accepted such appointment by the end of the thirty (30)-day period, Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent, and the costs, expenses and reasonable attorneys’ fees which are incurred in connection with such a proceeding shall be paid equally by the Partners’ Representatives and Purchasers.

(b) Notwithstanding paragraph (a), Escrow Agent shall continue to serve as Escrow Agent hereunder until its successor accepts the escrow and receives the Escrow Deposit.

3.4 Merger or Consolidation of Escrow Agent. Any corporation or association into which Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which Escrow Agent is a party, shall be and become the successor escrow agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

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3.5 Concerning Escrow Agent.

(a) Escrow Agent undertakes to perform only such duties as are specifically set forth herein. Escrow Agent, acting or refraining from acting in good faith, shall not be liable for any mistake of fact or error in judgment by it or for any acts or omissions by it of any kind unless caused by willful misconduct or gross negligence, and shall be entitled to rely conclusively upon (i) any written notice, instrument or signature believed by it to be genuine and to have been signed or presented by the proper party or parties duly authorized in this Agreement or otherwise to do so, and (ii) the advice of counsel retained by it. The parties hereto shall severally, but not jointly, indemnify and hold Escrow Agent, its directors, employees, officers, agents, successors and assigns harmless for any damages, losses, claims, liabilities and expenses any of them incurs for acting or refraining from acting in good faith hereunder, which damages were not caused by willful misconduct or gross negligence. Escrow Agent is not responsible for, is not a party to, and is not bound by, any of the terms and/or conditions of the Purchase Agreement or any other agreement between the parties and may rely exclusively on the notices as set forth in Article II of this Agreement to satisfy its role as Escrow Agent;

(b) Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder;

(c) Escrow Agent shall not be liable for any consequential, punitive or special damages. Escrow Agent shall disburse funds only to the extent that funds have been deposited with it and, for greater certainty, shall not at any time have any duty to expend its own funds;

(d) Escrow Agent may consult with legal counsel at the expense of the Partners’ Representatives and Purchasers as to any matter relating to this Agreement, and Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel;

(e) Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent (including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of any wire or communication facility);

(f) Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement;

(g) in the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by Escrow Agent hereunder, Escrow Agent may, in its sole discretion, refrain from taking any action other than retaining possession of the Escrow Deposit, unless Escrow Agent receives written instructions, signed by the Partners’ Representatives and Purchasers, which eliminates such ambiguity or uncertainty;

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(h) the parties hereto other than Escrow Agent shall provide to Escrow Agent an incumbency certificate, in the form of Exhibit F hereto setting out the names and sample signatures of persons authorized to give instructions to Escrow Agent hereunder. Escrow Agent shall be entitled to rely on such certificate until a revised certificate is provided to it hereunder. Escrow Agent shall be entitled to refuse to act upon any instructions given by a party that are signed by any person other than a person described in the incumbency certificate provided to it pursuant to this Section 3.5(h);

(i) Escrow Agent shall be entitled to rely, and act upon, on any direction, order, instruction, notice or other communication provided to it hereunder which is sent to it by facsimile transmission; and

(j) Escrow Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, Escrow Agent reasonably determines that such act might cause it to be in non-compliance with any anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should Escrow Agent reasonably determine at any time that its acting under this Agreement has resulted in it being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on written notice to Purchasers and the Partners’ Representatives.

3.6 Controversies.

(a) As additional consideration for and as an inducement for Escrow Agent to act hereunder, it is understood and agreed that in the event of any disagreement between the Partners’ Representatives and Purchasers, or in the event any other person or entity claims an interest in the Escrow Deposit or any part thereof, and such disagreement or claim results in adverse claims and demands being made by them in connection with or for any part of the Escrow Deposit, Escrow Agent shall have the right, in the case of any other person or entity claiming an interest in the Escrow Deposit or any part thereof, to refuse to comply with the instructions or demands of the Partners’ Representatives, Purchasers or any such other person or entity, for so long as such disagreement or adverse claim shall continue. In such event, Escrow Agent shall not make delivery or other disposition of the Escrow Deposit. Anything herein to the contrary notwithstanding, Escrow Agent shall not be or become liable to the Partners’ Representatives, Purchasers, or any of them for the failure of Escrow Agent to comply with the conflicting or adverse demands of the Partners’ Representatives and Purchasers or of any other persons or entities claiming an interest in the Escrow Deposit or any part thereof. Escrow Agent shall have the right, in the case of any other person or entity claiming an interest in the Escrow Deposit or any part thereof, to refrain and refuse to deliver or otherwise dispose of the Escrow Deposit or any part thereof or to otherwise act hereunder, as stated above, unless and until (i) the rights of the parties and all other persons and entities claiming an interest in the Escrow Deposit or any part thereof, have been duly adjudicated in a court

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of law, or (ii) the Partners’ Representatives, Purchasers and such other persons and entities (as the case may be) have reached an agreement resolving their differences and have notified Escrow Agent in writing of such agreement and have provided Escrow Agent with indemnity satisfactory to it against any liability, claims or damages resulting from compliance by Escrow Agent with such agreement. In addition to the foregoing, Escrow Agent shall have the right to tender into the registry or custody of any court having jurisdiction, all (but not less than all) of the Escrow Deposit and/or to interplead the conflicting claims of the Partners’ Representatives and Purchasers. Upon any such tender, the parties hereto agree that Escrow Agent shall be discharged from all further duties under this Agreement; provided, however, that the filing of any such legal proceedings shall not deprive Escrow Agent of its compensation hereunder earned prior to such filing and discharge of Escrow Agent of its duties hereunder.

(b) Subject to Section 3.7, while any suit or legal proceeding arising out of or relating to this Agreement or the Escrow Deposit is pending, whether the same is initiated by Escrow Agent or others, Escrow Agent shall have the right (or, as provided in paragraph (a) of this Section 3.6, be obligated to) stop all further performance of this Agreement and instructions received hereunder until all differences shall have been resolved by agreement or until the rights of all parties shall have been fully and finally adjudicated by the court.

3.7 Discharge of Escrow Agent. Escrow Agent agrees that the Partners’ Representatives and Purchasers may, by mutual agreement at any time, remove Escrow Agent as escrow agent hereunder, and substitute a bank or trust company therefor, in which event, upon receipt of thirty (30) days’ prior written notice thereof and reimbursement by the Partners’ Representatives and Purchasers of Escrow Agent’s fees and expenses in accordance with Section 3.1 hereof, Escrow Agent shall deliver to such substituted escrow agent the Escrow Deposit held by it, and Escrow Agent shall thereafter be discharged from all liability hereunder.

3.8 Court Orders. If the Escrow Deposit shall be attached, garnished, or levied upon pursuant to any court order, or the delivery of the Escrow Deposit shall be stayed or enjoined by any court order, or any court order shall be made or entered into affecting the Escrow Deposit or any part thereof, Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with any court order so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in case Escrow Agent obeys or complies with any court order, it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance, notwithstanding the subsequent reversal, modification, annulment, setting aside or vacation of such court order.

ARTICLE IV

MISCELLANEOUS

4.1 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by PDF attachment to email, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand, by facsimile, by

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PDF attachment to email or by nationally recognized private courier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile or by PDF attachment to email, shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile or PDF attachment to email. All notices shall be addressed as follows:

If to the Partners’ Representatives:

c/o Mid Oaks Investments LLC

750 Lake Cook Road, Suite 440

Buffalo Grove, IL 60089

Attention: Wayne C. Kocourek

Fax: (847) 215-3421

Email: WKocourek@midoaks.com

and

c/o Gallagher Investments, LLC

1400 Wewatta Street, Suite 900

Denver, CO 80202

Attention: Charles P. Gallagher

Fax: (303) 595-7744

Email: cpg@gallagherenterprises.com

with a copy, which shall not constitute notice, to:

Greenberg Traurig, LLP

77 W. Wacker Dr., Suite 3100

Chicago, IL 60601

Attention: David W. Schoenberg

Fax: (312) 456-8400

Email: SchoenbergD@gtlaw.com

If to Purchasers:

Graham Packaging Company Inc.

2401 Pleasant Valley Road

York, PA 17402

Attention: Michael L. Korniczky, Vice President &

General Counsel

Fax: (717) 849-8541

Email: michael.korniczky@grahampackaging.com

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with copies, which shall not constitute notice, to:

The Blackstone Group

345 Park Avenue

New York, NY 10154

Attention: Angelo Acconcia

Fax: (212) 201-2874

Email: acconcia@blackstone.com

and

Brownstein Hyatt Farber Schreck, LLP

410 Seventh Street, Suite 2200

Denver, CO 80202

Attention: Kevin A. Cudney

Fax: (303) 223-0966

Email: kcudney@bhfs.com

If to Escrow Agent:

Wells Fargo Bank, N.A.

Corporate Trust & Escrow Services

MAC C7300-107

1700 Lincoln Street, 10th Floor

Denver, CO 80203-4500

Attention: Bruce F. Lewis

Fax: (303) 863-5645

Email: bruce.f.lewis@wellsfargo.com

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 4.1.

4.2 Termination of Agreement. This Agreement shall continue in force until the final distribution of all funds and investments held by Escrow Agent hereunder or until terminated by written notice signed by Purchasers and the Partners’ Representatives.

4.3 Expenses. Except as otherwise provided herein, each of Purchasers, on the one hand, and the Partners’ Representatives, on the other hand, shall be responsible for its own costs and expenses with respect to matters involving this Agreement.

4.4 Headings; Defined Terms. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the persons, firm or corporation may require in the context thereof. Capitalized terms used herein, but not otherwise defined shall have the respective meanings ascribed to such terms in the Purchase Agreement.

11

4.5 Severability. If any provision of this Agreement, or any covenant, obligation or agreement contained herein is determined by a court to be invalid or unenforceable, such determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if such invalid or unenforceable portion were not contained herein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement, shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

4.6 Construction. This Agreement shall be construed, and the rights and duties of the parties hereto determined, in accordance with the internal laws of the State of Delaware (without giving effect to any choice of law or conflict of law provision or rule).

4.7 Limitation of Remedy. Nothing contained in this Agreement shall limit or impair, or be construed to limit or impair, any right or remedy to which any party hereto may become entitled by virtue of any breach by any party under the terms and provisions of the Purchase Agreement.

4.8 Multiple Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or PDF e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. At the request of any party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto shall raise the use of a facsimile machine or PDF email to deliver a signature hereto or to any notice delivered hereunder, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or PDF email, as a defense to the formation of a contract, and each such party forever waives any such defense.

4.9 Assignability, Benefits, Amendments and Waivers. Except as explicitly provided herein, this Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. In addition to the remedies provided in this Agreement, any party may pursue any and all remedies now or hereafter existing at law or in equity.

4.10 Business Days. For the purposes of this Agreement, a business day shall be a day other than a Saturday, Sunday or other day in which banks in Denver, Colorado are required by law or permitted to close.

12

4.11 Partners’ Representatives. All actions, omissions, notices, communications and determinations by or on behalf of each Seller shall be given or made by Partners’ Representatives, and all such actions, omissions, notices, communications and determinations by the Partners’ Representatives pursuant to or with respect to any provision of this Agreement shall be conclusively deemed to have been authorized by, and shall be binding upon and made on behalf of each Seller, when signed by both Wayne C. Kocourek and Charles P. Gallagher, in their capacity as Partners’ Representatives or as otherwise provided in the Purchase Agreement. Purchasers and Escrow Agent shall be entitled to rely on any action or decision of the Partners’ Representatives as the act, omission, notice, communication or determination of such Seller.

*        *        *         *        *

13

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first above written.

PARTNERS’ REPRESENTATIVES:

Wayne C. Kocourek

Charles P. Gallagher

PURCHASERS:

STOCK PURCHASER:

By:
Its:

LP PURCHASER:

By:
Its:

ESCROW AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

14

Exhibit A

Purchaser Claim Notice

To:	Wells Fargo Bank, N.A. (“Escrow Agent”)

From:	and (collectively, “Purchasers”)

RE:	Escrow Agreement, dated , 2010 (the “Escrow Agreement”), by and among Escrow Agent, Purchasers and Charles P. Gallagher and Wayne C. Kocourek, as Partners’ Representatives

This Purchaser Claim Notice is delivered to you pursuant to Section 2.1(a)[(i)/(ii)/(iii)] of the Escrow Agreement. Capitalized terms used herein but not defined herein have the meaning assigned such terms in the Escrow Agreement. Please be advised that you are hereby requested to pay to the undersigned a total of $             of the [Purchase Price Adjustment Fund/Indemnity Escrow Fund] as follows:

[Add wire transfer instructions]

Purchasers are entitled to the amount specified above based on the following:

[In any Purchaser Claim Notice made pursuant to Section 2.1(a)(i) of the Escrow Agreement, include: (1) “The claim made in this Purchaser Claim Notice equals the amount by which the Estimated Closing Amount exceeds the Final Equity Consideration, and” (2) either (A) “the Dispute Period has expired and the Partners’ Representatives has not delivered a Dispute Notice.” or (B) “all Disputes have been resolved by the parties to the Purchase Agreement or the Arbitrating Accountant.” and (3) “Purchasers certify that the terms “Estimated Closing Amount,” “Dispute Period,” “Dispute Notice,” “Dispute” and “Final Equity Consideration,” as used in this Purchaser Claim Notice, have the same meanings as are ascribed to such terms in the Purchase Agreement.”]

The undersigned have sent a copy of this Purchaser Claim Notice to the Partners’ Representatives and have attached evidence to that effect hereto.

IN WITNESS WHEREOF, the undersigned have executed this Purchaser Claim Notice as of                      20    .

, LLC		, LLC

By:		By:
	Name:		Name:
	Title:		Title:

A-1

Exhibit B

Representative Objection Notice

To:	Wells Fargo Bank, N.A. (“Escrow Agent”)

From:	Charles P. Gallagher and Wayne C. Kocourek, in their capacity as Partners’ Representatives (collectively, the “Partners’ Representatives”)

RE:	Escrow Agreement, dated , 2010 (the “Escrow Agreement”), by and among Escrow Agent, , (collectively, “Purchasers”) and the Partners’ Representatives

This Representative Objection Notice is delivered to you pursuant to Section 2.1(a) of the Escrow Agreement. Capitalized terms used herein but not defined herein have the meaning assigned such terms in the Escrow Agreement.

On                     , 20    , the Partners’ Representatives received a copy of a Purchaser Claim Notice, dated                     , 20    , from Purchasers. The Partners’ Representatives object to an amount of $             claimed in the Purchaser Claim Notice on the following grounds:

.

[In any Representative Objection Notice regarding a Price Adjustment Claim, include: “The Dispute which was the subject of the Purchaser Claim Notice was not resolved in accordance with the specific provisions of the Purchase Agreement”]

The undersigned have sent a copy of this Representative Objection Notice to Purchasers and have attached evidence to that effect hereto.

IN WITNESS WHEREOF, the undersigned have executed this Representative Objection Notice as of                     , 20    .

Charles P. Gallagher, as a Partners’ Representative	Wayne C. Kocourek, as a Partners’ Representative

B-1

Exhibit C

Representative Claim Notice

To:	Wells Fargo Bank, N.A. (“Escrow Agent”)

From:	Charles P. Gallagher and Wayne C. Kocourek, in their capacity as Partners’ Representatives (collectively, the “Partners’ Representatives”)

RE:	Escrow Agreement, dated , 2010 (the “Escrow Agreement”), by and among Escrow Agent, , (collectively, “Purchasers”) and the Partners’ Representatives

This Representative Claim Notice is delivered to you pursuant to Section 2.1(b) of the Escrow Agreement. Capitalized terms used herein but not defined herein have the meaning assigned such terms in the Escrow Agreement.

Please be advised that you are hereby requested to pay to the undersigned a total of $             of the [Purchase Price Adjustment Fund/Indemnity Escrow Fund] as follows:

[Add wire transfer instructions]

[Include: (1) “The Final Equity Consideration exceeds the Estimated Closing Amount and” (2) either (A) “the Dispute Period has expired and the undersigned have not delivered a Dispute Notice.” or (B) “all Disputes have been resolved by the parties to the Purchase Agreement or the Arbitrating Accountant.” and (3) “The terms “Estimated Closing Amount,” “Dispute Period,” “Dispute Notice,” “Dispute” and “Final Equity Consideration,” as used in this Representative Claim Notice, have the same meanings as are ascribed to such terms in the Purchase Agreement.”]

The undersigned have sent a copy of Representative Claim Notice to Purchasers and have attached evidence to that effect hereto.

IN WITNESS WHEREOF, the undersigned have executed this Representative Claim Notice as of                     , 20    .

Charles P. Gallagher, as a Partners’ Representative	Wayne C. Kocourek, as a Partners’ Representative

C-1

Exhibit D

Purchaser Objection Notice

To:	Wells Fargo Bank, N.A. (“Escrow Agent”)

From:	and (collectively, “Purchasers”)

RE:	Escrow Agreement, dated , 2010 (the “Escrow Agreement”), by and among Escrow Agent, Purchasers and Charles P. Gallagher and Wayne C. Kocourek, as Partners’ Representatives

This Purchaser Objection Notice is delivered to you pursuant to Section 2.1(b) of the Escrow Agreement. Capitalized terms used herein but not defined herein have the meaning assigned such terms in the Escrow Agreement.

On                  , 20    , Purchasers received a copy of a Representative Claim Notice, dated                  , 20    , from the Partners’ Representatives. Purchasers object to an amount of $             claimed in the Representative Claim Notice because the Dispute which was the subject of the Representative’s Claim Notice was not resolved in accordance with the specific provisions of the Purchase Agreement.

The undersigned have sent a copy of this Purchaser Objection Notice to the Partners’ Representatives and have attached evidence to that effect hereto.

IN WITNESS WHEREOF, the undersigned have executed this Purchaser Objection Notice as of                  , 20    .

, LLC		, LLC

By:		By:
	Name:		Name:
	Title:		Title:

D-1

Exhibit E

Escrow Agent Fees

WELLS FARGO BANK, N.A.

Schedule of Fees for Services as

Escrow Agent

Liquid Container/Graham Packaging

ACCEPTANCE FEE:	$500.00

A one-time charge covering review and negotiation of documents with various parties to the agreement(s) and account(s) set up. Payable upon execution of final agreement. Assumes customary Escrow Agent duties under the final agreement. Our acceptance of the appointment of Escrow Agent is subject to the terms of the final agreement and our duties and responsibilities therein.

ADMINISTRATION FEE:	$2,000.00

Compensates Wells Fargo Bank for normal Escrow Agent administrative duties including daily routine account management, monitoring of claim notices; disbursement of funds in accordance with the agreement; investment of funds on deposit in Bank sweep funds. Payable at closing and annually thereafter on each anniversary of execution of the agreement; not prorated in the case of early termination.

OUT-OF-POCKET EXPENSE:	at cost

Wells Fargo Bank reserves the right to bill at cost for out-of-pocket expenses such as express mail, wire charges or additional postage, if deemed excessive. Fees for extraordinary service, such as amendments to the documents or default administration, will be billed at our then-current rate. Fees are subject to periodic review and adjustment

NOTE: The transaction underlying this proposal, and all related legal documentation, is subject to review and acceptance by Wells Fargo Bank in accordance with industry standards. Should the actual transaction materially differ from the assumptions used herein, Wells Fargo Bank reserves the right to modify this proposal. This fee schedule is specifically based on the assumption that all funds are invested in the Wells Fargo Money Market Demand Account; if invested otherwise, we reserve the right to adjust this fee. Acceptance of the appointment as Escrow Agent is subject to the receipt of requested Due Diligence information on each of the signing parties to the agreement as required by the USA Patriot Act. All funds will be received from or distributed to a domestic or an approved foreign entity. If the account does not open within three (3) months of the date shown below, this fee proposal will be deemed to be null and void.

E-1

Exhibit F

Form of Incumbency Certificate

The specimen signatures below are the specimen signatures of the individuals who have been designated as authorized representatives of                     , in its capacity as                      and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B is attached, on behalf of                     , in its capacity as                     .

Printed Name and Title	Specimen Signature

F-1

EXHIBIT C

GUARANTY

In consideration of the execution by the Sellers, the Company, Billy Williams, Gallagher and Kocourek of the Agreement (as defined below), the undersigned does hereby guarantee full and prompt payment and performance of the obligations of Purchasers as set forth in the Agreement and in the other documents executed by Purchasers in connection therewith (the “Transaction Documents”), subject in each case to the limitations set forth in the Agreement (which obligations are referred to herein as the “Obligations”), in each case as if the Obligations were direct and primary obligations of the undersigned. For purposes of this Guaranty, the term “Agreement” means the Stock and Unit Purchase Agreement, dated as of the date hereof, made by and among (i) the Company, (ii) each of the stockholders of (w) Liquid Container Inc., a Delaware corporation, (x) CPG-L Holdings Inc., a Delaware corporation, and (y) WCK-L Holdings Inc., a Delaware corporation, each and all of whom are listed on the Stockholder and Partner List, attached to the Agreement as Exhibit A, (iii) each of the limited partners of the Company, each and all of whom are listed on the Stockholder and Partner List, attached to the Agreement as Exhibit A, (iv) Graham Packaging Acquisition Corp., a Delaware corporation, or an Affiliate thereof, as LP Purchaser, and (v) Graham Packaging Acquisition Corp., a Delaware corporation, or its wholly owned Affiliate, as Stock Purchaser. The guaranty evidenced hereby is a guaranty of payment and performance and not a guaranty of collection. The undersigned further agrees to pay the expenses and costs (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Sellers and the Company in connection with any action, suit or proceeding brought or maintained against the undersigned to enforce this Guaranty.

The undersigned hereby agrees that, except as hereinafter provided, its obligations under this Guaranty shall be unconditional, irrespective of (a) any change in the time, manner or place of payment, time or manner of performance or any other term of the Obligations, or (b) any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor, other than payment or satisfaction of the Obligations in full.

Except as required or permitted pursuant to the terms of the Agreement, the undersigned hereby waives diligence, presentment, demand for performance or payment, filing of claims with a court in the event of receivership or bankruptcy of Purchasers (or either of them), notice of nonperformance, protest or notice of protest, and notice of dishonor or acceptance with respect to the Obligations, and all demands whatsoever (and, except as provided in the first paragraph hereof, the undersigned shall not require that demands be made on Purchasers as a condition precedent to the undersigned’s obligations hereunder), and covenants that this Guaranty will not be discharged except by complete performance of the Obligations and any other obligations contained herein.

The Sellers and the Company are hereby authorized, without notice or demand and without affecting the liability of the undersigned hereunder, to, from time to time: (a) extend the time for payment of the Obligations, (b) accept partial payments on the Obligations and (c) settle, release, compromise, collect or otherwise liquidate the Obligations, in any manner, without affecting or impairing the obligations of the undersigned hereunder, provided that any such settlement, release, compromise, collection or liquidation shall reduce the Obligations pro tanto.

The undersigned consents and agrees that neither the Sellers nor the Company shall be under any obligation to marshal any assets in favor of the undersigned or against or in payment of any or all of the Obligations. The undersigned further agrees that, to the extent that Purchasers (or either of them) makes a payment or payments on account of the Obligations, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to Purchasers (or either of them), their respective estates, trustees or receiver or any other party, including, without limitation, the undersigned, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligation or the part thereof that has been paid, reduced or satisfied by such amount, and the undersigned’s obligations under this Guaranty with respect thereto, shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

The failure in any one or more instances of a party to the Agreement or the Transaction Documents contemplated thereby to insist upon performance of any one of the terms, covenants or conditions thereof, to exercise any right or privilege conferred therein, or the waiver by said party of any breach of any of the terms, covenants or conditions thereof, shall not be construed as a subsequent waiver of any of such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

This Guaranty shall be binding upon the undersigned and upon the successors and assigns of the undersigned and shall inure to the benefit of the Sellers, the Company, and their respective successors, legal representatives and permitted assigns. All references herein to Purchasers shall be deemed to include their respective successors and assigns (who shall include, without limitation, a receiver, trustee or debtor in possession of or for Purchasers). All references to the singular shall be deemed to include the plural where the context so requires. Nothing in this Guaranty, express or implied, is intended to confer on any person other than the undersigned and the parties to the Agreement and the Transaction Documents, and their respective successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Guaranty.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the undersigned agrees that this Guaranty shall be governed by and construed in all respects in accordance with the internal laws of the State of Delaware. The undersigned irrevocably agrees that any legal action or proceeding arising out of or relating to this Guaranty or for the recognition and enforcement of any judgment in respect hereof brought by the Sellers or their respective successors or assigns may be brought and determined in the Chancery Court of the State of Delaware; provided, however, that if (and only after) such court determines that it lacks subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the federal courts of the United States located in the State of Delaware; provided, further, that if (and only after) both the Chancery Court of the State of Delaware and the federal courts of the United States located in the State of Delaware determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the United States District Court for the Southern District of New York. The undersigned hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Guaranty. The undersigned hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Guaranty or the transaction contemplated hereby (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Guaranty, or the subject matter hereof, may not be enforced in or by such courts.

This Guaranty shall continue until all of the terms, covenants and conditions of the Agreement and the other documents contemplated thereby have been fully performed by Purchasers.

Unless otherwise specifically defined herein, each capitalized term used herein that is defined in the Agreement has the meaning assigned to such term in the Agreement.

Dated as of August 9, 2010

GRAHAM PACKAGING COMPANY INC.

By:
President

EXHIBIT D

MATERIAL CONSENTS

1. Lease, dated March 17, 2000, as amended on June 29, 2007, between Lagrou Distribution System, Inc. and the Company.

2. Standard Industrial Lease, dated July 15, 1994, as amended May 12, 1999, as amended December 29, 2003, as further amended July 14, 2006, between WCB Properties Limited Partnership and the Company, for the property located at: 1445 Northwest Avenue, West Chicago, Illinois 60185.

3. Industrial Complex Lease, dated August 24, 2004, as amended September 23, 2004, as further amended June 29, 2009, between Rancho Cucamonga II, Inc. and the Company, for the property located at: 11555 Arrow Road, Suite 107, Building C, Rancho Cucamonga, California 91730.

4. Multi-Tenant Industrial Net Lease, dated April 1, 1998, between American National Insurance Company, as assignee of JDI Racine Limited Partnership and Shoemaker Properties, L.L.C., and the Company.

5. Personal Property Lease Agreement, dated December 31, 2009, between The Industrial Development Board of the City of Memphis and County of Shelby, Tennessee and the Company (as relating to the PILOT program for the property at 4901 Southridge, Memphis, Tennessee 38141).

6. Industrial Lease Agreement dated November 1, 2006, Amendment to Lease dated December 31, 2006 and Lease Amendment and Renewal Agreement dated September 29, 2009.

7. Supply Agreement between Ross Products Division, Abbott Laboratories and LC dated January 1, 2008 as amended by the Amendment dated November 20, 2009.

8. Supply Agreement for one hundred percent (100%) requirement of Wesson Bottles between ConAgra Foods, Inc. and LC dated November 2, 2006 as amended by the First Amendment to Supply Agreement dated November 3, 2008.

9. Contractual Agreement between Ventura Foods, LLC and LC dated April 16, 2007.

10. Contractual Agreement between LC and Ventura Foods, LLC dated April 24, 2008.

11. Purchase Agreement, effective July 1, 2010, between Bay Valley Foods, LLC and the Company.